Filed pursuant to Rule 424(b)(5)
Registration No. 333-180097

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 8, 2012)

$40,000,000

Gevo, Inc.

7.5% Convertible Senior Notes due 2022

We are offering $40,000,000 aggregate principal amount of our 7.5% Convertible Senior Notes due 2022 (the “notes”). We will pay 7.5% interest per annum on the principal amount of the notes, payable in cash semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2013, to holders of record at the close of business on the preceding December 15 and June 15, respectively. The notes will mature on July 1, 2022, unless earlier repurchased, converted or redeemed.

The notes are convertible into shares of our common stock any time prior to the close of business on the third business day immediately preceding the maturity date. The initial conversion rate for the notes will be 175.6697 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $5.69 per share), subject to adjustment as described in this prospectus supplement. In addition, if a “make-whole fundamental change” (as defined in this prospectus supplement) occurs prior to July 1, 2017, we will in some cases increase the conversion rate by a number of additional shares for holders that elect to convert their notes in connection with such make-whole fundamental change. If you elect to convert some or all of your notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “Description of notes—Conversion Rights,” you will receive a coupon make-whole payment for the notes being converted. We may pay any coupon make-whole payments either in cash or in our common stock, at our election.

On July 1, 2017, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. Beginning July 1, 2015, we may redeem for cash all or part of the notes if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 150% of the conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. If a fundamental change occurs, holders may require us to repurchase all or a portion of their notes at a cash repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Beginning July 1, 2017, we may redeem for cash all or part of the notes, at any time, and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

The notes will be our general senior unsecured obligations, ranking equally in right of payment with our future senior unsecured indebtedness, if any, and senior in right of payment to our future subordinated debt, if any. The notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes also will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of any of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our common stock is traded on the NASDAQ Global Market under the symbol “GEVO.” On June 28, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $4.95 per share.

Concurrently with this offering of notes, we are offering 12,500,000 shares of our common stock (or a total of 14,375,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase up to an additional 1,875,000 shares of common stock) pursuant to a separate prospectus supplement. This notes offering is not contingent upon the concurrent common stock offering, and the concurrent common stock offering is not contingent upon this notes offering.

Investing in our notes involves a high degree of risk. Before buying any notes, you should review carefully the risks and uncertainties described under the heading “Risk factors” beginning on page S-21 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER NOTE	TOTAL
Public Offering Price	100%	$40,000,000
Underwriting Discount(1)	6%	$2,400,000
Proceeds, before expenses, to Gevo, Inc.	94%	$37,600,000

(1)	We have also agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them. See “Underwriting” for more information on expense reimbursement.

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, which is expected to be July 5, 2012.

We have granted the underwriters an option to purchase up to an additional $5,000,000 in principal amount of the notes at the public offering price, less underwriting discounts and commissions payable by us, within 30 days of the date of this prospectus supplement, to cover over-allotments, if any. If the underwriters exercise their option in full, the total underwriting discount will be $2,700,000 and our total proceeds, before expenses, will be $42,300,000. We expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about July 5, 2012.

Joint Book-Running Managers

UBS Investment Bank	Piper Jaffray

Prospectus Supplement dated June 29, 2012.

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or the date of any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company,” “we,” “us,” “our,” and “Gevo” refer to Gevo, Inc., a Delaware corporation, and its consolidated subsidiaries.

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Conventions that apply to this prospectus supplement

This prospectus supplement and the accompanying prospectus contain estimates and other information concerning our target markets that are based on industry publications, surveys and forecasts, including those generated by SRI Consulting, a division of Access Intelligence, LLC, Chemical Market Associates, Inc., the U.S. Energy Information Association (the “EIA”), the International Energy Agency (the “IEA”), the Renewable Fuels Association (the “RFA”), and Nexant, Inc. (“Nexant”). Certain target market sizes presented in this prospectus supplement have been calculated by us (as further described below) based on such information. This information involves a number of assumptions and limitations and you are cautioned not to give undue weight to this information. Please read the section of this prospectus supplement entitled “Cautionary statement regarding forward-looking statements.” The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk factors” beginning on page S-21. These and other factors could cause actual results to differ materially from those expressed in these publications, surveys and forecasts.

With respect to calculation of product market volumes:

➢

product market volumes are provided solely to show the magnitude of the potential markets for isobutanol and the products derived from it. They are not intended to be projections of our actual isobutanol production or sales;

➢	product market volume calculations for fuels markets are based on data available for the year 2009 (the most current data available from the IEA);

➢	product market volume calculations for chemicals markets are based on data available for the year 2011 (the most current data available from Nexant); and

➢	volume data with respect to target market sizes is derived from data included in various industry publications, surveys and forecasts generated by the EIA, the IEA and Nexant.

We have converted these market sizes into volumes of isobutanol as follows:

➢	we calculated the size of the market for isobutanol as a gasoline blendstock and oxygenate by multiplying the world gasoline market volume by an estimated 12.5% by volume isobutanol blend ratio;

➢	we calculated the size of the specialty chemicals markets by substituting volumes of isobutanol equivalent to the volume of products currently used to serve these markets;

➢

we calculated the size of the petrochemicals and hydrocarbon fuels markets by calculating the amount of isobutanol that, if converted into the target products at theoretical yield, would be needed to fully serve these markets (in substitution for the volume of products currently used to serve these markets); and

➢	for consistency in measurement, where necessary, we converted all market sizes into gallons.

Conversion into gallons for the fuels markets is based upon fuel densities identified by Air BP Ltd. and the American Petroleum Institute.

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Prospectus supplement summary

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See the “Risk factors” section of this prospectus supplement beginning on page S-21 for a discussion of the risks involved in investing in our securities.

GEVO, INC.

Our Business

We are a renewable chemicals and next generation biofuels company. Our overall strategy is to commercialize bio-based alternatives to petroleum-based products using a combination of synthetic biology and chemical technology. In order to implement this strategy, we are taking a building block approach. Initially, we intend to produce and sell isobutanol from renewable feedstocks. Isobutanol is a four carbon alcohol that can be sold directly for use as a specialty chemical in the production of solvents, paints, and coatings or as a value-added fuel blendstock. Isobutanol can also be converted into butenes using straightforward dehydration chemistry deployed in the refining and petrochemicals industries today. The convertibility of isobutanol into butenes is important because butenes are primary hydrocarbon building blocks used in the production of lubricants, rubber, plastics, fibers, other polymers and hydrocarbon fuels. We believe that the products derived from isobutanol have potential applications in approximately 40% of the global petrochemicals market, representing a potential market for isobutanol of approximately 70 billion gallons per year (“BGPY”), and substantially all of the global hydrocarbon fuels market, representing a potential market for isobutanol of approximately 900 BGPY. When combined with a potential specialty chemical market for isobutanol of approximately 1.1 BGPY, and a potential fuel blendstock market for isobutanol of approximately 40 BGPY, we believe that the potential global market for isobutanol is greater than 1,000 BGPY.

We believe that products derived from our isobutanol will be drop-in products, which means that our customers will be able to replace petroleum-based intermediate products with isobutanol-based intermediate products without modification to their equipment or production processes. The final products produced from our isobutanol-based intermediate products will be chemically and visually identical to those produced from petroleum-based intermediate products, except that they will contain carbon from renewable sources. Customer interest in our isobutanol is primarily driven by our cost-efficient production route and our isobutanol’s potential to serve as a cost-effective, environmentally sensitive alternative to the petroleum-based intermediate products that they currently use. We believe that at every step of the value chain, renewable products that are chemically identical to the incumbent petrochemical products will have lower market adoption hurdles because the infrastructure and applications for such products already exist. In addition, we believe that products made from bio-based isobutanol will be subject to less cost volatility than the petroleum-based products in use today.

In order to produce and sell isobutanol made from renewable sources, we have developed the Gevo Integrated Fermentation Technology® (“GIFT®”), an integrated technology platform for the efficient production and separation of isobutanol. GIFT® consists of two components, proprietary biocatalysts, which convert sugars derived from multiple renewable feedstocks into isobutanol through fermentation, and a proprietary separation unit, which is designed to continuously separate isobutanol from water during the fermentation process. We developed our technology platform to be compatible with the existing approximately 23 BGPY of global operating ethanol production capacity, as estimated by the RFA. GIFT® is designed to allow relatively low capital expenditure retrofits of existing ethanol facilities, enabling a rapid and cost-efficient route to isobutanol production from the fermentation of renewable feedstocks. We believe that our cost-efficient production route will enable rapid deployment of our technology platform and allow our isobutanol and the products produced from it to be economically competitive with many of the petroleum-based products used in the chemicals and fuels markets today.

We expect that the combination of our efficient proprietary technology, our marketing focus on providing drop-in substitutes for incumbent petrochemical products and our relatively low capital investment retrofit approach will mitigate many of the historical issues associated with the commercialization of renewable chemicals and fuels.

Direct Use Markets

Without modification, isobutanol has applications in the specialty chemical and gasoline blendstock markets. Since our potential customers in these markets would not be required to develop any additional infrastructure to use our isobutanol, we believe that selling into these markets will result in a relatively low risk profile and produce attractive margins.

Specialty Chemicals

➢

Isobutanol has direct applications as a specialty chemical. High-purity and chemical-grade isobutanol can be used as a solvent and chemical intermediate. We plan to produce high-purity and chemical-grade isobutanol that can be used in the existing butanol markets as a cost-effective, environmentally sensitive alternative to petroleum-based products.

➢

We believe that our cost-efficient production route will allow for significant expansion of the historical isobutanol markets within existing butanol markets through displacing n-butanol, a related compound to isobutanol that is currently sold into butanol markets.

➢	We estimate the total addressable worldwide market for isobutanol as a specialty chemical to be approximately 1.1 BGPY, or approximately $6.7 billion annually.

Gasoline Blendstocks

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Isobutanol has direct applications as a gasoline blendstock. Fuel-grade isobutanol may be used as a high energy content, low Reid Vapor Pressure, gasoline blendstock and oxygenate. Based on isobutanol’s low water solubility, in contrast with ethanol, we believe that isobutanol will be compatible with existing refinery infrastructure, allowing for blending at the refinery rather than blending at the terminal.

➢

Based on isobutanol’s high energy content and low water solubility, as well as testing completed by the National Marine Manufacturers Association, the Outdoor Power Equipment Institute and Briggs & Stratton, we believe that isobutanol has direct applications as a blendstock in high value specialty fuels markets serving marine, small engine and sports vehicle markets.

➢	We estimate the total addressable worldwide market for isobutanol as a gasoline blendstock to be approximately 40 BGPY, or approximately $100 billion annually.

Butene and Hydrocarbon Markets

Beyond direct use as a specialty chemical and fuel blendstock, isobutanol can be converted into butenes, para-xylene (“PX”), and many hydrocarbon fuels and specialty blendstocks, offering substantial potential for additional demand.

Butenes

➢

Isobutanol can be dehydrated to produce butenes, which have many industrial uses in the production of plastics, fibers, rubber and other polymers. The straightforward conversion of isobutanol into butenes is a fundamentally important process that enables isobutanol to be used as a building block chemical in multiple markets.

➢

Traditionally, butenes have been produced as co-products from the process of cracking naptha in the production of ethylene. Reported reductions in the use of naptha as the feedstock for the production of ethylene have changed the projected menu of co-products, resulting in a projected reduction in the volume of available butenes. This structural shift in feedstocks increases the potential market opportunity for our isobutanol in the production of butenes.

➢	Chemical-grade isobutanol can be sold to isobutylene and n-butene (butenes) chemicals users for conversion into lubricants, methyl methacrylate and rubber applications.

➢	We estimate the total addressable worldwide market for butenes to be approximately 2.3 BGPY, or approximately $8.1 billion annually.

Para-xylene and Polyethylene Terephthalate

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Isobutanol can be used to produce PX and its derivatives, including polyesters, which are used in the beverage and food packaging and fibers markets. PX is a key raw material in polyethylene terephthalate (“PET”) production.

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In June 2011, we announced that we had successfully produced fully renewable and recyclable PET in cooperation with Toray Industries, Inc. (“Toray Industries”). Working directly with Toray Industries, we employed prototypes of commercial operations from the petrochemical and refining industries to make PX from isobutanol. Toray Industries used our bio-PX and commercially available renewable mono ethylene glycol to produce fully renewable PET films and fibers. Additionally, on June 1, 2012, we entered into a definitive agreement with Toray Industries for the joint development of an integrated supply chain for the production of bio-PET. Toray Industries is a large PET resin, film and fiber manufacturing company interested in offering its customers, some of whom are multinational brandowners, a bio-based alternative.

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We have also entered into an agreement with The Coca-Cola Company (“Coca-Cola”) to create renewable PET from our isobutanol, seeking to accelerate the development of Coca-Cola’s second-generation PlantBottle™ packaging made from 100% plant-based materials. Our objective under the agreement is to take our technology from laboratory-scale to commercial-scale and support Coca-Cola’s efforts to lead the beverage industry away from fossil fuel-based packaging by offering an alternative made completely from renewable raw materials.

➢	We estimate the global market for PET to be approximately 50 million metric tons, or approximately $100 billion annually, of which approximately 30% will be used for plastic bottles.

Jet Fuel

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We have demonstrated the conversion of our isobutanol into a renewable jet fuel blendstock, which meets current ASTM International (“ASTM”) and U.S. military synthetic jet fuel blendstock performance and purity requirements. We are working to obtain an ASTM standard specification for the use of such jet fuel blendstock in commercial aviation. We have already presented positive test results from fit-for-purpose testing of our ‘alcohol-to-jet’ fuel (“ATJ”) to ASTM’s ‘alcohol-to-jet’ task force. Full certification of our ATJ is expected in 2013.

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We have been awarded a contract by the Defense Logistics Agency (“DLA”) to supply ATJ to the U.S. Air Force (the “USAF”). The contract calls for us to supply the USAF with up to 11,000 gallons of ATJ, which will be used to support engine testing and a feasibility flight demonstration using an A-10 aircraft. The ATJ is shipped to Wright-Patterson Air Force Base, where the USAF will finish laboratory testing and begin engine testing. The ATJ is being produced from isobutanol at our hydrocarbon processing demonstration plant near Houston, Texas, in partnership with South Hampton Resources, Inc. (“South Hampton Resources”). We shipped initial quantities of ATJ to the USAF in December 2011 and have since shipped over 10,000 gallons of ATJ to the USAF. We expect the feasibility flight demonstration will occur by the end of June 2012.

➢	Commercial airlines are also currently looking to form strategic alliances with biofuels companies to meet their fuel supply demands.

➢	We estimate the global market for ATJ to be approximately 75 BGPY, or approximately $200 billion annually.

Other Hydrocarbon Fuels

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Diesel fuel, gasoline, isooctane, isooctene and bunker fuel may also be produced from our isobutanol. In our laboratories, we have demonstrated the conversion of isobutanol to isooctane and renewable gasoline. We have also converted isobutanol to kerosene with properties that we expect may be fit for diesel blending applications.

Our Retrofit Strategy

We plan to commercialize our isobutanol through a strategy of retrofitting existing ethanol production facilities to produce isobutanol. This approach allows us to project substantially lower capital outlays and a faster commercial deployment schedule than would be associated with the construction of new plants. We developed our technology platform to be compatible with the existing approximately 23 BGPY of global operating ethanol production capacity and we believe that this retrofit approach will allow us to rapidly expand our isobutanol production capacity in response to customer demand. Additionally, the ability of GIFT® to convert sugars from multiple renewable feedstocks into isobutanol will enable us to leverage the abundant domestic sources of low cost grain feedstocks (e.g., corn) currently used for ethanol production and will potentially enable the expansion of our production capacity into international markets that use sugar cane or other feedstocks that are prevalent outside of the U.S.

We believe that our isobutanol not only offers a compelling value proposition to customers in the chemicals and fuels markets, but should also provide current ethanol plant owners with an opportunity to increase their operating margins through the retrofit of their existing facilities in joint venture settings. In addition, we plan to sell our isobutanol primarily under long-term off-take agreements, such as our agreement with Sasol Chemical Industries, acting through its Sasol Solvents Division (“Sasol”). This approach, which is a departure from the traditional model for ethanol sales, is expected to enhance operating margin stability by incorporating minimum volume amounts and pricing terms that adjust based on feedstock costs, thus improving the overall business model for existing ethanol plant owners. Ethanol is often sold under marketing agreements that do not include volume requirements or pricing formulas that adjust based on feedstock costs, which can result in volatile operating margins that are a significant operational challenge for current ethanol plant owners.

Through our exclusive alliance with ICM, Inc. (“ICM”), a leading engineering firm that has designed over 50% of current U.S. operating ethanol production capacity, which the RFA estimates to be over 13 BGPY, we are developing our retrofit equipment package and have successfully demonstrated the production of isobutanol via the retrofit of a one million gallon per year (“MGPY”) ethanol demonstration facility in St. Joseph, Missouri. We plan to secure access to existing ethanol production facilities through joint ventures, tolling partnerships and direct acquisitions. As we establish our retrofit strategy, we may consider licensing our technology and engineering package to expand overall access to production capacity. We will then work with ICM to deploy GIFT® through retrofit of these production facilities.

In September 2010, we acquired a 22 MGPY ethanol production facility in Luverne, Minnesota (the “Agri-Energy Facility”). In partnership with ICM, we commenced the retrofit of the Agri-Energy Facility in 2011, and commenced start-up operations for the production of isobutanol at this facility in May 2012. We plan to commence commercial production of isobutanol at the Agri-Energy Facility by June 30, 2012. However, technical completion of the retrofit and the initial shipments of isobutanol from the Agri-Energy Facility are not expected until the third quarter of 2012. The Agri-Energy Facility is a traditional dry-mill facility, which means that it uses dry-milled corn as a feedstock. As of May 31, 2012, we have incurred capital costs of approximately $41.3 million on the retrofit of the Agri-Energy Facility. This amount includes a number of additional expenditures that were unique to the design of the retrofit at the Agri-Energy Facility, such as additional equipment necessary in order to switch between ethanol and isobutanol production, modifications to increase the potential production capacity of GIFT® at the Agri-Energy Facility and the establishment of an enhanced yeast seed train to accelerate the adoption of improved yeast at the Agri-Energy Facility and at future plants. The capital costs for the enhanced yeast seed train, which will allow us to maintain direct oversight over our yeast material and provide on-site yeast production in the future, have been approximately $10 million. We do not anticipate installing an advanced yeast seed train at each future retrofit site. In the event that we encounter significant production challenges during the start-up of isobutanol production, we believe that we will have the ability, subject to regulatory factors, to switch from isobutanol production back to ethanol production. We believe that the ability to switch between isobutanol and ethanol production mitigates, depending on market conditions, certain significant risks associated with start-up operations for isobutanol production. While we believe we will have the ability to reverse the retrofit and switch between ethanol and isobutanol production at the Agri-Energy Facility, there is no guarantee that this will be the case.

Until May 24, 2012, when we commenced start-up operations for the production of isobutanol at the Agri-Energy Facility, we derived revenue from the sale of ethanol, distiller’s grains and other related products produced as part of the ethanol production process at this facility. Continued ethanol production during the retrofit process has allowed us to retain local staff for the future operation of the plant, maintain the equipment and generate cash flow. However, the production of ethanol is not our intended business and our future profitability depends on our ability to produce and market isobutanol, not on continued production and sales of ethanol. Now that we have commenced start-up operations for the production of isobutanol, we do not expect to generate future significant revenues from the sale of ethanol at the Agri-Energy Facility. Accordingly, the historical operating results of our subsidiary, Agri-Energy, LLC (“Agri-Energy”), and the operating results reported during the retrofit to isobutanol production will not be indicative of future operating results for Agri-Energy or Gevo once commercial isobutanol production commences at this facility.

On June 15, 2011, we entered into an isobutanol joint venture agreement (the “Joint Venture Agreement”) with Redfield Energy, LLC, a South Dakota limited liability company (“Redfield”), under which we have agreed to work with Redfield to retrofit Redfield’s approximately 50 MGPY ethanol production facility located near Redfield, South Dakota (the “Redfield Facility”) for the commercial production of isobutanol. We will be responsible for all costs associated with the retrofit of the Redfield Facility. If certain conditions have been met following completion of the retrofit, commercial production of isobutanol at the Redfield Facility will begin upon the earlier of the date on which certain production targets have been met or the date the parties mutually agree that commercial isobutanol production at the Redfield Facility will be commercially viable. We will be entitled to a percentage of Redfield’s profits, losses and distributions once commercial production of isobutanol has begun.

We anticipate that, through a combination of cash on hand and debt and equity financings, including this offering of notes and the concurrent common stock offering, we will require approximately $150 million to complete the retrofits to commercial isobutanol production of both the Agri-Energy and Redfield Facilities and to fund operations through December 31, 2013. As of March 31, 2012, we had a cash balance of $73.6 million.

We are currently in discussions with several other ethanol plant owners that have expressed an interest in entering into joint ventures, tolling arrangements or selling their facilities to us for retrofit to produce isobutanol, and we have entered into a letter of intent with BioFuel Energy Corp. (“BioFuel”) to jointly explore opportunities for the production of isobutanol using our technology in plants owned by BioFuel. Collectively, these ethanol plant owners represent over 1.7 BGPY of ethanol capacity. However, there can be no assurance that we will be able to acquire access to ethanol plants from these owners. We have also entered into a non-binding collaborative agreement with the Malaysian government’s East Coast Economic Region Development Council, Malaysian Biotechnology Corp and the State Government of Terengganu with the intent to develop a cellulosic biomass isobutanol facility in Southeast Asia.

Customer Agreements

We have commenced start-up operations and plan to commence commercial production of isobutanol at our Agri-Energy Facility by June 30, 2012. We expect our initial production of isobutanol at the Agri-Energy Facility to be directed to serve the high-purity and chemical-grade markets under our international off-take and distribution agreement with Sasol, and to provide introductory volumes to the specialty fuel blendstock markets in the U.S. under our commercial off-take agreement with Mansfield Oil Company (“Mansfield”). We also intend to produce and sell isobutanol distiller’s grains (“iDGs™”) under our off-take and marketing agreement with Land O’Lakes Purina Feed LLC (“Land O’Lakes Purina Feed”).

As we bring additional isobutanol production facilities online and our production capacity increases, we plan to transition to selling increased isobutanol volumes under direct customer relationships, certain of which we have already established. As of June 15, 2012, we have entered into the following arrangements:

Off-take Agreements

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Sasol Chemical Industries.    In July 2011, we entered into an international off-take and distribution agreement with Sasol to distribute isobutanol globally. The agreement has an initial term of three years and appoints Sasol as a worldwide distributor of our high-purity, chemical-grade bio-based isobutanol for sale as a solvent or chemical intermediate. Sasol has been granted non-exclusive distribution rights in North and South America and exclusive distribution rights in the rest of the world. Upon our first commercial sale of isobutanol, if Sasol desires to maintain its exclusive distribution rights, it is obligated to either purchase certain minimum quantities of isobutanol or pay us applicable shortfall fees. We are also obligated to either supply Sasol with certain minimum quantities of isobutanol or pay Sasol applicable shortfall fees. The agreement includes a pricing mechanism that accounts for changes in corn feedstock costs, within certain market-based limits.

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Mansfield Oil Company.    In August 2011, we entered into a commercial off-take agreement with Mansfield to distribute isobutanol-based fuel into the petroleum market. Mansfield markets and distributes fuel to thousands of commercial customers across the U.S. and has over 900 supply points across the U.S. The agreement allows Mansfield to blend our isobutanol for its own use and to be a distributor of our isobutanol for a term of five years. We also entered into a three-year supply services agreement with C&N, a Mansfield subsidiary (“C&N”), which will provide supply chain services including logistics management, customer service support, invoicing and billing services.

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Land O’Lakes Purina Feed LLC.    In December 2011, we entered into an off-take and marketing agreement with Land O’Lakes Purina Feed for the sale of iDGs™ produced by the Agri-Energy Facility. Land O’ Lakes Purina Feed provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes Purina Feed will be the exclusive marketer of our iDGs™ and modified wet distiller grains for the animal feed market. The agreement has an initial three-year term following the first commercial sales of iDGs™ with automatic one-year renewals thereafter unless terminated by one of the parties. Further, we plan to work with Land O’Lakes Purina Feed to explore opportunities to upgrade the iDGs™ for special value-added applications in feed markets.

Supply and Commercialization Agreements

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U.S. Air Force.    In September 2011, we were awarded a solicitation by the DLA to supply ATJ to the USAF. The DLA sources and provides nearly 100% of the consumable items the U.S. military needs to operate. The solicitation provides that we will supply the USAF with up to 11,000 gallons of ATJ, which will be used to support engine testing and a feasibility flight demonstration using an A-10 aircraft. This is the first ATJ contract awarded by the DLA. The ATJ is being produced from isobutanol at our hydrocarbon processing demonstration plant near Houston, Texas, in partnership with South Hampton Resources.

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The Coca-Cola Company.    In November 2011, we entered into a joint research, development, license and commercialization agreement with Coca-Cola to create renewable PX from our isobutanol. The objective of the agreement is to accelerate the development of Coca-Cola’s second-generation PlantBottle™ packaging made from 100% plant-based materials. We will work with Coca-Cola to enable and deliver an integrated system to produce renewable PX, a key building block toward Coca-Cola’s goal of creating all of their packaging from renewable materials.

➢

LANXESS.    In May 2010, we entered into a non-binding heads of agreement outlining the terms of a future supply agreement with LANXESS Inc. (“LANXESS”), an affiliate of LANXESS Corporation, a stockholder in our company. LANXESS is a specialty chemical company with global operations that currently produces butyl rubber from petrochemical-based isobutylene. Isobutylene is a type of butene that can be produced from isobutanol through straightforward, well-known chemical processes. Pursuant to the heads of agreement, LANXESS has proposed to purchase at least 20 MGPY of our isobutanol for an initial term of 10 years, with an option to extend the term for an additional five years. The pricing under our heads of agreement with LANXESS includes a mechanism that adjusts for future changes in the cost of our feedstock. In January 2011, we also entered into an exclusive supply agreement with LANXESS pursuant to which LANXESS has granted us an exclusive first right to supply LANXESS and its affiliates with certain of their requirements of bio-based isobutanol during the initial 10-year term. Our exclusive first right to supply bio-based isobutanol to LANXESS and its affiliates will be subject to the terms of the future supply agreement that we intend to enter into with LANXESS, as described above.

➢

Toray Industries.    In June 2012, we entered into a definitive agreement with Toray Industries for the joint development of an integrated supply chain for the production of bio-PET. In connection with the agreement, Toray Industries has committed to convert our bio-PX into bio-PET for non-competitive end-user partners and to purchase demonstration volumes of bio-PX to be produced at a pilot plant, facilitating our progress toward a full-scale commercial relationship. Under the agreement, Toray Industries will also contribute capital for the design and purchase of pilot plant processes and equipment for the production of bio-PX.

Letters of Intent

➢

TOTAL PETROCHEMICALS.    In February 2010, we entered into a non-binding letter of intent with TOTAL PETROCHEMICALS USA, Inc. (“TOTAL PETROCHEMICALS”), an affiliate of TOTAL S.A., a major oil and gas integrated company. Under the terms of the letter of intent, we have agreed to negotiate a definitive supply agreement, for a term of up to five years, for the sale of a specified amount of isobutanol to TOTAL PETROCHEMICALS for use as a second-generation biofuel. TOTAL PETROCHEMICALS anticipates that it will require a volume of isobutanol ranging from five to 10 million gallons during the first year of the agreement. After the first year, the parties will mutually agree upon a ramp-up schedule to increase the annual volume of isobutanol to be supplied by us over the remaining term of the agreement. TOTAL PETROCHEMICALS is affiliated with one of our stockholders, Total Energy Ventures International.

➢

Toray Industries.    In April 2010, we received a non-binding letter of interest from Toray Industries, a leader in the development of fibers, plastics and chemicals. Under the terms of the letter of interest, the parties have agreed to negotiate a supply agreement, pursuant to which, beginning on or after 2012, Toray Industries would purchase 1,000 metric tons per year of bio-based PX made from our isobutanol, potentially building to 5,000 metric tons within five years. Production of 5,000 metric tons of PX is expected to require approximately 2.3 million gallons of isobutanol. In June 2011, we announced that we had successfully produced fully renewable and recyclable PET in cooperation with Toray Industries.

➢

United Airlines.    In July 2010, we entered into a non-binding letter of intent with United Airlines, Inc. (“United Airlines”), one of the largest international airlines in the world. This letter of intent sets forth the initial terms for a supply agreement for renewable jet fuel, produced from our isobutanol, to serve United Airlines’ major hub airport in Chicago. The letter of intent contemplates pricing of the renewable jet fuel will be indexed to the cost of corn, the feedstock that we will use to produce our isobutanol, and natural gas.

Isobutanol has a higher price than ethanol today because of the higher value markets that isobutanol can serve. In addition, we have been successful in including pricing mechanisms that are linked to the cost of our feedstocks in certain key agreements, including our international off-take and distribution agreement with Sasol. This pricing mechanism allows us to reduce the risk of entering into long-term supply agreements for our isobutanol. We believe that our ability to enter into long-term agreements for the supply of isobutanol, with customer pricing linked to the cost of our feedstocks, provides us with an advantage over current ethanol marketing agreements.

Although we have agreed to preliminary terms with each of the potential customers discussed above, only our agreements with Sasol, Mansfield, Land O’Lakes Purina Feed, Coca-Cola, the DLA on behalf of the USAF, our joint development agreement with Toray Industries and our exclusive supply agreement with LANXESS are binding and there can be no assurance that we will be able to enter into definitive supply agreements with any of the other potential customers listed above, or attract additional customers based on our arrangements with the petrochemical companies and large brand owners discussed above.

Competitive Strengths

Our competitive strengths include:

➢

Renewable platform molecule to serve multiple large drop-in markets.    We believe that the butenes produced from our isobutanol will serve as renewable alternatives in the production of plastics, fibers, rubber and other polymers which comprise approximately 40% of the global petrochemicals market, and will have potential applications in substantially all of the global hydrocarbon fuels market, enabling our customers to reduce intermediate product cost volatility, diversify suppliers and improve feedstock security. We believe that we will face reduced market adoption barriers because products derived from our isobutanol are chemically identical to petroleum-derived products, except that they will contain carbon from renewable sources.

➢

Proprietary, low cost technology with global applications.    We believe that GIFT® is currently the only known biological process to produce isobutanol cost-effectively from renewable carbohydrate sources, which will enable the economic production of hydrocarbon derivatives of isobutanol. Our biocatalysts are able to achieve a product yield on sugar of approximately 94% of the theoretical maximum by weight, which is near to, if not the maximum practical yield attainable from fermentable sugars. Collectively, we believe that these attributes, coupled with our ability to leverage the existing ethanol production infrastructure, will create a relatively low capital cost route to isobutanol. Furthermore, we believe that our cost-efficient production route will allow our isobutanol to be economically competitive with many of the petroleum-derived products used in the chemicals and fuels markets today. Additionally, GIFT® is designed to enable the economic production of isobutanol and other alcohols from multiple renewable feedstocks, which will allow our technology to be deployed worldwide.

➢

Capital-light commercial deployment strategy optimized for existing infrastructure.    We have designed GIFT® to enable capital-efficient retrofits of existing ethanol facilities, which allows us to leverage the existing approximately 23 BGPY of global operating ethanol production capacity. Our retrofit strategy supports a rapid and relatively low capital cost route to isobutanol production. As of May 31, 2012, we have incurred capital costs of approximately $41.3 million on the retrofit of the Agri-Energy Facility. This amount includes a number of additional expenditures that were unique to the design of the retrofit at the Agri-Energy Facility and has not affected our estimate that future retrofits of grain ethanol plants to isobutanol production using GIFT® will cost approximately $1 per gallon of existing annual ethanol capacity. This projection translates to approximately $50 million for a 50 MGPY ethanol facility and approximately $90 million for a 100 MGPY ethanol facility. These projected retrofit capital expenditures are substantially less than estimates for new plant construction for the production of advanced biofuels, including cellulosic ethanol. We have also designed our production technology to minimize the disruption of ethanol production during the retrofit process, mitigating the costs associated with downtime as the plant is modified. Following a several week period to transition to isobutanol production, we expect the original plant to operate in essentially the same manner as it did prior to the retrofit, producing a primary product (isobutanol) and a co-product (iDGs™). We believe that the sale of our iDGs™ will enable us to offset a significant portion of our feedstock costs. We are currently approved to sell our iDGs™ as animal feed under a self-affirmed Generally Regarded As Safe (“GRAS”) process conducted via third-party scientific review based on publicly available data. In order to improve the value of our iDGs™, we are also in the process of obtaining U.S. Food and Drug Administration (“FDA”) approval for the marketing of our iDGs™. We believe obtaining FDA approval will increase the value of our iDGs™ by offering customers of our iDGs™ further assurance of the food safety of our iDGs™.

➢

GIFT® demonstrated at commercially relevant scale.    We have completed the retrofit of a one MGPY ethanol facility in St. Joseph, Missouri with our proprietary engineering package designed in partnership with ICM and we have successfully produced isobutanol at this facility using our biocatalysts, achieving our commercial targets for concentration, yield and productivity, which are consistent with the current yeast performance observed in a grain ethanol plant. These operations have demonstrated the effectiveness of our proprietary technology, confirming the fermentation performance of our biocatalyst technology and our ability to effectively separate isobutanol from water as it is produced.

➢

Off-take agreements and strategic relationships with chemicals, fuels, animal feed and engineering industry leaders in place.    We have entered into off-take agreements and strategic relationships with global industry leaders to accelerate the execution of our commercial deployment strategy both in the U.S. and internationally. These agreements establish immediate demand for our isobutanol to meet the planned production from our Agri-Energy Facility. To facilitate the adoption of our technology at existing ethanol plants, we have entered into an exclusive alliance with ICM. We expect our relationships with entities such as Sasol, Mansfield, Land O’Lakes Purina Feed, LANXESS, Toray Industries, the USAF, TOTAL PETROCHEMICALS and United Airlines to contribute to the development of new chemical and fuel market applications of our isobutanol and the development of markets for our animal feed co-product, iDGs™. To enable the integration of cellulosic feedstocks into our isobutanol production process, we have obtained an exclusive license from Cargill, Incorporated to integrate its proprietary biocatalysts into the GIFT® system. To accelerate the adoption of isobutanol as a platform molecule and to support the development of hydrocarbon products derived from our isobutanol, we have developed a hydrocarbon demonstration plant near Houston, Texas in partnership with South Hampton Resources.

➢

Experienced team with a proven track record.    Our management team offers an exceptional combination of scientific, operational and managerial expertise and our Chief Executive Officer, Dr. Patrick Gruber, has spent over 20 years developing and successfully commercializing industrial biotechnology products. Across the company, our employees have over 450 combined years of biotechnology, synthetic biology and bio-based product experience. Our employees have generated over 300 patent and patent application authorships over the course of their careers. Our team members have played key roles in the commercialization of several successful, large-scale industrial biotechnology projects, including a sugar substitute sweetener, four organic acid technologies, an animal feed additive, monomers for plastics and bio-based plastics and the first biologically derived high-purity monomer for the production of plastic at a world-scale production facility. As a result of their deep experience, members of our management team play important roles in the industrial biotechnology industry at U.S. and international levels.

Certain Relationships

On December 21, 2011, we entered into an Amendment Agreement with Dr. Patrick Gruber, our Chief Executive Officer. Under the terms of this agreement, Dr. Gruber is eligible to receive a cash incentive award of $1.5 million in the event that we successfully complete a qualified equity or debt financing transaction, or series of transactions, resulting in aggregate gross proceeds to us of at least $50 million, subject to Dr. Gruber’s continued employment with us. Whether a particular financing transaction, or series of transactions, constitutes a qualified financing resulting in the payment of the incentive award shall be determined by our board of directors, in its sole discretion.

Concurrent Common Stock Offering

Concurrently with this offering of notes, we are offering 12,500,000 shares of our common stock (or a total of 14,375,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase, within 30 days from the date of the prospectus supplement for such offering, up to an additional 1,875,000 shares of common stock) pursuant to a separate prospectus supplement.

This notes offering is not contingent upon the concurrent common stock offering, and the concurrent common stock offering is not contingent upon this notes offering. We expect to raise approximately $94.1 million in aggregate net proceeds from the two offerings, after deducting underwriting discounts and commissions and estimated offering expenses. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent common stock offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent common stock offering, that the underwriters for the concurrent common stock offering do not exercise their option to purchase additional shares of common stock and that the underwriters for this notes offering do not exercise their option to purchase additional notes.

Our Corporate Information

We were incorporated in Delaware in June 2005 under the name Methanotech, Inc. and filed an amendment to our certificate of incorporation changing our name to Gevo, Inc. on March 29, 2006. Our principal executive offices are located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, and our telephone number is (303) 858-8358. We maintain an Internet website at www.gevo.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	Gevo, Inc.

Notes	$40,000,000 aggregate principal amount of 7.5% convertible senior notes due 2022, which we refer to herein as the notes.

Over-allotment option	We have granted the underwriters an option to purchase, within 30 days from the date of this prospectus supplement, up to an additional $5,000,000 in principal amount of notes at the public offering price, less underwriting discounts and commissions payable by us, to cover over-allotments, if any.

Maturity	The notes will mature on July 1, 2022, unless earlier converted, repurchased or redeemed.

Interest payment dates	We will pay 7.5% interest per annum on the principal amount of the notes, payable in cash semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2013, to holders of record at the close of business on the preceding December 15 and June 15, respectively. Interest will accrue on the notes from and including the issue date or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	The notes will be our general senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of March 31, 2012, we had approximately $6.1 million of outstanding secured indebtedness that would effectively rank senior to the notes and our subsidiaries had approximately $29.4 million of indebtedness and other obligations that would effectively rank senior to the notes.

See “Description of notes—Ranking.”

The indenture for the notes does not restrict our or our subsidiaries’ ability to incur additional senior or other indebtedness.

Conversion rights	Holders may convert their notes into shares of our common stock at any time prior to the close of business on the third business day immediately preceding the maturity date. The initial conversion rate, which is subject to adjustment, is 175.6697 shares per $1,000 principal amount of notes. This represents an initial conversion price of approximately $5.69 per share.

See “Description of notes—Conversion Rights.”

Coupon Make-Whole Payment Upon Conversion On or After January 1, 2013 but Prior to July 1, 2017	If you elect to convert some or all of your notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “Description of notes—Conversion Rights” you will receive a coupon make-whole payment for the notes being converted.

This coupon make-whole payment will be equal to the sum of the present values of the lesser of:

➢	eight semi-annual interest payments; or

➢

the number of semi-annual interest payments that would have been payable on such converted notes from the last day through which interest was paid on the notes, or the issue date if no interest has been paid, to but excluding July 1, 2017.

The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%.

If the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the coupon make-whole payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted notes at the close of business on the corresponding record date.

We may pay any coupon make-whole payments either in cash or in our common stock, at our election. If we elect to pay a coupon make-whole payment in our common stock, then the stock will be valued at 90% of the simple average of the daily volume weighted average prices of our common stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date.

Provisional redemption of notes at our option	We may not redeem the notes prior to July 1, 2015. Beginning July 1, 2015, we may redeem for cash all or part of the notes if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 150% of the conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

See “Description of notes—Redemption of Notes at the Company’s Option—Provisional Redemption by the Company.”

Optional redemption of the notes at our option	Beginning July 1, 2017, we may redeem for cash all or part of the notes, at any time, and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

See “Description of notes—Redemption of Notes at the Company’s Option—Optional Redemption by the Company.”

Repurchase of notes by us at the option of the holder	On July 1, 2017, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

See “Description of notes—Repurchase of Notes by the Company at the Option of the Holder.”

Repurchase of the notes by us at the option of the holder upon a fundamental change	If a “fundamental change” (as defined in this prospectus supplement) occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

See “Description of notes—Repurchase at the Option of the Holder Upon a Fundamental Change.”

Adjustment to conversion rate upon conversion upon make-whole fundamental changes	If and only to the extent holders elect to convert their notes prior to July 1, 2017 in connection with a transaction or event that constitutes a “make-whole fundamental change” (as defined in “Description of notes—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes”), we will in some cases increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of notes—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes,” based on the make-whole reference date and the price paid per share of our common stock in such make-whole fundamental change.

If holders of our common stock receive only cash upon a make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on the trading day preceding the date on which such make-whole fundamental change occurs or becomes effective.

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes, plus any accrued and unpaid interest, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default.

See “Description of notes—Events of Default; Notice and Waiver.”

Use of proceeds	We expect the net proceeds from this offering will be approximately $36.5 million (or $41.2 million if the underwriters exercise in full their option to purchase additional notes) after deducting underwriting discounts and commissions, as described in “Underwriting,” and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay $5.0 million in outstanding long-term debt obligations and to fund the cash consideration payable to complete the retrofit of the Agri-Energy Facility that we acquired in September 2010. A portion of the net proceeds of this offering may be used for detailed design work in preparation for the retrofit of the Redfield Facility to isobutanol production pursuant to our joint venture agreement that we entered into in June 2011. We may also use a portion of the net proceeds of this offering to fund working capital and other general corporate purposes, which may include paying down certain of our long-term debt obligations and expenses associated with litigation. Pending such uses, we intend to invest the net proceeds in demand deposit accounts or short-term, investment grade securities.

See “Use of proceeds.”

DTC eligibility	The notes will be issued in book-entry form only and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities.

See “Description of notes—Global Notes, Book-Entry Form.”

Listing	We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Our common stock is traded on the NASDAQ Global Market under the symbol “GEVO.” On June 28, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $4.95 per share.

Certain U.S. federal income tax considerations	For a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material United States federal income tax considerations.”

Risk factors	In analyzing an investment in the notes we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement, the information set forth under “Risk factors” beginning on page S-21 of this prospectus supplement.

For a more complete description of the terms of the notes, see “Description of notes.” For a more complete description of our common stock, see “Description of capital stock” in the accompanying prospectus.

Summary financial information

In the tables below, we provide you with a summary of our historical consolidated financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this document. See “Incorporation of certain documents by reference” on page S-113 of this prospectus supplement and “Where you can find additional information” on page S-112 of this prospectus supplement. The audited statements of operations data for the years ended December 31, 2009, 2010 and 2011 is derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and incorporated by reference herein. The unaudited balance sheet data as of March 31, 2012 and unaudited statements of operations data for the three months ended March 31, 2011 and 2012 is derived from our unaudited quarterly financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and incorporated by reference herein. These unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.

On September 22, 2010, we acquired Agri-Energy, a Minnesota limited liability company, engaged in the business of producing and selling ethanol and related products at the Agri-Energy Facility in Luverne, Minnesota. Following our acquisition of Agri-Energy, we began recording revenue from the sale of ethanol and related products. The Agri-Energy Facility continued to produce and sell ethanol and related products throughout our retrofit of the facility until May 2012, when we commenced start-up operations for the production of isobutanol at the facility. We plan to commence commercial production of isobutanol at the Agri-Energy Facility by June 30, 2012. However, technical completion of the retrofit and the initial shipments of isobutanol from the Agri-Energy Facility are not expected until the third quarter of 2012. Because the production of ethanol is not our intended business, we have and will continue to report as a development stage company until we begin to generate revenue from the sale of isobutanol or other products that are or will become our intended business. Accordingly, the historical operating results of Agri-Energy and the operating results reported during the retrofit to isobutanol production will not be indicative of future operating results for Agri-Energy or Gevo once commercial isobutanol production commences at this facility. For purposes of the disclosure contained in this section, “the company,” “we,” “us” and “our” refer to Gevo, Inc. and Gevo Development, LLC as the context requires, and include Agri-Energy following the completion of our acquisition on September 22, 2010.

	Years Ended December 31,			Three Months Ended March 31,
Consolidated statements of operations data:	2009	2010(1)	2011	2011	2012
Revenues:
Ethanol sales and related products, net	$—	$14,765,000	$63,742,000	$15,109,000	$14,258,000
Grant and research and development program revenue	660,000	1,493,000	807,000	172,000	614,000
Licensing revenue	—	138,000	—	—	—

Total revenues	660,000	16,396,000	64,549,000	15,281,000	14,872,000

Cost of goods sold	—	(13,446,000)	(60,588,000)	(15,193,000)	(15,010,000)

Gross margin (loss)	660,000	2,950,000	3,961,000	88,000	(138,000)

Operating expenses:
Research and development	(10,508,000)	(14,820,000)	(19,753,000)	(3,266,000)	(4,955,000)
Selling, general and administrative	(8,699,000)	(23,643,000)	(28,890,000)	(5,234,000)	(13,127,000)
Other operating expenses	(22,000)	—	(11,000)	—	—

Total operating expenses	(19,229,000)	(38,463,000)	(48,654,000)	(8,500,000)	(18,082,000)

Loss from operations	(18,569,000)	(35,513,000)	(44,693,000)	(8,412,000)	(18,220,000)

Other (expense) income:
Interest and other expense	$(1,103,000)	$(2,374,000)	$(3,577,000)	$(892,000)	$(1,087,000)
Interest and other income	277,000	108,000	85,000	50,000	—
Loss from change in fair value of warrant liabilities(2)	(490,000)	(2,333,000)	(29,000)	(29,000)	—

Total other expense	(1,316,000)	(4,599,000)	(3,521,000)	(871,000)	(1,087,000)

Net loss	(19,885,000)	(40,112,000)	(48,214,000)	(9,283,000)	(19,307,000)

Deemed dividend—amortization of beneficial conversion feature on Series D-1 convertible preferred stock	—	(2,778,000)	(1,094,000)	(1,094,000)	—

Net loss attributable to Gevo, Inc. common stockholders	$(19,885,000)	$(42,890,000)	$(49,308,000)	$(10,377,000)	$(19,307,000)

Net loss per share of common stock attributable to Gevo, Inc. stockholders, basic and diluted	$(18.07)	$(37.44)	$(2.15)	$(0.76)	$(0.74)

Weighted-average number of common shares used in computing net loss per share of common stock, basic and diluted	1,100,294	1,145,500	22,909,916	13,744,337	26,186,133

footnotes on following page

(1)	Since Agri-Energy was acquired on September 22, 2010, our consolidated results of operations for the year ended December 31, 2010 include the results of operations of Agri-Energy from September 23, 2010 to the period end date.
(2)	On January 1, 2009, we changed the manner in which we account for warrants that were exercisable into preferred stock, as described in our consolidated financial statements.

	As of March 31, 2012
Consolidated balance sheet data:	Actual	As Adjusted(1)	As Further Adjusted(2)
Cash and cash equivalents	$73,622,000	$105,158,500	$162,757,500
Total assets	127,975,000	162,975,000	220,574,000
Debt:
Secured debt, including current portion	$32,881,000	$27,881,000	$27,881,000
7.5% convertible senior notes due 2022	—	$40,000,000	40,000,000

Total debt	$32,881,000	$67,881,000	$67,881,000
Total liabilities	50,767,000	85,767,000	85,767,000
Accumulated deficit	(153,942,000)	(153,942,000)	(153,942,000)
Total stockholders’ equity (deficit)	77,208,000	77,208,000	134,807,000

(1)	The as adjusted consolidated balance sheet data gives effect to this offering and the application of the net proceeds, after deducting underwriter discounts and commissions and estimated offering expenses, therefrom as set forth under “Use of proceeds.” Total underwriter discounts and commissions and estimated offering expenses have been reflected in as adjusted total assets, as such amounts will be capitalized and amortized over the life of the notes. The as adjusted consolidated balance sheet data also gives effect to the repayment of $5.0 million in outstanding long-term debt obligations owed to TriplePoint Capital LLC.
(2)	The as further adjusted consolidated balance sheet data gives effect to the concurrent common stock offering and the application of the net proceeds, after deducting underwriter discounts and commissions and estimated offering expenses, therefrom as set forth under “Use of proceeds.”

Risk factors

An investment in our securities involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act of 1933, as amended (the “Securities Act”), before you decide to invest in our securities. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein, including our financial statements and the notes to those statements and the information set forth under the heading “Cautionary note regarding forward-looking statements.”

CERTAIN RISKS RELATING TO THE NOTES AND OUR COMMON STOCK

We will incur significant indebtedness when we sell the notes and we may incur additional indebtedness in the future. The indebtedness created by the sale of the notes and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition and results of operations.

As of March 31, 2012, the aggregate outstanding principal and final payment under our loan from Lighthouse Capital Partners V, L.P. (“Lighthouse”) was approximately $0.7 million, and the aggregate outstanding principal and final payments under the loans from TriplePoint Capital LLC (“TriplePoint”) was approximately $34.8 million. As of June 25, 2012, all amounts outstanding under our loan from Lighthouse had been paid in full. We will incur $40,000,000 of senior indebtedness when we sell the notes, or $45,000,000 of senior indebtedness if the underwriters exercise in full their option to purchase additional notes. We may also incur additional long-term indebtedness or obtain additional working capital lines of credit to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

➢	increasing our vulnerability to adverse economic and industry conditions;

➢	limiting our ability to obtain additional financing;

➢	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

➢	limiting our flexibility in planning for, or reacting to, changes in our business; and

➢	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness, the notes or any indebtedness which we may incur in the future, we would be in default, which would permit the holders of the notes and such other indebtedness to accelerate the maturity of the notes and such other indebtedness and could

Risk factors

cause defaults under the notes and such other indebtedness. Any default under the notes or such other indebtedness could have a material adverse effect on our business, results of operations and financial condition.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and any current and future subsidiaries of ours may incur substantial additional debt in the future, subject to the specified limitations in our existing financing documents and the indenture governing the notes. Under the terms of the indenture governing the notes, we will not be restricted from incurring additional debt, securing future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes and that could have the effect of diminishing our ability to make payments on the notes when due. If new debt is added to our or any of our subsidiaries’ debt levels, the risks described in this “Risks Relating to the Notes and Our Common Stock” section could intensify.

Although the notes are referred to as “senior notes,” the notes are unsecured and will be effectively subordinated to our secured indebtedness and effectively subordinated to all liabilities of our subsidiaries from time to time outstanding.

The notes are obligations only of Gevo, Inc. and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. The notes will be effectively subordinated to all of our existing and future secured indebtedness and effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due pursuant to the notes. Our subsidiaries conduct a significant amount of our business, and may incur significant liabilities in connection with such business. As of March 31, 2012, our subsidiaries had indebtedness and other obligations in the principal amount of approximately $29.4 million. In addition, as of March 31, 2012, we had approximately $6.1 million of outstanding secured indebtedness. These amounts of indebtedness will structurally rank senior to the notes. See “Description of existing indebtedness.”

In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of the debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. At March 31, 2012, on a consolidated basis, we had approximately $35.5 million in aggregate principal amount of secured indebtedness outstanding. In addition, our senior secured indebtedness to TriplePoint prohibits us from making payments on the notes that are not regularly scheduled payments.

Our stock price may be volatile, and your investment in the notes could suffer a decline in value. We expect that the trading value of the notes will be significantly affected by the price of our common stock.

The market price of shares of our common stock has experienced significant price and volume fluctuations. For example, since February 19, 2011, when we became a public company, the closing sales price for one share of our common stock has reached a high of $26.36 and a low of $4.84. The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the market price of the notes. This may result in significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we may issue.

Risk factors

We cannot predict whether the price of our common stock or interest rates will rise or fall. A variety of factors may have a significant effect on our stock price, including:

➢	actual or anticipated fluctuations in our financial condition and operating results;

➢	the position of our cash and cash equivalents;

➢	actual or anticipated changes in our growth rate relative to our competitors;

➢	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;

➢	announcements of technological innovations by us, our partners or our competitors;

➢	announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

➢	the entry into, modification or termination of licensing arrangements, marketing arrangements, and/or research, development, commercialization, supply, off-take or distribution arrangements;

➢	additions or losses of customers;

➢	additions or departures of key management or scientific personnel;

➢	competition from existing products or new products that may emerge;

➢	issuance of new or updated research reports by securities or industry analysts;

➢	fluctuations in the valuation of companies perceived by investors to be comparable to us;

➢	litigation involving us, our general industry or both;

➢	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

➢

changes in existing laws, regulations and policies applicable to our business and products, including the Renewable Fuel Standard (“RFS”) program, and the adoption of or failure to adopt carbon emissions regulation;

➢	announcements or expectations of additional financing efforts;

➢	sales of our common stock by us or our stockholders;

➢	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

➢	general market conditions in our industry; and

➢	general economic and market conditions, including the recent financial crisis.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock, regardless of our operating performance, and cause the value of your investment to decline. Because the notes are convertible into our common stock, volatility or depressed prices of our common stock could have an adverse effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Risk factors

Additionally, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The price of our common stock also could be affected by possible sales of common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes, or any common stock that holders receive upon conversion of the notes.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. Our three largest stockholders as of June 15, 2012 beneficially own, collectively, approximately 46% of our outstanding common stock. If one or more of them were to sell a substantial portion of the shares they hold, it could cause our stock price to decline.

In addition, as of June 15, 2012, there were 3,462,295 shares subject to outstanding options that are or will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rules 144 and 701 under the Securities Act. Moreover, certain holders of our outstanding common stock (including shares of our common stock issuable upon the exercise of outstanding warrants) have rights, subject to some conditions, to require us to file registration statements covering their shares and to include their shares in registration statements that we may file for ourselves or other stockholders.

We registered 6,751,194 shares of common stock, which are reserved for issuance under our stock incentive plans and our Employee Stock Purchase Plan (“ESPP”). These shares can be freely sold in the public market upon issuance and once vested.

We may not have the ability to pay interest on the notes or to repurchase or redeem the notes.

The notes bear interest at a rate of 7.5% per year, payable in cash semi-annually in arrears on January 1 and July 1 of each year, commencing in 2013. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. See “Description of notes—Repurchase at the Option of the Holder Upon a Fundamental Change” and “Description of notes—Repurchase of Notes by the Company at the Option of the Holder.” If we elect to redeem the notes prior to their maturity, the redemption price of any notes redeemed by us will be paid for in cash. See “Description of notes—Redemption of Notes at the Company’s Option.” Our ability to pay the interest on the notes, to repurchase or redeem the notes, to refinance our indebtedness and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay the interest on the notes or to repurchase or redeem the notes, or that our cash needs will not increase. In addition, any such repurchase or redemption of the notes, even if such action would be in our best interests, may result in a default under the agreements governing our current indebtedness with TriplePoint unless we are able to obtain TriplePoint’s consent prior to the taking of such action.

Risk factors

Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the notes and would permit holders of the notes to accelerate our obligations under the notes. Such default may also lead to a default under the agreements governing any of our current and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the notes or make cash payments upon conversions thereof.

If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of our indebtedness, obtain additional financing, reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained on favorable terms, or at all. The inability to obtain additional financing on commercially reasonable terms could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

We may not be permitted, by the agreements governing our secured indebtedness, to repurchase the notes offered hereby.

If a fundamental change occurs, the holders of the notes may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. However, the agreements governing our secured indebtedness with TriplePoint prohibit us from paying, repurchasing or redeeming the notes or any amounts payable in connection with a fundamental change or at our option. In the event that a fundamental change occurs at a time when we are prohibited from repurchasing the notes, we would need to seek the consent of TriplePoint to repurchase the notes from the holders or we would otherwise be risking an event of default under our agreement with TriplePoint. If we were to not obtain such a consent, compliance with the terms of the notes would trigger an event of default under our indebtedness with TriplePoint.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect the value of your investment.

The indenture for the notes does not:

➢

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

➢	limit our subsidiaries’ ability to incur indebtedness that would effectively rank senior to the notes;

➢	limit our ability to incur secured indebtedness that would effectively rank senior to the notes or indebtedness that is equal in right of payment to the notes;

➢	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

➢	restrict our ability to repurchase our securities;

➢	restrict our ability to pledge our assets or those of our subsidiaries; or

➢	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Risk factors

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

Future issuances of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and hedging activities by holders of the notes may materially and adversely affect the price of our common stock and the notes.

Concurrently with this offering of notes, we are offering 12,500,000 shares of our common stock (or a total of 14,375,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase, within 30 days from the date of the prospectus supplement for such offering, up to an additional 1,875,000 shares of common stock) pursuant to a separate prospectus supplement. Other than lock-up provisions that apply for the first 90 days after the date of this prospectus supplement, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of the common stock and, in turn, the price of the notes. In addition, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of the common stock. Moreover, the anticipated conversion of the notes into shares of our common stock could depress the trading price of our common stock.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

We may not be permitted, by the agreements governing our secured indebtedness, to pay any coupon make-whole payment upon conversion in cash, requiring us to issue shares for such amounts, which could result in significant dilution to our stockholders.

If a holder elects to convert some or all of their notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “Description of notes—Conversion Rights,” such holder will receive a coupon make-whole payment for the notes being converted. We have the option to issue our common stock to any converting holder in lieu of making the coupon make-whole payment in cash. If we elect to issue our common stock for such payment, then the stock will be valued at 90% of the simple average of the daily volume weighted average prices of our common stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date. Given that the agreements governing our secured indebtedness with TriplePoint prohibit us from paying, repurchasing or redeeming the notes or making cash payments in respect of the coupon make-whole amount upon a conversion, we may be unable to make such payment in cash. If we elect to issue our common stock for such payment, this may cause significant dilution to our existing stockholders.

Risk factors

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to such rights.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock that result from such amendment.

We have broad discretion in the use of the net proceeds from this offering and the concurrent common stock offering, if any, and may not use them effectively, which could cause the value of your investment to decline.

Although we currently intend to use the net proceeds from this offering and the concurrent common stock offering, if any, in the manner described in “Use of proceeds” elsewhere in this prospectus supplement, we will have broad discretion in the application of the net proceeds of this offering and the concurrent common stock offering, if any. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering or the concurrent common stock offering, if any. Our failure to apply these net proceeds effectively could affect our ability to continue to develop and sell our products and grow our business, which could cause the value of your investment to decline.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for the lost option value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction constituting the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of notes—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $20.00 per share or less than $4.95 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 202.0202 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants,

Risk factors

distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers, as described under “Description of notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock or securities convertible or exercisable into common stock, that may adversely affect the trading price of the notes or the consideration issued upon conversion thereof. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders have the right to require us to repurchase their notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the value of the notes.

Holders would not be able to accelerate the maturity of the notes if we fail to make our SEC filings in a timely manner.

The indenture governing the notes will require us to furnish our SEC filings to the trustee no more than 15 days after the date on which we would have been required to file them with the SEC. The indenture also requires us to comply with certain filing requirements as set forth in the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). However, the indenture does not require us to file any such reports on a timely basis with the SEC. Accordingly, holders of notes may not be able to accelerate the maturity of the notes if we fail to make our SEC filings in a timely manner. See “Description of notes—Reports.”

We cannot assure you that an active trading market will develop for the notes. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making in their sole discretion at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

➢	changes in the overall market for debt securities;

➢	changes in our financial performance or prospects;

➢	the prospects for companies in our industry generally;

➢	the number of holders of the notes;

➢	the interest of securities dealers in making a market for the notes;

➢	the time remaining to the maturity of the notes;

➢	the outstanding amount of the notes;

Risk factors

➢	the market price and volatility of our common stock; and

➢	prevailing interest rates.

Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on you, regardless of our operating results, financial performance or prospects.

As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

Developments in the convertible debt markets may adversely affect the market value of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the market price and liquidity of the notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even if you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. See “Description of notes—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even if you have not received any cash. In addition, a failure to adjust (or to adequately adjust) the conversion rate after an event that increases your proportionate interest in our assets and earnings could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States federal income tax considerations.” If you are a Non-U.S. Holder (as defined in “Material United States federal income tax considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments of cash and common stock made on the notes (or in certain circumstances, against any payments on the

Risk factors

common stock) to satisfy any applicable withholding tax. See “Material United States federal income tax considerations.”

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a fundamental change occurs prior to the maturity date of notes, we will in some cases be required to increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us, even where the acquisition could be beneficial to you.

The notes will initially be held in book-entry form only and, therefore, you must rely on the procedures and the relevant clearing system to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to act upon any requested actions on a timely basis.

We are subject to anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws and under Delaware law that could delay or prevent an acquisition of the Company, even if the acquisition would be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent an acquisition of us. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws provide for a board of directors that is divided into three classes with staggered three-year terms, provide that all stockholder action must be effected at a duly called meeting of the stockholders and not by a consent in writing, and further provide that only our board of directors may call a special meeting of the stockholders. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Finally, our charter documents establish advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. Although we believe these provisions together

Risk factors

provide an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer to acquire the Company may be considered beneficial by some stockholders.

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Our officers, directors and existing stockholders who held at least 5% of our common stock as of June 15, 2012 together control approximately 73% of our outstanding common stock, with a single stockholder (Khosla Ventures I, L.P. and its affiliates) controlling approximately 27% of our outstanding common stock. If these officers, directors and principal stockholders or a group of our principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and control matters requiring stockholder approval, including the election of directors and approval of mergers or other business combination transactions. The interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of the Company otherwise favored by our other stockholders. This concentration of ownership could depress our stock price.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline. The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business.

We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our stock price would likely decline which in turn would likely cause a decline in the value of the notes. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price and note price to decline or the trading volume of our common stock to decline.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

Under the terms of our amended and restated Agri-Energy Loan Agreement with TriplePoint, subject to certain limited exceptions, Agri-Energy is only permitted to pay dividends if the following conditions are satisfied: (i) the retrofit of the Agri-Energy Facility is complete and the facility is producing commercial volumes of isobutanol, (ii) its net worth is greater than or equal to $10.0 million, and (iii) no event of default has occurred and is continuing under the agreement. In the event that this offering of notes is consummated, the amended and restated Agri-Energy Loan Agreement will be further amended to permit Agri-Energy to make dividends and distributions to Gevo, Inc. solely for the purpose of paying regularly scheduled interest payments on the notes. Accordingly, even if we decide to pay cash dividends in the future, we may not be able to access cash generated by Agri-Energy if amounts are then outstanding pursuant to the amended and restated Agri-Energy Loan Agreement. We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider.

Risk factors

As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

CERTAIN RISKS RELATING TO OUR BUSINESS AND STRATEGY

We are a development stage company with a history of net losses, and we may not achieve or maintain profitability.

We have incurred net losses since our inception, including losses of $19.3 million, $48.2 million, $40.1 million and $19.9 million in the three months ended March 31, 2012 and fiscal years ended December 31, 2011, 2010 and 2009, respectively. As of March 31, 2012, we had an accumulated deficit of $153.9 million. We expect to incur losses and negative cash flow from operating activities for the foreseeable future. We are a development stage company and, to date, our revenues have been extremely limited and we have not generated significant revenues from the sale of isobutanol. Prior to September 2010, our revenues were primarily derived from government grants and cooperative agreements. From the completion of our acquisition of Agri-Energy in September 2010 until the commencement of our retrofit start-up operations in May 2012, we had generated revenue from the sale of ethanol and related products. Now that we have commenced start-up operations for the production of isobutanol, we do not expect to generate future revenues from the sale of ethanol at the Agri-Energy Facility. If our existing grants and cooperative agreements are canceled prior to the expected end dates or we are unable to obtain new grants and cooperative agreements, our revenues could be adversely affected. Furthermore, we expect to spend significant amounts on further development of our technology, acquiring or otherwise gaining access to ethanol plants and retrofitting them for isobutanol production, marketing, general and administrative expenses associated with our planned growth and management of operations as a public company. In addition, the cost of preparing, filing, prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending ourselves against claims by others that we may be violating their intellectual property rights may be significant.

In particular, over time, the costs of our litigation with Butamax Advanced Biofuels LLC (a joint venture between BP p.l.c. (“BP”) and E.I. du Pont de Nemours and Company, “Butamax”) may become significant (as described further in our Annual Report on Form 10-K, as amended, and other reports that we have filed with the SEC). As a result, even if our revenues increase substantially, we expect that our expenses will exceed revenues for the foreseeable future. We do not expect to achieve profitability during the foreseeable future, and may never achieve it. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our retrofits of the Agri-Energy and Redfield Facilities will be our first commercial retrofits and, as a result, our production of isobutanol could be delayed or we could experience significant cost overruns in comparison to our current estimates.

In September 2010, we acquired ownership of an ethanol production facility, the Agri-Energy Facility in Luverne, Minnesota, and in June 2011, we acquired access to a second ethanol production facility, the Redfield Facility in Redfield, South Dakota, pursuant to our joint venture with Redfield. We intend to retrofit both facilities to produce isobutanol. Cost overruns or other unexpected difficulties could cause the retrofits to cost more than we anticipate, which could increase our need for such funding. Such funds may not be available when we need them, on terms that are acceptable to us or at all, which could delay our initial commercial production of isobutanol. If additional funding is not available to us, or not available on terms acceptable to us, it could force us to use significantly more of our own funds than

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planned, limiting our ability to acquire access to or retrofit additional ethanol plants. Such a result could reduce the scope of our business plan and have an adverse effect on our results of operations.

Our ability to compete may be adversely affected if we are unsuccessful in defending against any claims by competitors or others that we are infringing upon their intellectual property rights, such as if Butamax is successful in its lawsuits alleging that we are infringing its patents for the production of isobutanol using certain microbial host cells.

The various bioindustrial markets in which we plan to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. In addition, many companies in intellectual property-dependent industries, including the renewable energy industry, have employed intellectual property litigation as a means to gain an advantage over their competitors. As a result, we may be required to defend against claims of intellectual property infringement that may be asserted by our competitors against us and, if the outcome of any such litigation is adverse to us, it may affect our ability to compete effectively. Currently, we are defending against three lawsuits filed by Butamax alleging that we have infringed patents for certain recombinant microbial host cells that produce isobutanol and methods for the production of isobutanol using such host cells and a patent covering a modified Pseudomonas KARI enzyme. The litigation with Butamax is dynamic. We have filed complaints alleging infringement of certain of our patents by Butamax and we anticipate that additional patents involving the isobutanol production process that are issued to Butamax, its members or us will be involved in litigation. The trial for the earliest-filed Butamax litigation is currently scheduled for April 2013.

Our involvement in litigation, interferences, opposition proceedings or other intellectual property proceedings inside and outside of the U.S. may divert management time from focusing on business operations, could cause us to spend significant amounts of money and may have no guarantee of success. Any current and future intellectual property litigation also could force us to do one or more of the following:

➢	stop selling, incorporating, manufacturing or using our products that use the subject intellectual property;

➢	obtain from a third party asserting its intellectual property rights, a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;

➢

redesign those products or processes, such as our process for producing isobutanol, that use any allegedly infringing or misappropriated technology, which may result in significant cost or delay to us, or which redesign could be technically infeasible; or

➢	pay damages, including the possibility of treble damages in a patent case if a court finds us to have willfully infringed certain intellectual property rights.

We are aware of a significant number of patents and patent applications relating to aspects of our technologies filed by, and issued to, third parties, including, but not limited to Butamax. We cannot assure you that we will ultimately prevail if any of this third-party intellectual property is asserted against us or that we will ultimately prevail in the patent infringement litigation with Butamax.

Risk factors

Following completion of its retrofit to isobutanol production, the Agri-Energy Facility will be our first commercial isobutanol production facility, and, as a result, our production of isobutanol could be delayed or we could experience significant cost overruns in comparison to our current estimates of production costs or be unable to produce planned quantities of isobutanol.

In May 2012, we announced that we had commenced start-up operations for the retrofit of the Agri-Energy Facility to isobutanol production. We plan to commence commercial production of isobutanol at the Agri-Energy Facility by June 30, 2012. However, technical completion of the retrofit and the initial shipments of isobutanol from the Agri-Energy Facility are not expected until the third quarter of 2012 and we expect that production volumes during start-up operations will be lower than the projected nameplate capacity for isobutanol production at the facility. We project that the Agri-Energy Facility will be able to produce isobutanol at a run rate of approximately one million gallons per month by the end of 2012 and will reach full production capacity run rates by the end of 2013. However, we may encounter unexpected production challenges during the completion of the retrofit and the projected ramp up in production rates. Any such production challenges may prevent us from producing significant quantities of isobutanol or may significantly increase our cost to produce isobutanol.

While we have designed the retrofit of the Agri-Energy Facility to allow the capability to switch between isobutanol and ethanol production, which may, subject to regulatory factors and depending on market conditions, mitigate certain significant risks associated with start-up operations for isobutanol production, there can be no assurance that we will be able to revert to ethanol production. Even if we are able to revert to ethanol production, the facility may produce ethanol less efficiently or in lower volumes than it did prior to the retrofit and such ethanol production may not generate positive economic returns. If we are unable to produce isobutanol at the volumes, rates and costs that we expect and are unable to revert back to ethanol production at full capacity, we would be unable to match the facility’s historical economic performance and our business, financial condition and results of operations would be materially adversely affected.

We may not be successful in the development of individual steps in, or an integrated process for, the production of commercial quantities of isobutanol from plant feedstocks in a timely or economic manner, or at all.

As of the date of this prospectus supplement, we have not produced commercial quantities of isobutanol and we may not be successful in doing so. The production of isobutanol requires multiple integrated steps, including:

➢	obtaining the plant feedstocks;

➢	treatment with enzymes to produce fermentable sugars;

➢	fermentation by organisms to produce isobutanol from the fermentable sugars;

➢	distillation of the isobutanol to concentrate and separate it from other materials;

➢	purification of the isobutanol; and

➢	storage and distribution of the isobutanol.

Our future success depends on our ability to produce commercial quantities of isobutanol in a timely and economic manner. Our biocatalysts have not yet produced commercial volumes of isobutanol. While we have produced isobutanol using our biocatalysts at the demonstration facility and at the Agri-Energy Facility, such production was not at full scale. We have focused the majority of our research and

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development efforts on producing isobutanol from dextrose and challenges remain in achieving substantial production volumes with other sugars, like corn mash. The risk of contamination and other problems rise as we increase the scale of our isobutanol production. If we are unable to successfully manage these risks, we may encounter difficulties in achieving our target isobutanol production yield, rate, concentration or purity at a commercial scale, which could delay or increase the costs involved in commercializing our isobutanol production. In addition, we have limited experience sourcing large quantities of feedstocks and we have no experience storing and/or distributing significant volumes of isobutanol. The technological and logistical challenges associated with each of the processes involved in production, sale and distribution of isobutanol are extraordinary, and we may not be able to resolve any difficulties that arise in a timely or cost effective manner, or at all. Even if we are successful in developing an economical process for converting plant feedstocks into commercial quantities of isobutanol, we may not be able to adapt such process to other biomass raw materials, including cellulosic biomass.

Prior to the Agri-Energy Facility retrofit, which is currently underway, neither we nor ICM had ever built (through retrofit or otherwise) or operated a commercial isobutanol facility. We assume that we understand how the engineering and process characteristics of the one MGPY demonstration facility will scale up to larger facilities, but these assumptions may prove to be incorrect. Accordingly, we cannot be certain that we can manufacture isobutanol in an economical manner in commercial quantities. If our costs to build large-scale commercial isobutanol facilities are significantly higher than we expect or if we fail to manufacture isobutanol economically on a commercial scale or in commercial volumes, our commercialization of isobutanol and our business, financial condition and results of operations will be materially adversely affected.

We may not be able to successfully identify and acquire access to additional ethanol production facilities suitable for efficient retrofitting, or acquire access to sufficient capacity to be commercially viable or meet customer demand.

Our strategy currently includes accessing and retrofitting, either independently or with potential development partners, existing ethanol facilities for the production of large quantities of isobutanol for commercial distribution and sale. We have acquired one 22 MGPY ethanol production facility and we have acquired access to one 50 MGPY ethanol production facility pursuant to our joint venture with Redfield. We plan to acquire additional production capacity to enable us to produce and sell approximately 350 MGPY of isobutanol in 2015. We may not find development partners with whom we can implement this growth strategy, and we may not be able to identify facilities suitable for joint venture, acquisition or lease. Even if we successfully identify a facility suitable for efficient retrofitting, we may not be able to acquire access to such facility in a timely manner, if at all. The owners of the ethanol facility may reach an agreement with another party, refuse to consider a joint venture, acquisition or lease, or demand more or different consideration than we are willing to provide. In particular, if the profitability of ethanol production increases, plant owners may be less likely to consider modifying their production, and thus may be less willing to negotiate with us or agree to allow us to retrofit their facilities for isobutanol production. We may also find that it is necessary to offer special terms, incentives and/or rebates to owners of ethanol facilities that allow us to access and retrofit their facilities before our production technology has been proven on a commercial scale. Even if the owners of a facility are interested in reaching an agreement that grants us access to the plant, negotiations may take longer or cost more than we expect, and we may never achieve a final agreement. Further, we may not be able to raise capital on acceptable terms, or at all, to finance our joint venture, acquisition, participation or lease of facilities. Even if we are able to access and retrofit several facilities, we may fail to access enough capacity to be commercially viable or meet the volume demands or minimum requirements of our customers, including pursuant to definitive supply or distribution agreements that we may enter into, which may subject us to monetary damages. For example, under the terms of our international off-take

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and distribution agreement with Sasol, we are required to pay certain shortfall fees if we are not able to supply Sasol with certain minimum quantities of product. Failure to acquire access to sufficient capacity in a timely manner and on favorable terms may slow or stop our commercialization process, which could have a material adverse effect on our business, financial condition and results of operations.

Once we acquire access to ethanol facilities, we may be unable to successfully retrofit them to produce isobutanol, or we may not be able to retrofit them in a timely and cost-effective manner.

For each ethanol production facility to which we acquire access, we will be required to obtain numerous regulatory approvals and permits to retrofit and operate the facility. These include such items as a modification to the air permit, fuel registration with the U.S. Environmental Protection Agency (“EPA”), ethanol excise tax registration and others. These requirements may not be satisfied in a timely manner, or at all. Later-enacted federal and state governmental requirements may also substantially increase our costs or delay or prevent the completion of a retrofit, which could have a material adverse effect on our business, financial condition and results of operations.

No two ethanol facilities are exactly alike, and each retrofit will require individualized engineering and design work. There is no guarantee that we or any contractor we retain will be able to successfully design a commercially viable retrofit, or properly complete the retrofit once the engineering plans are completed. Prior to the Agri-Energy Facility retrofit, which is currently underway, neither we nor ICM had ever built, via retrofit or otherwise, a full-scale commercial isobutanol facility. Despite our experience with the retrofit of the Agri-Energy Facility, our estimates of the capital costs that we will need to incur to retrofit a commercial-scale ethanol facility may prove to be inaccurate, and each retrofit may cost materially more to engineer and build than we currently anticipate. For example, our estimates assume that each plant we retrofit will be performing at full production capacity, and we may need to expend substantial sums to repair underperforming facilities prior to retrofit.

Our retrofit design was developed in cooperation with ICM and is based on ICM technology. There is no guarantee that our retrofit design will be compatible with existing ethanol facilities that do not utilize ICM technology. Before we can retrofit such facilities, we may need to modify them to be compatible with our retrofit design. This may require significant additional expenditure of time and money, and there is no guarantee such modification will be successful.

Furthermore, the retrofit of acquired facilities will be subject to the risks inherent in the build-out of any manufacturing facility, including risks of delays and cost overruns as a result of factors that may be out of our control, such as delays in the delivery of equipment and subsystems or the failure of such equipment to perform as expected once delivered. In addition, we will depend on third-party relationships in expanding our isobutanol production capacity and such third parties may not fulfill their obligations to us under our arrangements with them. Delays, cost-overruns or failures in the retrofit process will slow our commercial production of isobutanol and harm our performance.

Though our retrofit design for the Agri-Energy Facility includes the capability to switch between isobutanol and ethanol production, we may be unable to successfully revert to ethanol production after we begin retrofit of an ethanol facility, or the facility may produce ethanol less efficiently or in lower volumes than it did before the retrofit. In addition, we may be unable to secure the necessary regulatory approvals and permits to switch between isobutanol and ethanol production in a timely manner, or at all. Thus, if we fail to achieve commercial levels of isobutanol production at a retrofitted facility, we may be unable to rely on ethanol production as an alternative revenue source, which could have a material adverse effect on our prospects.

Risk factors

Our facilities and process may fail to produce isobutanol at the volumes, rates and costs we expect.

Some or all of the facilities we choose to retrofit may be in locations distant from corn or other feedstock sources, which could increase our feedstock costs or prevent us from acquiring sufficient feedstock volumes for commercial production. General market conditions might also cause increases in feedstock prices, which could likewise increase our production costs.

Even if we secure access to sufficient volumes of feedstock, the facilities we retrofit for isobutanol production may fail to perform as expected. The equipment and subsystems installed during the retrofit may never operate as planned. Our systems may prove incompatible with the original facility, or require additional modification after installation. Our biocatalyst may perform less efficiently than it did in testing, if at all. Contamination of plant equipment may require us to replace our biocatalyst more often than expected, or cause our fermentation process to yield undesired or harmful by-products. Likewise, our feedstock may contain contaminants like wild yeast, which naturally ferments feedstock into ethanol. The presence of contaminants, such as wild yeast, in our feedstock could reduce the purity of the isobutanol that we produce and require us to invest in more costly isobutanol separation processes or equipment. Unexpected problems may force us to cease or delay production and the time and costs involved with such delays may prove prohibitive. Any or all of these risks could prevent us from achieving the production throughput and yields necessary to achieve our target annualized production run rates and/or to meet the volume demands or minimum requirements of our customers, including pursuant to definitive supply or distribution agreements that we may enter into, which may subject us to monetary damages. For example, under the terms of our international off-take and distribution agreement with Sasol, we are required to pay certain shortfall fees if we are not able to supply Sasol with certain minimum quantities of product. Failure to achieve these rates or meet these minimum requirements, or achieving them only after significant additional expenditures, could substantially harm our commercial performance.

We may be unable to produce isobutanol in accordance with customer specifications.

Even if we produce isobutanol at our targeted rates, we may be unable to produce isobutanol that meets customer specifications. If we fail to meet specific product or volume specifications contained in a supply agreement, the customer may have the right to seek an alternate supply of isobutanol and/or terminate the agreement completely, and we could be required to pay shortfall fees or otherwise be subject to damages. A failure to successfully meet the specifications of our potential customers could decrease demand, and significantly hinder market adoption of our products.

We lack significant experience operating commercial-scale ethanol and isobutanol facilities, and may encounter substantial difficulties operating commercial plants or expanding our business.

We have very limited experience operating a commercial ethanol facility and no experience operating a commercial isobutanol facility. Accordingly, we may encounter significant difficulties operating at a commercial scale. We believe that our future facilities will, like the Agri-Energy Facility, be able to continue producing ethanol during much of the retrofit process. We will need to successfully administer and manage this production. Though ICM and the employees of Agri-Energy and Redfield are experienced in the operation of ethanol facilities, and our future development partners or the entities that we acquire may likewise have such experience, we may be unable to manage ethanol-producing operations, especially given the possible complications associated with a simultaneous retrofit. Once we complete a commercial retrofit, operational difficulties may increase, because neither we nor anyone else has experience operating a pure isobutanol fermentation facility at a commercial scale. The skills and

Risk factors

knowledge gained in operating commercial ethanol facilities or small-scale isobutanol plants may prove insufficient for successful operation of a large-scale isobutanol facility, and we may be required to expend significant time and money to develop our capabilities in isobutanol facility operation. We may also need to hire new employees or contract with third parties to help manage our operations, and our performance will suffer if we are unable to hire qualified parties or if they perform poorly.

We may face additional operational difficulties as we further expand our production capacity. Integrating new facilities with our existing operations may prove difficult. Rapid growth, resulting from our operation of, or other involvement with, isobutanol facilities or otherwise, may impose a significant burden on our administrative and operational resources. To effectively manage our growth and execute our expansion plans, we will need to expand our administrative and operational resources substantially and attract, train, manage and retain qualified management, technicians and other personnel. We may be unable to do so. Failure to meet the operational challenges of developing and managing increased isobutanol production, or failure to otherwise manage our growth, may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty adapting our technology to commercial-scale fermentation, which could delay or prevent our commercialization of isobutanol.

While we have succeeded, at the demonstration plant, in reaching our commercial fermentation performance targets for isobutanol concentration, fermentation productivity and isobutanol yield, we have not accomplished this in a commercial plant environment. We are currently optimizing our yeast biocatalyst in anticipation of its integration into commercial facilities, but this process, if it succeeds at all, may take longer or cost more than expected. Our yeast biocatalyst may not be able to meet the commercial performance targets at a commercial-scale retrofitted plant in a timely manner, or ever. In addition, the risk of contamination and other problems may increase at commercial-scale isobutanol production facilities, which could negatively impact our cost of production. If we encounter difficulties in scaling up our production, our commercialization of isobutanol and our business, financial condition and results of operations will be materially adversely affected.

We may have difficulties gaining market acceptance and successfully marketing our isobutanol to customers, including chemical producers and refiners.

A key component of our business strategy is to market our isobutanol to chemical producers and refiners. We have no experience marketing isobutanol on a commercial scale and we may fail to successfully negotiate marketing agreements in a timely manner or on favorable terms. If we fail to successfully market our isobutanol to refiners and chemical producers, our business, financial condition and results of operations will be materially adversely affected.

We also intend to market our isobutanol to chemical producers for use in making various chemicals such as isobutylene, a type of butene that can be produced through the dehydration of isobutanol. Although a significant market currently exists for isobutylene produced from petroleum, which is widely used in the production of plastics, specialty chemicals, alkylate for gasoline blending and high octane aviation fuel, no one has successfully created isobutylene on a commercial scale from bio-based isobutanol. Therefore, to gain market acceptance and successfully market our isobutanol to chemical producers, we must show that our isobutanol can be converted into isobutylene at a commercial scale. As no company currently dehydrates commercial volumes of isobutanol into isobutylene, we must demonstrate the large-scale feasibility of the process and reach agreements with companies that are willing to invest in the necessary dehydration infrastructure. Failure to reach favorable agreements with these companies, or the inability

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of their plants to convert isobutanol into isobutylene at sufficient scale, will slow our development in the chemicals market and could significantly affect our profitability.

Obtaining market acceptance in the chemicals industry is complicated by the fact that many potential chemicals industry customers have invested substantial amounts of time and money in developing petroleum-based production channels. These potential customers generally have well-developed manufacturing processes and arrangements with suppliers of chemical components, and may display substantial resistance to changing these processes. Pre-existing contractual commitments, unwillingness to invest in new infrastructure, distrust of new production methods and lengthy relationships with current suppliers may all slow market acceptance of isobutanol.

No market currently exists for isobutanol as a fuel or fuel blendstock. Therefore, to gain market acceptance and successfully market our isobutanol to refiners, we must effectively demonstrate the commercial advantages of using isobutanol over other biofuels and blendstocks, as well as our ability to produce isobutanol reliably on a commercial scale at a sufficiently low cost. We must show that isobutanol is compatible with existing infrastructure and does not damage pipes, engines, storage facilities or pumps. We must also overcome marketing and lobbying efforts by producers of other biofuels and blendstocks, including ethanol, many of whom may have greater resources than we do. If the markets for isobutanol as a fuel or fuel blendstock do not develop as we currently anticipate, or if we are unable to penetrate these markets successfully, our revenue and revenue growth rate, if any, could be materially and adversely affected.

We believe that consumer demand for environmentally sensitive products will drive demand among large brand owners for renewable hydrocarbon sources. One of our marketing strategies is to leverage this demand to obtain commitments from large brand owners to purchase products made from our isobutanol by third parties. We believe these commitments will, in turn, promote chemicals industry demand for our isobutanol. If consumer demand for environmentally sensitive products fails to develop at sufficient scale or if such demand fails to drive large brand owners to seek sources of renewable hydrocarbons, our revenue and growth rate could be materially and adversely affected.

We may face substantial delay in getting regulatory approvals for use of our isobutanol in the fuels and chemicals markets, which could substantially hinder our ability to commercialize our products.

Commercialization of our isobutanol will require approvals from state and federal agencies. Before we can sell isobutanol as a fuel or fuel blendstock directly to large petroleum refiners, we must receive EPA fuel certification. We are currently conducting Tier 1 EPA testing, and the approval process may require significant time. Approval can be delayed for years, and there is no guarantee of receiving it. Additionally, California requires that fuels meet both its fuel certification requirements and a separate state low-carbon fuel standard. Any delay in receiving approval will slow or prevent the commercialization of our isobutanol for fuel markets, which could have a material adverse effect on our business, financial condition and results of operations.

Before any biofuel we produce receives a renewable identification number (“RIN”), we must register it with the EPA and receive approval that it meets specified regulatory requirements. Delay or failure in developing a fuel that meets the standards for advanced and cellulosic biofuels, or delays in receiving the desired RIN, will make our fuel less attractive to refiners, blenders, and other purchasers, which could harm our competitiveness.

With respect to the chemicals markets, we plan to focus on isobutanol production and sell to companies that can convert our isobutanol into other chemicals, such as isobutylene. However, should we later

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decide to produce these other chemicals ourselves, we may face similar requirements for EPA and other regulatory approvals. Approval, if ever granted, could be delayed for substantial amounts of time, which could significantly harm the development of our business and prevent the achievement of our goals.

Our isobutanol fermentation process utilizes a genetically modified organism which, when used in an industrial process, is considered a new chemical under the EPA’s Toxic Substances Control Act (“TSCA”). The TSCA requires us to comply with the EPA’s Microbial Commercial Activity Notice process to operate plants producing isobutanol using our biocatalysts. The TSCA’s new chemicals submission policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our isobutanol production.

There are various third-party certification organizations, such as ASTM and Underwriters’ Laboratories, Inc., involved in standard-setting regarding the transportation, dispensing and use of liquid fuel in the U.S. and abroad. These organizations may change the current standards and additional requirements may be enacted that could prevent or delay approval of our products. The process of seeking required approvals and the continuing need for compliance with applicable standards may require the expenditure of substantial resources, and there is no guarantee that we will satisfy these standards in a timely manner, if ever.

In addition, to retrofit ethanol facilities and operate the retrofitted plants to produce isobutanol, we will need to obtain and comply with a number of permit requirements. As a condition to granting necessary permits, regulators may make demands that could increase our retrofit or operations costs, and permit conditions could also restrict or limit the extent of our operations, which could delay or prevent our commercial production of isobutanol. We cannot guarantee that we will be able to meet all regulatory requirements or obtain and comply with all necessary permits to complete our planned ethanol plant retrofits, and failure to satisfy these requirements in a timely manner, or at all, could have a substantial negative effect on our performance.

We are in negotiations, facilitated by the Air Transport Association of America (“ATA”) with several major passenger and cargo airlines for potential commitments by several ATA member airlines to purchase jet fuel manufactured by third parties from our isobutanol. Jet fuels must meet various statutory and regulatory requirements before they may be used in commercial aviation. In the U.S., the use of specific jet fuels is regulated by the Federal Aviation Administration (“FAA”). Rather than directly approving specific fuels, the FAA certifies individual aircraft for flight. This certification includes authorization for an aircraft to use the types of fuels specified in its flight manual. To be included in an aircraft’s flight manual, the fuel must meet standards set by ASTM. The current ASTM requirements do not permit the use of jet fuel derived from isobutanol, and we will need to give ASTM sufficient data to justify creating a new standard applicable to ATJ. Though our work testing isobutanol-based ATJ with the U.S. Air Force Research Laboratory has provided us with data we believe ASTM will take into consideration, the process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations will require the expenditure of substantial resources. Failure to obtain regulatory approval in a timely manner, or at all, could have a significant negative effect on our operations.

We may be unable to successfully negotiate final, binding terms related to our current non-binding isobutanol supply and distribution agreements, which could harm our commercial prospects.

We have engaged in negotiations with a number of companies, and have agreed to preliminary terms regarding supplying isobutanol or the products derived from it to various companies for their use or

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further distribution, including LANXESS, Toray Industries, United Airlines and TOTAL PETROCHEMICALS. However, as of June 15, 2012, we are not party to any final, definitive supply or distribution agreements for our isobutanol, other than our exclusive supply agreement with LANXESS, our international off-take and distribution agreement with Sasol, our commercial off-take agreement with Mansfield, our joint development agreement with Toray Industries and our contract from the DLA. We may be unable to negotiate final terms with other companies in a timely manner, or at all, and there is no guarantee that the terms of any final agreement will be the same or similar to those currently contemplated in our preliminary agreements. Final terms may include less favorable pricing structures or volume commitments, more expensive delivery or purity requirements, reduced contract durations and other adverse changes. Delays in negotiating final contracts could slow our initial isobutanol commercialization, and failure to agree to definitive terms for sales of sufficient volumes of isobutanol could prevent us from growing our business. To the extent that terms in our initial supply and distribution contracts may influence negotiations regarding future contracts, the failure to negotiate favorable final terms related to our current preliminary agreements could have an especially negative impact on our growth and profitability. Additionally, as we have yet to produce or supply commercial volumes of isobutanol to any customer, we have not demonstrated that we can meet the production levels contemplated in our current non-binding supply agreements. If our production scale-up proceeds more slowly than we expect, or if we encounter difficulties in successfully completing plant retrofits, potential customers, including those with whom we have current letters of intent, may be less willing to negotiate definitive supply agreements, or demand terms less favorable to us, and our performance may suffer.

Even if we are successful in producing isobutanol on a commercial scale, we may not be successful in negotiating sufficient supply agreements for our production.

We expect that many of our customers will be large companies with extensive experience operating in the fuels or chemicals markets. As a development stage company, we lack commercial operating experience, and may face difficulties in developing marketing expertise in these fields. Our business model relies upon our ability to successfully negotiate and structure long-term supply agreements for the isobutanol we produce. Many of our potential customers may be more experienced in these matters than we are, and we may fail to successfully negotiate these agreements in a timely manner or on favorable terms which, in turn, may force us to slow our production, delay our acquiring and retrofitting of additional plants, dedicate additional resources to increasing our storage capacity and/or dedicate resources to sales in spot markets. Furthermore, should we become more dependent on spot market sales, our profitability will become increasingly vulnerable to short-term fluctuations in the price and demand for petroleum-based fuels and competing substitutes.

Our isobutanol may encounter physical or regulatory issues, which could limit its usefulness as a fuel blendstock.

In the fuel blendstock market, isobutanol can be used in conjunction with, or as a substitute for, ethanol and other widely-used fuel oxygenates, and we believe our isobutanol will be physically compatible with typical gasoline engines. However, there is a risk that under actual engine conditions, isobutanol will face significant limitations, making it unsuitable for use in high percentage gasoline blends. Additionally, current regulations limit fuel blends to low percentages of isobutanol, and also limit combination isobutanol-ethanol blends. Government agencies may maintain or even increase the restrictions on isobutanol fuel blends. As we believe that the potential to use isobutanol in higher percentage blends than is feasible for ethanol will be an important factor in successfully marketing isobutanol to refiners, a low blend wall could significantly limit commercialization of isobutanol as a fuel blendstock.

Risk factors

Our isobutanol may be less compatible with existing refining and transportation infrastructure than we believe, which may hinder our ability to market our product on a large scale.

We developed our business model based on our belief that our isobutanol is fully compatible with existing refinery infrastructure. For example, when making isobutanol blends, we believe that gasoline refineries will be able to pump our isobutanol through their pipes and blend it in their existing facilities without damaging their equipment. If our isobutanol proves unsuitable for such handling, it will be more expensive for refiners to use our isobutanol than we anticipate, and they may be less willing to adopt it as a fuel blendstock, forcing us to seek alternative purchasers.

Likewise, our plans for marketing our isobutanol are based upon our belief that it will be compatible with the pipes, tanks and other infrastructure currently used for transporting, storing and distributing gasoline. If our isobutanol or products incorporating our isobutanol cannot be transported with this equipment, we will be forced to seek alternative transportation arrangements, which will make our isobutanol and products produced from our isobutanol more expensive to transport and less appealing to potential customers. Reduced compatibility with either refinery or transportation infrastructure may slow or prevent market adoption of our isobutanol, which could substantially harm our performance.

Most of the ethanol plants we initially plan to retrofit use dry-milled corn as a feedstock. We plan to sell, as animal feed, the iDGs™ left as a co-product of fermenting isobutanol from dry-milled corn. We believe that this will enable us to offset a significant portion of the expense of purchasing corn for fermentation. We are currently approved to sell iDGs™ into animal feed through a self-assessed GRAS process via third party scientific review. In order to improve the value of our iDGs™, we are also in the process of obtaining FDA approval for the marketing of our iDGs™. We believe obtaining FDA approval will increase the value of our iDGs™ by offering customers of our iDGs™ further assurance of the safety of our iDGs™. FDA testing and approval can take a significant amount of time, and there is no guarantee that we will ever receive such approval. If FDA approval is delayed or never obtained, or if we are unable to secure market acceptance for our iDGs™, our net cost of production will increase, which may hurt our operating results.

Our development strategy relies heavily on our relationship with ICM.

We rely heavily upon our relationship with ICM. In October 2008, we entered into a development agreement and a commercialization agreement with ICM, each of which has since been amended. Pursuant to the terms of the development agreement, ICM engineers helped us install the equipment necessary to test and develop our isobutanol fermentation process at ICM’s one MGPY ethanol demonstration facility, and ICM agreed to assist us in running and maintaining the converted plant. We have been using the demonstration plant to improve our biocatalysts and to develop processes for commercial-scale production of isobutanol. Under the commercialization agreement, as amended, ICM serves as our exclusive engineering, procurement and construction (“EPC”) contractor for the retrofit of ethanol plants, and we serve as ICM’s exclusive technology partner for the production of butanols, pentanols and propanols from the fermentation of sugars. In August 2011, we entered into a work agreement with ICM. Pursuant to the terms of the work agreement, ICM provides EPC services for the retrofit of ethanol plants.

Because ICM has designed over 50% of the current operating ethanol production capacity in the U.S., we believe that our exclusive alliance with ICM will provide us with a competitive advantage and allow us to more quickly achieve commercial-scale production of isobutanol. However, ICM may fail to fulfill its obligations to us under our agreements and under certain circumstances, such as a breach of

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confidentiality by us, can terminate the agreements. In addition, ICM may assign the agreements without our consent in connection with a change of control. Since adapting our technology to commercial-scale production of isobutanol and then retrofitting ethanol plants to use our technology is a major part of our commercialization strategy, losing our exclusive alliance with ICM would slow our technological and commercial development. It could also force us to find a new contractor with less experience than ICM in designing and building ethanol plants, or to invest the time and resources necessary to retrofit plants on our own. Such retrofits may be less successful than if performed by ICM engineers, and retrofitted plants might operate less efficiently than expected. This could substantially hinder our ability to expand our production capacity, and could severely impact our performance. If ICM fails to fulfill its obligations to us under our agreements and our competitors obtain access to ICM’s expertise, our ability to realize continued development and commercial benefits from our alliance could be affected. Accordingly, if we lose our exclusive alliance with ICM, if ICM terminates or breaches its agreements with us, or if ICM assigns its agreements with us to a competitor of ours or to a third party that is not willing to work with us on the same terms or commit the same resources, our business and prospects could be harmed.

We may require substantial additional financing to achieve our goals, and a failure to obtain this capital when needed or on acceptable terms could force us to delay, limit, reduce or terminate our development and commercialization efforts.

Since our inception, most of our resources have been dedicated to research and development, as well as demonstrating the effectiveness of our technology. We believe that we will continue to expend substantial resources for the foreseeable future on further developing our technologies, developing future markets for our isobutanol and accessing facilities necessary for the production of isobutanol on a commercial scale. These expenditures will include costs associated with research and development, accessing existing ethanol plants, retrofitting the plants to produce isobutanol, obtaining government and regulatory approvals, acquiring or constructing storage facilities and negotiating supply agreements for the isobutanol we produce. In addition, other unanticipated costs may arise. Because the costs of developing our technology at a commercial scale are highly uncertain, we cannot reasonably estimate the amounts necessary to successfully commercialize our production.

To date, we have funded our operations primarily through equity offerings, including our initial public offering in February 2011, and borrowings under our secured debt financing arrangements. Based on our current plans and expectations, we will require additional funding to achieve our goal of producing and selling approximately 350 million gallons of isobutanol in 2015. In addition, the cost of preparing, filing, prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending against claims by others that we may be violating their intellectual property rights, including the current litigation with Butamax, may be significant. Moreover, our plans and expectations may change as a result of factors currently unknown to us, and we may need additional funds sooner than planned. We may also choose to seek additional capital sooner than required due to favorable market conditions or strategic considerations.

Our future capital requirements will depend on many factors, including:

➢	the timing of, and costs involved in developing our technologies for commercial-scale production of isobutanol;

➢	the timing of, and costs involved in accessing existing ethanol plants;

➢	the timing of, and costs involved in retrofitting the plants we access with our technologies;

➢	the costs involved in establishing an enhanced yeast seed train;

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➢	the cost of operating, maintaining and increasing production capacity of the retrofitted plants;

➢	our ability to negotiate agreements supplying suitable biomass to our plants, and the timing and terms of those agreements;

➢	the timing of, and the costs involved in developing adequate storage facilities for the isobutanol we produce;

➢	our ability to gain market acceptance for isobutanol as a specialty chemical, gasoline blendstock and as a raw material for the production of hydrocarbons;

➢	our ability to negotiate supply agreements for the isobutanol we produce, and the timing and terms of those agreements;

➢	our ability to negotiate sales of our isobutanol for commercial-scale production of butenes and other industrially useful chemicals and fuels, and the timing and terms of those sales;

➢	our ability to sell the iDGs™ left as a co-product of fermenting isobutanol from corn as animal feedstock;

➢	our ability to establish and maintain strategic partnerships, licensing or other arrangements and the timing and terms of those arrangements; and

➢

the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent, trademark and other intellectual property claims, including litigation costs and the outcome of such litigation.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If needed funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate:

➢	our research and development activities;

➢	our plans to access and/or retrofit existing ethanol facilities;

➢	our production of isobutanol at retrofitted plants; and/or

➢	our activities in developing storage capacity and negotiating supply agreements that may be necessary for the commercialization of our isobutanol production.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

We are seeking to raise additional equity capital through the offering contemplated by this prospectus and through the concurrent common stock offering and we may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale or issuance of equity, warrants or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise capital through debt financing, it may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships or licensing agreements with third parties, we may have to relinquish valuable rights to our technologies, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our development and commercialization efforts.

Risk factors

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline.

Our financial condition and operating results have varied significantly in the past and may continue to fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations are described in our Annual Report on Form 10-K, as amended, and other reports that we have filed with the SEC. Accordingly, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

Fluctuations in the price of corn and other feedstocks may affect our cost structure.

Our approach to the biofuels and chemicals markets will be dependent on the price of corn and other feedstocks that will be used to produce isobutanol. A decrease in the availability of plant feedstocks or an increase in the price may have a material adverse effect on our financial condition and operating results. At certain levels, prices may make these products uneconomical to use and produce, as we may be unable to pass the full amount of feedstock cost increases on to our customers.

The price and availability of corn and other plant feedstocks may be influenced by general economic, market and regulatory factors. These factors include weather conditions, farming decisions, government policies and subsidies with respect to agriculture and international trade, and global demand and supply. The significance and relative impact of these factors on the price of plant feedstocks is difficult to predict, especially without knowing what types of plant feedstock materials we may need to use.

Fluctuations in the price and availability of natural gas may harm our performance.

The ethanol facilities we are retrofitting or plan to retrofit to produce isobutanol, including the Agri-Energy Facility in Luverne, Minnesota, and the Redfield Facility in Redfield, South Dakota, use significant amounts of natural gas to produce ethanol. After retrofit with our GIFT® technology, these facilities will continue to require natural gas to produce isobutanol. Accordingly, our business is dependent upon natural gas supplied by third parties. Should the price of natural gas increase, our performance could suffer. Likewise, disruptions in the supply of natural gas could have a material impact on our business and results of operations.

Fluctuations in petroleum prices and customer demand patterns may reduce demand for biofuels and bio-based chemicals.

We anticipate marketing our biofuel as an alternative to petroleum-based fuels. Therefore, if the price of oil falls, any revenues that we generate from biofuel products could decline, and we may be unable to produce products that are a commercially viable alternative to petroleum-based fuels. Additionally, demand for liquid transportation fuels, including biofuels, may decrease due to economic conditions or otherwise. We will encounter similar risks in the chemicals industry, where declines in the price of oil may make petroleum-based hydrocarbons less expensive, which could reduce the competitiveness of our bio-based alternatives.

Changes in the prices of distiller’s grains and iDGs™ could have a material adverse effect on our financial condition.

From September 2010 through May 2012, we sold distiller’s grains as a co-product from the production of ethanol at the Agri-Energy Facility in Luverne, Minnesota and we may sell distiller’s grains produced by other ethanol facilities that we acquire in the future. We also plan to sell the iDGs™ that will be

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produced as a co-product of our commercial isobutanol production. Distiller’s grains and iDGs™ compete with other animal feed products, and decreases in the prices of these other products could decrease the demand for and price of distiller’s grains and iDGs™. Additionally, we have not yet produced commercial iDGs™ and, as such, there is a risk that our iDGs™ may not meet market requirements. If the price of distiller’s grains and iDGs™ decreases or our iDGs™ do not meet market requirements, our revenue from the sale of distiller’s grains and iDGs™ could suffer, which could have a material adverse effect on our financial condition.

To the extent that we produce ethanol at accessed plants before commencing isobutanol production, we will be vulnerable to fluctuations in the price of and cost to produce ethanol.

We believe that, like the Agri-Energy Facility, the other ethanol production facilities we access will continue to produce ethanol during most of the retrofit process. In most cases, we expect to obtain income from this ethanol production. Our earnings from ethanol revenue will be dependent on the price of, demand for and cost to produce ethanol. Decreases in the price of ethanol, whether caused by decreases in gasoline prices, changes in regulations, seasonal fluctuations or otherwise, will reduce our revenues, while increases in the cost of production will reduce our margins. Many of these risks, including fluctuations in feedstock costs and natural gas costs, are identical to risks we will face in the production of isobutanol. To the extent that ethanol production costs increase or price decreases, earnings from ethanol production could suffer, which could have a material adverse effect on our business.

Reductions or changes to existing regulations and policies may present technical, regulatory and economic barriers, all of which may significantly reduce demand for biofuels or our ability to supply isobutanol.

The market for biofuels is heavily influenced by foreign, federal, state and local government regulations and policies concerning the petroleum industry. For example, in 2007, the U.S. Congress passed an alternative fuels mandate that required nearly 14 billion gallons of liquid transportation fuels sold in 2011 to come from alternative sources, including biofuels, a mandate that grows to 36 billion gallons by 2022. Of this amount, a minimum of 21 billion gallons must be advanced biofuels. In the U.S. and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. Any reduction in mandated requirements for fuel alternatives and additives to gasoline may cause demand for biofuels to decline and deter investment in the research and development of biofuels. Market uncertainty regarding future policies may also affect our ability to develop new biofuels products or to license our technologies to third parties. Any inability to address these requirements and any regulatory or policy changes could have a material adverse effect on our biofuels business, financial condition and results of operations. Our other potential bioindustrial products may be subject to additional regulations.

Additionally, like the ethanol facilities that we retrofit, our isobutanol plants will emit greenhouse gases. Any changes in state or federal emissions regulations, including the passage of cap-and-trade legislation or a carbon tax, could limit our production of isobutanol and iDGs™ and increase our operating costs, which could have a material adverse effect on our business, financial condition and results of operations.

Risk factors

If we engage in additional acquisitions, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations.

If appropriate opportunities become available, we expect to acquire businesses, assets, technologies or products to enhance our business in the future. In connection with any future acquisitions, we could:

➢	issue additional equity securities which would dilute our current stockholders;

➢	incur substantial debt to fund the acquisitions; or

➢	assume significant liabilities.

Acquisitions involve numerous risks, including problems integrating the purchased operations, technologies or products, unanticipated costs and other liabilities, diversion of management’s attention from our core business, adverse effects on existing business relationships with current and/or prospective partners, customers and/or suppliers, risks associated with entering markets in which we have no or limited prior experience and potential loss of key employees. Other than our acquisition of Agri-Energy, we have not engaged in acquisitions in the past, and do not have experience in managing the integration process. Therefore, we may not be able to successfully integrate any businesses, assets, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. The integration process could divert management time from focusing on operating our business, result in a decline in employee morale and cause retention issues to arise from changes in compensation, reporting relationships, future prospects or the direction of the business. Acquisitions may also require us to record goodwill, non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges, incur amortization expenses related to certain intangible assets and incur large and immediate write-offs and restructuring and other related expenses, all of which could harm our operating results and financial condition. In addition, we may acquire companies that have insufficient internal financial controls, which could impair our ability to integrate the acquired company and adversely impact our financial reporting. If we fail in our integration efforts with respect to any of our acquisitions and are unable to efficiently operate as a combined organization, our business, financial condition and results of operations may be materially adversely affected.

If we engage in additional joint ventures, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations.

If appropriate opportunities become available, we expect to enter into joint ventures with the owners of existing ethanol production facilities in order to acquire access to additional isobutanol production capacity. We currently anticipate that in each such joint venture, the ethanol producer would contribute access to its existing ethanol production facility and we would be responsible for retrofitting such facility to produce isobutanol. Upon completion of the retrofit, and in some cases the attainment of certain performance targets, both parties to the joint venture would receive a portion of the profits from the sale of isobutanol, consistent with our business model. In connection with these joint ventures, we could incur substantial debt to fund the retrofit of the accessed facilities and we could assume significant liabilities.

Realizing the anticipated benefits of joint ventures, including projected increases to production capacity and additional revenue opportunities, involves a number of potential challenges. The failure to meet these challenges could seriously harm our financial condition and results of operations. Joint ventures are

Risk factors

complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs related to such arrangements, including:

➢	difficulties negotiating joint venture agreements with favorable terms and establishing relevant performance metrics;

➢	difficulties completing the retrofits of the accessed facilities using our integrated fermentation technology;

➢	the inability to meet applicable performance targets related to the production of isobutanol;

➢	difficulties obtaining the permits and approvals required to produce and sell our products in different geographic areas;

➢	complexities associated with managing the geographic separation of accessed facilities;

➢	diversion of management attention from ongoing business concerns to matters related to the joint ventures;

➢	difficulties maintaining effective relationships with personnel from different corporate cultures; and

➢	the inability to generate sufficient revenue to offset retrofit costs.

Additionally, our joint venture partners may have liabilities or adverse operating issues that we fail to discover through due diligence prior to entering into the joint ventures. In particular, to the extent that our joint venture partners failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations, we may suffer financial harm and/or reputational harm for these violations or otherwise be adversely affected.

Our joint venture partners may have significant amounts of existing debt and may not be able to service their existing debt obligations, which could cause the failure of a specific project and the loss by us of any investment we have made to retrofit the facilities owned by the joint venture partner. In addition, if we are unable to meet specified performance targets related to the production of isobutanol at a facility owned by one of our joint venture partners, we may never become eligible to receive a portion of the profits of the joint venture and may be unable to recover the costs of retrofitting the facility.

Additionally, we plan to be the sole marketer for all isobutanol and co-products produced using our proprietary technology including, without limitation, all isobutanol that is produced by any facilities that we access via joint venture. Marketing agreements can be very complex and the obligations that we assume as the sole marketer of isobutanol may be time consuming. We have no experience marketing isobutanol on a commercial scale and we may fail to successfully negotiate marketing agreements in a timely manner or on favorable terms. If we fail to successfully market the isobutanol produced using our proprietary technology to refiners and chemical producers, our business, financial condition and results of operations will be materially adversely affected.

If we lose key personnel, including key management personnel, or are unable to attract and retain additional personnel, it could delay our product development programs and harm our research and development efforts, we may be unable to pursue partnerships or develop our own products and it may trigger an event of default under our loan agreements with TriplePoint.

Our business is complex and we intend to target a variety of markets. Therefore, it is critical that our management team and employee workforce are knowledgeable in the areas in which we operate. The loss of any key members of our management, including our named executive officers, or the failure to attract

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or retain other key employees who possess the requisite expertise for the conduct of our business, could prevent us from developing and commercializing our products for our target markets and entering into partnerships or licensing arrangements to execute our business strategy. In addition, the loss of any key scientific staff, or the failure to attract or retain other key scientific employees, could prevent us from developing and commercializing our products for our target markets and entering into partnerships or licensing arrangements to execute our business strategy. We may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the advanced biofuels area, or due to the limited availability of personnel with the qualifications or experience necessary for our renewable chemicals and advanced biofuels business. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that will adversely affect our ability to meet the demands of our partners and customers in a timely fashion or to support our internal research and development programs. In particular, our product and process development programs are dependent on our ability to attract and retain highly skilled scientists. Competition for experienced scientists and other technical personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms. Additionally, certain changes in our management could trigger an event of default under our loan and security agreements with TriplePoint, and we could be forced to pay the outstanding balance of the loan(s) in full. All of our employees are at-will employees, which means that either the employee or we may terminate their employment at any time.

Our planned activities will require additional expertise in specific industries and areas applicable to the products and processes developed through our technology platform or acquired through strategic or other transactions, especially in the end markets that we seek to penetrate. These activities will require the addition of new personnel, and the development of additional expertise by existing personnel. The inability to attract personnel with appropriate skills or to develop the necessary expertise could impair our ability to grow our business.

Our ability to compete may be adversely affected if we do not adequately protect our proprietary technologies or if we lose some of our intellectual property rights through costly litigation or administrative proceedings.

Our success will depend in part on our ability to obtain patents and maintain adequate protection of our intellectual property covering our technologies and products and potential products in the U.S. and other countries. We have adopted a strategy of seeking patent protection in the U.S. and in certain foreign countries with respect to certain of the technologies used in or relating to our products and processes. As such, as of June 22, 2012, we exclusively licensed rights to 101 issued patents and filed patent applications in the U.S. and in various foreign jurisdictions, and we owned rights to approximately 325 issued patents and filed patent applications in the U.S. and in various foreign jurisdictions. When and if issued, patents would expire at the end of their term and any patent would only provide us commercial advantage for a limited period of time, if at all. Our patent applications are directed to our enabling technologies and to our methods and products which support our business in the advanced biofuels and renewable chemicals markets. We intend to continue to apply for patents relating to our technologies, methods and products as we deem appropriate.

Only nine of the patent applications that we have filed in the U.S. or in any foreign jurisdictions, and only certain of the patent applications filed by third parties in which we own rights, have been issued. A filed patent application does not guarantee a patent will issue and a patent issuing does not guarantee its validity, nor does it give us the right to practice the patented technology or commercialize the patented product. Third parties may have or obtain rights to “blocking patents” that could be used to prevent us from commercializing our products or practicing our technology. The scope and validity of patents and

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success in prosecuting patent applications involve complex legal and factual questions and, therefore, issuance, coverage and validity cannot be predicted with any certainty. Patents issuing from our filed applications may be challenged, invalidated or circumvented. Moreover, third parties could practice our inventions in secret and in territories where we do not have patent protection. Such third parties may then try to sell or import products made using our inventions in and into the U.S. or other territories and we may be unable to prove that such products were made using our inventions. Additional uncertainty may result from implementation of the Leahy-Smith America Invents Act, enacted in September 2011, as well as other potential patent reform legislation passed by the U.S. Congress and from legal precedent as handed down by the U.S. Court of Appeals for the Federal Circuit and the U.S. Supreme Court, as they determine legal issues concerning the scope, validity and construction of patent claims. Because patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publication of discoveries in the scientific literature often lags behind the actual discoveries, there is additional uncertainty as to the validity of any patents that may issue and the potential for “blocking patents” coming into force at some future date. Accordingly, we cannot ensure that any of our currently filed or future patent applications will result in issued patents, or even if issued, predict the scope of the claims that may issue in our and other companies’ patents. Given that the degree of future protection for our proprietary rights is uncertain, we cannot ensure that (i) we were the first to make the inventions covered by each of our filed applications, (ii) we were the first to file patent applications for these inventions, (iii) the proprietary technologies we develop will be patentable, (iv) any patents issued will be broad enough in scope to provide commercial advantage and prevent circumvention, and (v) competitors and other parties do not have or will not obtain patent protection that will block our development and commercialization activities.

These concerns apply equally to patents we have licensed, which may likewise be challenged, invalidated or circumvented, and the licensed technologies may be obstructed from commercialization by competitors’ “blocking patents.” In addition, we generally do not control the patent prosecution and maintenance of subject matter that we license from others. Generally, the licensors are primarily or wholly responsible for the patent prosecution and maintenance activities pertaining to the patent applications and patents we license, while we may only be afforded opportunities to comment on such activities. Accordingly, we are unable to exercise the same degree of control over licensed intellectual property as we exercise over our own intellectual property and we face the risk that our licensors will not prosecute or maintain it as effectively as we would like.

In addition, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, particularly where, as here, the end products reaching the market generally do not reveal the processes used in their manufacture, and particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the U.S., so we cannot be certain that the steps we have taken in obtaining intellectual property and other proprietary rights will prevent unauthorized use of our technology. If competitors are able to use our technology without our authorization, our ability to compete effectively could be adversely affected. Moreover, competitors and other parties such as universities may independently develop and obtain patents for technologies that are similar to or superior to our technologies. If that happens, the potential competitive advantages provided by our intellectual property may be adversely affected. We may then need to license these competing technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could cause material harm to our business. Accordingly, litigation may be necessary for us to assert claims of infringement, enforce patents we own or license, protect trade secrets or determine the enforceability, scope and validity of the intellectual property rights of others.

Risk factors

Our commercial success also depends in part on not infringing patents and proprietary rights of third parties, and not breaching any licenses or other agreements that we have entered into with regard to our technologies, products and business. We cannot be certain that patents have not or will not issue to third parties that could block our ability to obtain patents or to operate our business as we would like, or at all. There may be patents in some countries that, if valid, may block our ability to commercialize products in those countries if we are unsuccessful in circumventing or acquiring rights to these patents. There may also be claims in patent applications filed in some countries that, if granted and valid, may also block our ability to commercialize products or processes in these countries if we are unable to circumvent or license them.

As is commonplace in the biotechnology industries, some of our directors, employees and consultants are or have been employed at, or associated with, companies and universities that compete with us or have or will develop similar technologies and related intellectual property. While employed at these companies, these employees, directors and consultants may have been exposed to or involved in research and technology similar to the areas of research and technology in which we are engaged. Though we have not received such a complaint, we may be subject to allegations that we, our directors, employees or consultants have inadvertently or otherwise used, misappropriated or disclosed alleged trade secrets or confidential or proprietary information of those companies. Litigation may be necessary to defend against such allegations and the outcome of any such litigation would be uncertain.

Under some of our research agreements, our partners share joint rights in certain intellectual property we develop. For example, under our development agreement with ICM, we have exclusive rights to all intellectual property developed within the defined scope of the project, but all other intellectual property developed pursuant to the agreement is to be jointly owned. Such provisions may limit our ability to gain commercial benefit from some of the intellectual property we develop, and may lead to costly or time-consuming disputes with parties with whom we have commercial relationships over rights to certain innovations.

If any other party has filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in interference, derivation or other proceedings declared by the United States Patent and Trademark Office to determine priority of invention and, thus, the right to the patents for these inventions in the U.S. These proceedings could result in substantial cost to us even if the outcome is favorable. Even if successful, such a proceeding may result in the loss of certain claims. Even successful outcomes of such proceedings could result in significant legal fees and other expenses, diversion of management time and efforts and disruption in our business. Uncertainties resulting from initiation and continuation of any patent or related litigation could harm our ability to compete.

Our government grants are subject to uncertainty, which could harm our business and results of operations.

We have received various government grants, including a cooperative agreement, to complement and enhance our own resources. We may seek to obtain government grants and subsidies in the future to offset all or a portion of the costs of retrofitting existing ethanol manufacturing facilities and the costs of our research and development activities. We cannot be certain that we will be able to secure any such government grants or subsidies. Any of our existing grants or new grants that we may obtain may be terminated, modified or recovered by the granting governmental body under certain conditions.

We may also be subject to audits by government agencies as part of routine audits of our activities funded by our government grants. As part of an audit, these agencies may review our performance, cost structures and compliance with applicable laws, regulations and standards. Funds available under grants

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must be applied by us toward the research and development programs specified by the granting agencies, rather than for all of our programs generally. If any of our costs are found to be allocated improperly, the costs may not be reimbursed and any costs already reimbursed may have to be refunded. Accordingly, an audit could result in an adjustment to our revenues and results of operations.

We have received funding from U.S. government agencies, which could negatively affect our intellectual property rights.

Some of our research has been funded by grants from U.S. government agencies. When new technologies are developed with U.S. government funding, the government obtains certain rights in any resulting patents and technical data, generally including, at a minimum, a nonexclusive license authorizing the government to use the invention or technical data for noncommercial purposes. U.S. government funding must be disclosed in any resulting patent applications, and our rights in such inventions will normally be subject to government license rights, periodic progress reporting, foreign manufacturing restrictions and march-in rights. March-in rights refer to the right of the U.S. government, under certain limited circumstances, to require us to grant a license to technology developed under a government grant to a responsible applicant or, if we refuse, to grant such a license itself. March-in rights can be triggered if the government determines that we have failed to work sufficiently towards achieving practical application of a technology or if action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give preference to U.S. industry. If we breach the terms of our grants, the government may gain rights to the intellectual property developed in our related research. The government’s rights in our intellectual property may lessen its commercial value, which could adversely affect our performance.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Many companies have encountered significant problems in protecting and enforcing intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to bioindustrial technologies. This could make it difficult for us to stop the infringement of our patents or misappropriation of our other intellectual property rights. Proceedings to enforce our patents and other proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to enforce our intellectual property rights in such countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

If our biocatalysts, or the genes that code for our biocatalysts, are stolen, misappropriated or reverse engineered, others could use these biocatalysts or genes to produce competing products.

Third parties, including our contract manufacturers, customers and those involved in shipping our biocatalysts, may have custody or control of our biocatalysts. If our biocatalysts, or the genes that code for our biocatalysts, were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to reproduce these biocatalysts for their own commercial gain. If this were to occur, it would be difficult for us to discover or challenge this type of use, especially in countries with limited intellectual property protection.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade

Risk factors

secrets and proprietary information, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that know-how and inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, these agreements may not be enforceable, our proprietary information may be disclosed, third parties could reverse engineer our biocatalysts and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, an unauthorized breach in our information technology systems may expose our trade secrets and other proprietary information to unauthorized parties.

We may face substantial competition, which could adversely affect our performance and growth.

We may face substantial competition in the markets for isobutanol, plastics, fibers, rubber, other polymers and hydrocarbon fuels. Our competitors include companies in the incumbent petroleum-based industry as well as those in the nascent biorenewable industry. The incumbent petroleum-based industry benefits from a large established infrastructure, production capability and business relationships. The incumbents’ greater resources and financial strength provide significant competitive advantages that we may not be able to overcome in a timely manner. Academic and government institutions may also develop technologies, which will compete with us in the chemicals, solvents and blendstock markets.

The biorenewable industry is characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological development by others may impact the competitiveness of our products in the marketplace. Competitors and potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete or may use their greater resources to gain market share at our expense.

In the production of isobutanol, we face competition from DuPont, which has announced plans to develop and market isobutanol through Butamax, a joint venture with BP. Additionally, a number of companies including Cathay Industrial Biotech, Ltd., Green Biologics Ltd., METabolic Explorer, S.A., TetraVitae Bioscience, Inc. and Cobalt Technologies, Inc. are developing n-butanol production capability from a variety of renewable feedstocks.

In the plastics, fibers, rubber and other polymers markets, we face competition from incumbent petroleum-derived products, other renewable isobutanol producers and renewable n-butanol producers. Our competitive position versus the incumbent petroleum-derived products and other renewable butanol producers may not be favorable. Petroleum-derived products have dominated the market for many years and there is substantial existing infrastructure for production from petroleum sources, which may impede our ability to establish a position in these markets. Other isobutanol and n-butanol companies may develop technologies that prove more effective than our isobutanol production technology, or such companies may be more adept at marketing their production. Additionally, one small company in France, Global Bioenergies, S.A., is pursuing the production of isobutylene from renewable carbohydrates directly. Since conversion of isobutanol to butenes such as isobutylene is a key step in

Risk factors

producing many plastics, fibers, rubber and other polymers from our isobutanol, this direct production of renewable isobutylene, if successful, could limit our opportunities in these markets.

In the gasoline blendstock market, we will compete with renewable ethanol producers (including those working to produce ethanol from cellulosic feedstocks), producers of alkylate from petroleum and producers of other blendstocks, all of whom may reduce our ability to obtain market share or maintain our price levels. For example, Coskata, Inc. is developing a hybrid thermochemical-biocatalytic process to produce ethanol from a variety of feedstocks. If any of these competitors succeed in producing blendstocks more efficiently, in higher volumes or offering superior performance than our isobutanol, our financial performance may suffer. Furthermore, if our competitors have more success marketing their products or reach development or supply agreements with major customers, our competitive position may also be harmed.

In the production of other cellulosic biofuels, key competitors include Shell Oil Company, BP, DuPont-Danisco Cellulosic Ethanol LLC, Abengoa Bioenergy, S.A., POET, LLC, ICM, Mascoma Corporation, Range Fuels Inc., Inbicon A/S, INEOS New Planet BioEnergy LLC, Coskata, Inc., Archer Daniels Midland Company, BlueFire Ethanol, Inc., KL Energy Corporation, ZeaChem Inc., Iogen Corporation, Qteros, Inc., AE Biofuels, Inc. and many smaller start-up companies. If these companies are successful in establishing low cost cellulosic ethanol or other fuel production, it could negatively impact the market for our isobutanol as a gasoline blendstock.

In the markets for the hydrocarbon fuels that we plan to produce from our isobutanol, we will face competition from the incumbent petroleum-based fuels industry. The incumbent petroleum-based fuels industry makes the vast majority of the world’s gasoline, jet and diesel fuels and blendstocks. It is a mature industry with a substantial base of infrastructure for the production and distribution of petroleum-derived products. The size, established infrastructure and significant resources of many companies in this industry may put us at a substantial competitive disadvantage, and delay or prevent the establishment and growth of our business in the market for hydrocarbon fuels.

Biofuels companies may also provide substantial competition in the hydrocarbon fuels market. With respect to production of renewable gasoline, biofuels competitors are numerous and include both large established companies and numerous start-ups. For example, Virent Energy Systems, Inc. has developed a process for making gasoline and gasoline blendstocks and Kior, Inc. has developed a technology platform to convert biomass into renewable crude oil. Many other competitors may do so as well. In the jet fuel market, we will face competition from companies such as Synthetic Genomics, Inc., Solazyme, Inc., Sapphire Energy, Inc. and Exxon-Mobil Corporation that are pursuing production of jet fuel from algae-based technology. LS9, Inc. (“LS9”) and others are also targeting production of jet fuels from renewable biomass. We may also face competition from companies working to produce jet fuel from hydrogenated fatty acid methyl esters. In the diesel fuels market, competitors such as Amyris Inc. and LS9 have developed technologies for production of alternative hydrocarbon diesel fuel.

In the plastics, fibers, rubber and other polymers markets and the hydrocarbon fuels market, we expect to face vigorous competition from existing technologies. The companies we may compete with may have significantly greater access to resources, far more industry experience and/or more established sales and marketing networks. Additionally, since we do not plan to produce most of these products directly, we depend on the willingness of potential customers to purchase and convert our isobutanol into their products. These potential customers generally have well-developed manufacturing processes and arrangements with suppliers of the chemical components of their products and may have a resistance to changing these processes and components. These potential customers frequently impose lengthy and

Risk factors

complex product qualification procedures on their suppliers, influenced by consumer preference, manufacturing considerations such as process changes and capital and other costs associated with transitioning to alternative components, supplier operating history, regulatory issues, product liability and other factors, many of which are unknown to, or not well understood by, us. Satisfying these processes may take many months or years. If we are unable to convince these potential customers that our isobutanol is comparable or superior to the alternatives that they currently use, we will not be successful in entering these markets and our business will be adversely affected.

We also face challenges in marketing our isobutanol. Though we intend to enhance our competitiveness through partnerships and joint development agreements, some competitors may gain an advantage by securing more valuable partnerships for developing their hydrocarbon products than we are able to obtain. Such partners could include major petrochemical, refiner or end-user companies. Additionally, petrochemical companies may develop alternative pathways for hydrocarbon production that may be less expensive, and may utilize more readily available infrastructure than that used to convert our isobutanol into hydrocarbon products.

We plan to enter into partnerships through which we will sell significant volumes of our isobutanol to partners who will convert it into useful hydrocarbons or use it as a fuel or fuel blendstock. However, if any of these partners instead negotiate supply agreements with other buyers for the isobutanol they purchase from us, or sell it into the open market, they may become competitors of ours in the field of isobutanol sales. This could significantly reduce our profitability and hinder our ability to negotiate future supply agreements for our isobutanol, which could have an adverse effect on our performance.

Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Many of our competitors have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, certain of our competitors may also benefit from local government subsidies and other incentives that are not available to us. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation. Furthermore, to secure purchase agreements from certain customers, we may be required to enter into exclusive supply contracts, which could limit our ability to further expand our sales to new customers. Likewise, major potential customers may be locked into long-term, exclusive agreements with our competitors, which could inhibit our ability to compete for their business.

In addition, various governments have recently announced a number of spending programs focused on the development of clean technologies, including alternatives to petroleum-based fuels and the reduction of carbon emissions. Such spending programs could lead to increased funding for our competitors or a rapid increase in the number of competitors within those markets.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position and prevent us from obtaining or maintaining profitability.

Risk factors

The terms of our loan and security agreements with TriplePoint may restrict our ability to engage in certain transactions.

In August 2010, we entered into two loan and security agreements with TriplePoint, one in which we borrowed $5.0 million and another in which our wholly owned subsidiary, Gevo Development, LLC, borrowed $12.5 million to finance its acquisition of Agri-Energy (the “Agri-Energy Loan Agreement”), each of which has since been amended. We expect to repay the $5.0 million facility with the proceeds of this offering. In October 2011, the Agri-Energy Loan Agreement was amended to provide Agri-Energy with additional term loan facilities of up to $15.0 million to pay a portion of the costs, expenses, and other amounts associated with the retrofit of Agri-Energy Facility to produce isobutanol. Pursuant to the terms of these loan and security agreements, we cannot engage in certain actions, including disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain kinds of additional indebtedness or acquiring or merging with other entities unless we receive the prior approval of TriplePoint. If TriplePoint does not consent to any of the actions that we desire to take, we could be prohibited from engaging in transactions which could be beneficial to our business and our stockholders or could be forced to pay the outstanding balance of the loan(s) in full. As of March 31, 2012, the aggregate outstanding principal and final payments under the loans from TriplePoint was approximately $34.8 million.

Business interruptions could delay us in the process of developing our products and could disrupt our sales.

We are vulnerable to natural disasters and other events that could disrupt our operations, such as riots, civil disturbances, war, terrorist acts, floods, infections in our laboratory or production facilities or those of our contract manufacturers and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business. Furthermore, ICM may terminate our commercialization agreement if a force majeure event interrupts our operations for a specified period of time.

We engage in hedging transactions, which could harm our business.

We currently engage in hedging transactions to offset some of the effects of volatility in commodity prices. We expect to engage in similar transactions once we begin commercial isobutanol production. We generally follow a policy of using exchange-traded futures contracts to reduce our net position in agricultural commodity inventories and forward cash purchase contracts to manage price risk. Hedging activities may cause us to suffer losses, such as if we purchase a position in a declining market or sell a position in a rising market. Furthermore, hedging exposes us to the risk that the other party to a hedging contract defaults on its obligation. We may vary the hedging strategies we undertake, which could leave us more vulnerable to increases in commodity prices or decreases in the prices of isobutanol, distiller’s grains, iDGs™ or ethanol. Losses from hedging activities and changes in hedging strategy could have a material adverse effect on our operations.

Ethical, legal and social concerns about genetically engineered products and processes, and similar concerns about feedstocks grown on land that could be used for food production, could limit or prevent the use of our products, processes and technologies and limit our revenues.

Some of our processes involve the use of genetically engineered organisms or genetic engineering technologies. Additionally, our feedstocks may be grown on land that could be used for food production, which subjects our feedstock sources to “food versus fuel” concerns. If we are not able to overcome the ethical, legal and social concerns relating to genetic engineering or food versus fuel, our products and

Risk factors

processes may not be accepted. Any of the risks discussed below could result in increased expenses, delays or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions. Our ability to develop and commercialize one or more of our technologies, products, or processes could be limited by the following factors:

➢

public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and genetically engineered products and processes, which could influence public acceptance of our technologies, products and processes;

➢

public attitudes regarding, and potential changes to laws governing ownership of genetic material, which could harm our intellectual property rights with respect to our genetic material and discourage others from supporting, developing or commercializing our products, processes and technologies;

➢

public attitudes and ethical concerns surrounding production of feedstocks on land which could be used to grow food, which could influence public acceptance of our technologies, products and processes;

➢	governmental reaction to negative publicity concerning genetically engineered organisms, which could result in greater government regulation of genetic research and derivative products; and

➢	governmental reaction to negative publicity concerning feedstocks produced on land which could be used to grow food, which could result in greater government regulation of feedstock sources.

The subjects of genetically engineered organisms and food versus fuel have received negative publicity, which has aroused public debate. This adverse publicity could lead to greater regulation and trade restrictions on imports of genetically engineered products or feedstocks grown on land suitable for food production.

The biocatalysts that we develop have significantly enhanced characteristics compared to those found in naturally occurring enzymes or microbes. While we produce our biocatalysts only for use in a controlled industrial environment, the release of such biocatalysts into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release could have a material adverse effect on our business and financial condition, and we may be exposed to liability for any resulting harm.

Compliance with stringent laws and regulations may be time consuming and costly, which could adversely affect the commercialization of our biofuels products.

Any biofuels developed using our technologies will need to meet a significant number of regulations and standards, including regulations imposed by the U.S. Department of Transportation, the EPA, the FAA, various state agencies and others. Any failure to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay the commercialization of any biofuels developed using our technologies and subject us to fines and other penalties.

We use hazardous materials in our business and we must comply with environmental laws and regulations. Any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could be time consuming and costly and could adversely affect our business and results of operations.

Our research and development processes involve the use of hazardous materials, including chemical, radioactive and biological materials. Our operations also produce hazardous waste. We cannot eliminate entirely the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal

Risk factors

of, and human exposure to, these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Although we believe that our activities conform in all material respects with environmental laws, there can be no assurance that violations of environmental, health and safety laws will not occur in the future as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, third-party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws can be joint and several and without regard to comparative fault. Environmental laws could become more stringent over time imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.

As isobutanol has not previously been used as a commercial fuel in significant amounts, its use subjects us to product liability risks, and we may have difficulties obtaining product liability insurance.

Isobutanol has not previously been used as a commercial fuel and research regarding its impact on engines and distribution infrastructure is ongoing. Though we intend to test our isobutanol further before its commercialization, there is a risk that it may damage engines or otherwise fail to perform as expected. If isobutanol degrades the performance or reduces the lifecycle of engines, or causes them to fail to meet emissions standards, market acceptance could be slowed or stopped, and we could be subject to product liability claims. Furthermore, due to isobutanol’s lack of commercial history as a fuel, we are uncertain as to whether we will be able to acquire product liability insurance on reasonable terms, or at all. A significant product liability lawsuit could substantially impair our production efforts and could have a material adverse effect on our business, reputation, financial condition and results of operations.

We may not be able to use some or all of our net operating loss carry-forwards to offset future income.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitation on its ability to utilize its pre-change net operating loss carry-forwards, or net operating losses, to offset future taxable income. We may have experienced one or more ownership changes in prior years, and the issuance of shares in connection with our initial public offering may itself have triggered an ownership change; hence, our ability to utilize our net operating losses to offset income if we attain profitability may be limited. In addition, these loss carry-forwards expire at various times over the next 20 years. We believe that it is more likely than not that these carry-forwards will not result in any material future tax savings.

Enacted and proposed changes in securities laws and regulations have increased our costs and may continue to increase our costs in the future.

In recent years, there have been several changes in laws, rules, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 and various other new regulations promulgated by the SEC and rules promulgated by the national securities exchanges.

The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on publicly-held companies, including us, to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also requires compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act are effective upon enactment, others will be implemented upon the SEC’s adoption of related

Risk factors

rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

These and other new or changed laws, rules, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. We continually evaluate and monitor regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to evaluate and report on our internal control over financial reporting and have our chief executive officer and chief financial officer certify as to the accuracy and completeness of our financial reports. The process of implementing our internal controls and complying with Section 404 is expensive and time consuming, and requires significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations.

Our management has concluded that there are no material weaknesses in our internal controls over financial reporting as of March 31, 2012. However, there can be no assurance that our controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. If we, or our independent registered public accounting firm, discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including SEC action, ineligibility for short form resale registration, the suspension or delisting of our common stock from the stock exchange on which it is listed and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price and could harm our business.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to the achievement of advances in our technology platform, the success of our retrofit production model, the availability of suitable and cost-competitive feedstocks, our ability to gain market acceptance for our products, the expected cost-competitiveness and relative performance attributes of our isobutanol and the products derived from it, additional competition, the future price and volatility of petroleum and products derived from petroleum and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.

Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future results, performance or achievements are beyond our ability to control or predict. The following are important factors, among others, that could cause actual results, performance or achievements to differ materially from the results or achievements reflected in our forward-looking statements:

➢	an inability to successfully commercialize isobutanol and the products derived from it;

➢	an inability to produce commercial quantities of isobutanol in a timely and economic manner;

➢	unexpected delays, operational difficulties, cost-overruns or failures in the retrofit process;

➢	a failure to successfully identify and acquire access to additional facilities suitable for efficient retrofitting;

➢	a failure to market our isobutanol to potential customers;

➢	fluctuations in the market price of petroleum;

➢	fluctuations in the market price of corn and other feedstocks;

➢	an inability to obtain regulatory approval for the use of our isobutanol in our target markets;

➢	a failure to adequately protect our intellectual property, or the loss of some of our intellectual property rights through costly litigation or administrative proceedings;

➢	a failure to transition our preliminary commitments into definitive supply and distribution agreements or to negotiate sufficient long-term supply agreements for our production of isobutanol; and

➢	general economic conditions and inflation, interest rate movements and access to capital.

The forward-looking statements contained herein reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking

Cautionary note regarding forward-looking statements

statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk factors” beginning on page S-21.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Our earnings are inadequate to cover fixed charges, and the dollar amount of the coverage deficiency for all periods is provided below (dollars in thousands):

	Three Months Ended March 31, 2012	Years Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(1)	—	—	—	—	—	—
Deficiency of Earnings Available to Cover Fixed Charges	$(19,648)	$(48,511)	$(40,112)	$(19,885)	$(14,542)	$(7,226)

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of earnings from continuing operations and fixed charges (not including capitalized interest). Fixed charges consist of interest expense, amortization and expensing of debt expense, interest component of rent expense and capitalized interest. This calculation results in less than one-to-one coverage, and the dollar amount of the deficiency is set forth in the table above.

Description of existing indebtedness

GEVO LOAN AGREEMENT

In August 2010, concurrent with the execution of the agreement to acquire Agri-Energy, we entered into a loan and security agreement with TriplePoint (the “Gevo Loan Agreement”), pursuant to which we borrowed $5.0 million. We expect to repay the Gevo Loan Agreement with the proceeds of this offering. The Gevo Loan Agreement includes customary affirmative and negative covenants for agreements of this type and events of default, including, disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain amounts of additional indebtedness, or acquiring or merging with another entity, excluding Agri-Energy, unless we receive the prior approval of TriplePoint. The aggregate amount outstanding under the Gevo Loan Agreement bears interest at a rate equal to 13%, is subject to an end-of-term payment equal to 8% of the amount borrowed and is secured by substantially all of the assets of Gevo, Inc., other than our intellectual property. This loan is also secured by substantially all of the assets of Agri-Energy. Additionally, under the terms of each of (i) the Gevo Loan Agreement and (ii) Gevo, Inc.’s guarantee of Agri-Energy’s obligations under the Original Agri-Energy Loan Agreement described below, we are prohibited from granting a security interest in our intellectual property assets to any other entity until both TriplePoint loans are paid in full. The loan matures on August 31, 2014, and provides for interest-only payments during the first 24 months. An additional interest-only period of six months may be elected in the event that we begin producing isobutanol at our Agri-Energy Facility by June 30, 2012. At March 31, 2012, we were in compliance with the debt covenants under the Gevo Loan Agreement.

ORIGINAL AGRI-ENERGY LOAN AGREEMENT

In August 2010, Gevo Development borrowed $12.5 million from TriplePoint to finance its acquisition of Agri-Energy. In September 2010, upon completion of the acquisition, the loan and security agreement was amended to make Agri-Energy the borrower under the facility. This loan and security agreement (the “Original Agri-Energy Loan Agreement”) includes customary affirmative and negative covenants for agreements of this type and events of default. The aggregate amount outstanding under the Original Agri-Energy Loan Agreement bears interest at a rate equal to 13% and is subject to an end-of-term payment equal to 8% of the amount borrowed. The loan is secured by the equity interests of Agri-Energy held by Gevo Development and substantially all the assets of Agri-Energy. The loan matures on September 1, 2014, and provides for interest-only payments during the first 24 months. An additional interest-only period of six months may be elected in the event that we begin producing isobutanol at our Agri-Energy Facility by June 30, 2012. The loan is guaranteed by Gevo, Inc. pursuant to a continuing guaranty executed by Gevo, Inc. in favor of TriplePoint, which is secured by substantially all of the assets of Gevo, Inc., other than its intellectual property. At March 31, 2012, we were in compliance with the debt covenants under the Original Agri-Energy Loan Agreement.

AMENDED AGRI-ENERGY LOAN AGREEMENT

In October 2011, Agri-Energy entered into an amended and restated loan and security agreement (the “Amended Agri-Energy Loan Agreement”) with TriplePoint which amends and restates the Original Agri-Energy Loan Agreement. The Amended Agri-Energy Loan Agreement includes customary affirmative and negative covenants for agreements of this type and events of default. The Amended Agri-Energy Loan Agreement provides Agri-Energy with additional term loan facilities of up to $15.0 million (the “New Loan”) (which amount is in addition to the existing $12.5 million term loan provided under the Original Agri-Energy Loan Agreement, which term loan remains in place under the Amended Agri-Energy Loan Agreement), the proceeds of which will be used to pay a portion of the costs, expenses, and

Description of existing indebtedness

other amounts associated with the retrofit of the Agri-Energy Facility to produce isobutanol. The loan matures and will be paid off on October 31, 2015. The aggregate amount outstanding under the New Loan bears interest at a rate of 11% and is subject to an end-of-term payment equal to 5.75% of the amount borrowed. The New Loan provides for interest-only payments through July 1, 2012 and an additional interest-only period of six months on the New Loan may be elected in the event that we have received net offering proceeds of at least $75.0 million from one or more secondary equity offerings by June 30, 2012. Any borrowings under the New Loan that are in excess of 50% of the amount incurred for the retrofit the Agri-Energy Facility must be immediately repaid to TriplePoint.

On October 20, 2011, Agri-Energy borrowed $10.0 million under the Amended Agri-Energy Loan Agreement. On January 6, 2012, Agri-Energy borrowed an additional $5.0 million under this facility, bringing the total borrowed under the New Loan at March 31, 2012 to $15.0 million. Upon our request and the additional approval of TriplePoint, we may borrow an additional $5.0 million under the Amended Agri-Energy Loan Agreement increasing the maximum size of the New Loan to $20.0 million. At March 31, 2012, we were in compliance with the debt covenants under the Amended Agri-Energy Loan Agreement.

The Amended Agri-Energy Loan Agreement provides that Agri-Energy will secure all of its obligations under the Amended Agri-Energy Loan Agreement and any other loan documents by granting to TriplePoint a security interest in and lien upon all or substantially all of its assets. Gevo, Inc. has guaranteed Agri-Energy’s obligations under the Amended Agri-Energy Loan Agreement. As additional security, concurrently with the execution of the Amended Agri-Energy Loan Agreement, (i) Gevo Development entered into a limited recourse continuing guaranty in favor of TriplePoint, (ii) Gevo Development entered into an amended and restated limited recourse membership interest pledge agreement in favor of TriplePoint, pursuant to which it pledged the membership interests of Agri-Energy as collateral to secure the obligations under its guaranty, and (iii) Gevo, Inc. entered into an amendment to its security agreement with TriplePoint, which secures its guarantee of Agri-Energy’s obligations (including up to $32.5 million in term loans) under the Amended Agri-Energy Loan Agreement.

Additionally, concurrent with the execution of the Amended Agri-Energy Loan Agreement, we entered into a warrant agreement with TriplePoint pursuant to which TriplePoint is entitled to purchase up to 188,442 shares of our common stock on the terms and subject to the conditions set forth in the warrant agreement, at a price per share of $7.96, subject to adjustment. The warrants may be exercised until October 20, 2018.

In the event that this offering of notes is consummated, the Amended Agri-Energy Loan Agreement (and, as applicable, the associated guaranty and security agreements with Gevo, Inc.) will be further amended to: (i) permit this offering of notes; (ii) eliminate Agri-Energy’s options to elect additional interest-only periods upon the achievement of the milestones described above; (iii) permit Agri-Energy to make dividends and distributions to Gevo, Inc. for the purpose of paying regularly scheduled interest payments on the notes; and (iv) add, as an additional event of default, the payment, repurchase or redemption of the notes or of amounts payable in connection therewith other than (a) the payment of regularly scheduled interest on the notes, (b) the conversion of all or any portion of the notes into common stock of Gevo, Inc., (c) the making of cash payments in lieu of issuing fractional shares in connection with any conversion described in clause (b) above, and (d) payments to the trustee of reasonable and customary compensation and expense reimbursement with respect to the notes.

Use of proceeds

We expect the net proceeds from this offering to be approximately $36.5 million (or $41.2 million if the underwriters exercise in full their option to purchase additional notes), after deducting underwriting discounts and commissions, as described in “Underwriting,” and estimated offering expenses payable by us. In addition, we estimate that the net proceeds from the concurrent common stock offering, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $57.6 million (or approximately $66.3 million if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares of common stock). However, this offering is not contingent upon the concurrent common stock offering and we cannot assure you that we will complete the concurrent common stock offering.

We currently intend to use all or a portion of the net proceeds of this offering and the concurrent common stock offering, if any, together with existing cash and cash equivalents, to complete the retrofit of the Agri-Energy Facility that we acquired in September 2010. A portion of the net proceeds of this offering and the concurrent common stock offering, if any, may be used for detailed design work in preparation for the retrofit of the Redfield Facility to isobutanol production pursuant to the joint venture agreement that we entered into in June 2011. We also intend to use a portion of the net proceeds of this offering to repay $5.0 million in outstanding long-term debt obligations under our loan agreements with TriplePoint, which bear interest at a rate equal to 13% and mature on August 31, 2014, and may also use a portion of the net proceeds of this offering and the concurrent common stock offering, if any, to fund working capital and other general corporate purposes, which may include paying down additional long-term debt obligations and expenses associated with litigation.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering and the concurrent common stock offering, if any. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering and the concurrent common stock offering, if any, as described above, we intend to invest the net proceeds in demand deposit accounts or short-term, investment-grade securities.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2012:

➢	on an actual basis;

➢

as adjusted to give effect to the issuance and sale of $40,000,000 aggregate principal amount of 7.5% convertible notes due 2022 in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the application of the net proceeds therefrom as described under the heading “Use of proceeds” and the repayment of $5.0 million in outstanding long-term debt obligations owed to TriplePoint Capital LLC; and

➢

as further adjusted to give effect to the receipt of estimated net proceeds of $57,599,000 from the concurrent common stock offering at a public offering price of $4.95 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under the heading “Use of proceeds.”

The following table should be read in conjunction with our consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement.

	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$73,622,000	$105,158,500	$162,757,500
Debt:
Secured debt, including current portion	$32,881,000	$27,881,000	$27,881,000
7.5% convertible senior notes due 2022	$—	$40,000,000	$40,000,000

Total debt	$32,881,000	$67,881,000	$67,881,000
Stockholders’ equity:
Preferred Stock, $0.01 par value per share; 5,000,000 shares authorized; no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	—	—	—
Common stock, $0.01 par value per share; 100,000,000 shares authorized; 26,758,924 shares issued and outstanding, actual and as adjusted; 39,289,598 shares issued and outstanding, as further adjusted	$267,000	$267,000	$392,000
Additional paid-in capital	$230,883,000	$230,883,000	$288,357,000
Deficit accumulated during development stage	$(153,942,000)	$(153,942,000)	$(153,942,000)

Total stockholders’ equity	$77,208,000	$77,208,000	$134,807,000

Total capitalization	$110,089,000	$145,089,000	$202,688,000

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 26,789,598 shares of common stock outstanding as of June 15, 2012 and excludes, as of that date:

➢	3,462,295 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $5.90 per share;

➢	1,229,998 shares of common stock issuable upon the exercise of outstanding common stock warrants at a weighted average price of $4.60 per share;

➢	1,089,706 shares of common stock available for future grant under the 2010 Plan;

➢	1,276,879 shares of common stock available for issuance pursuant to our ESPP; and

➢	shares of common stock reserved for issuance upon conversion of the notes.

Description of notes

We will issue the notes under an indenture to be dated as of July 5, 2012 between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture thereto, to be dated as of July 5, 2012, relating to the notes. We refer to the indenture as so supplemented as the “indenture.” The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used therein. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture will be available upon request to us and is on file with the Securities and Exchange Commission.

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we,” “us,” “our,” “Gevo” or “the Company” do not include any current or future subsidiary of Gevo, Inc., unless we specify otherwise.

GENERAL

The notes will:

➢	initially be limited to $40,000,000 principal amount (or a total of $45,000,000 principal amount with the underwriters’ exercise of their over-allotment option in full);

➢	bear interest at a rate of 7.5% per year, payable semi-annually in arrears, on January 1 and July 1 of each year, commencing on January 1, 2013;

➢

be our general unsecured senior obligations, ranking equally in right of payment with all of our future senior unsecured indebtedness, if any, and senior in right of payment to all of our future subordinated indebtedness, if any. The notes will be effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated in right of payment to all future indebtedness and other liabilities (including trade payables) of any current and future subsidiary of the Company;

➢

be convertible by you at any time prior to the close of business on the third business day immediately preceding the maturity date into shares of our common stock initially based on a conversion rate of 175.6697 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $5.69 per share. In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares as described under “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes.” If you elect to convert some or all of your notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “—Conversion Rights,” you will receive a coupon make-whole payment for the notes being converted. We may pay any coupon make-whole payments either in cash or in our common stock, at our election;

Description of notes

➢

be subject to repurchase by us, at your option, if a fundamental change (as defined under “—Repurchase at the Option of the Holder Upon a Fundamental Change”) occurs, at a repurchase price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the repurchase date;

➢

be subject to repurchase by us, at your option, on July 1, 2017 at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, as described under “—Repurchase of Notes by the Company at the Option of the Holder”;

➢

be subject to redemption by us, at our option, at any time after July 1, 2015 but prior to July 1, 2017 at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 150% of the applicable conversion price in effect on each such trading day, as described under “—Redemption of Notes at the Company’s Option—Provisional Redemption by the Company”;

➢

be subject to redemption by us, at our option, at any time on or after July 1, 2017 at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of Notes at the Company’s Option—Optional Redemption by the Company”; and

➢	be due on July 1, 2022, unless earlier converted, repurchased or redeemed.

Other than restrictions described under “—Repurchase at the Option of the Holder Upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Repurchase of Notes by the Company at the Option of the Holder,” “—Conversion Rights” or “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring indebtedness or issuing or repurchasing our securities.

No sinking fund is provided for the notes and the notes will not be subject to defeasance.

The notes initially will be issued in book-entry form only in minimum denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global notes held in DTC, see “—Form, Denomination and Registration” below.

If certificated notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency, which initially will be the office or agency of the trustee. However, we or the trustee may require the holder to pay a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of notes.

We may also from time to time repurchase the notes in open-market purchases or privately negotiated transactions without prior notice to holders.

Description of notes

RANKING

The notes will be our general unsecured senior obligations that rank equal in right of payment with our future senior unsecured indebtedness, if any, senior in right of payment to our future subordinated indebtedness, if any, and structurally subordinated to the existing and future indebtedness and other liabilities of any of our current and future subsidiaries, including trade payables.

The notes will effectively rank junior to our secured indebtedness to the extent of the assets securing such indebtedness. As of March 31, 2012, we had outstanding secured indebtedness of $35.5 million. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

PAYMENT AT MATURITY

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of notes, together with accrued and unpaid interest to, but not including, the maturity date, unless earlier converted, repurchased or redeemed. With respect to global notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated notes, principal and interest will be payable at our office or agency, which initially will be the office or agency of the trustee.

INTEREST

The notes will bear interest at a rate of 7.5% per year. Interest will accrue from July 5, 2012, which is the date of issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2013, to holders of record at the close of business on the preceding December 15 or June 15, respectively. However, there are two exceptions to the preceding sentence:

➢	we will not pay in cash accrued interest on any notes when they are converted, except as described under “—Conversion Rights”; and

➢	on the maturity date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount (which may or may not be the holder of record on the relevant record date).

We will pay or cause to be paid interest on:

➢	global notes to DTC in immediately available funds;

➢

any certificated notes having a principal amount of less than $1,000,000, by check mailed to the holders of those notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity”; and

➢

any certificated notes having a principal amount of $1,000,000 or more, by wire transfer in immediately available funds at the election of the holders of those notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest on the notes for a full interest period will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue thereon.

Description of notes

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default; Notice and Waiver.”

CONVERSION RIGHTS

Holders may, subject to prior maturity, redemption or repurchase, convert each of their notes at an initial conversion rate of 175.6697 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.69 per share of common stock) at any time prior to the close of business on the third business day immediately preceding the maturity date. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

Except as provided in the next paragraph, upon conversion, you will not receive any additional cash payment or shares of common stock for accrued and unpaid interest on the notes. Upon conversion, accrued and unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If you convert your notes after the close of business on a regular record date for an interest payment date but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest accrued and unpaid on your notes, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. At the time you surrender your notes for conversion, whether or not you were the holder of record on the relevant date, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the corresponding interest payment date; provided that no such payment need be made:

➢	for conversions after the close of business on January 1, 2013 and before the close of business on June 30, 2017;

➢	for conversions after the close of business on June 15, 2022, which is the regular record date for the maturity date;

➢	if we have specified a fundamental change repurchase date that is after a regular record date and prior to the corresponding interest payment date;

➢	if we have specified a redemption date that is after a regular record date and prior to the corresponding interest payment date; or

➢	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will deliver cash, as described under “—Conversion Procedures.”

Description of notes

If you have submitted any or all of your notes for repurchase, unless you have withdrawn such notes in a timely fashion, your conversion rights on the notes so subject to repurchase will expire at the close of business on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any or all of your notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you must comply with appropriate DTC procedures.

CONVERSION PROCEDURES

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all taxes or duties, if any.

If you hold a certificated note, to convert you must:

➢	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

➢	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

➢	if required, furnish appropriate endorsements and transfer documents;

➢	if required, pay all transfer or similar taxes; and

➢	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with all of these requirements is the “conversion date” under the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder has already delivered a repurchase notice as described under “—Repurchase at the Option of the Holder Upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement in shares of our common stock will occur on the third trading day following the conversion date (or, if earlier, on the maturity date). We will deliver to the holder for each $1,000 principal amount of the notes converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date plus cash in lieu of fractional shares, if applicable. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the trading day immediately preceding the conversion date.

COUPON MAKE-WHOLE PAYMENT UPON CONVERSION ON OR AFTER JANUARY 1, 2013 BUT PRIOR TO JULY 1, 2017

If you elect to convert some or all of your notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “—Conversion Rights” you will receive a coupon make-whole payment for the notes being converted.

Description of notes

This coupon make-whole payment will be equal to the sum of the present values of the lesser of:

➢	eight semi-annual interest payments; or

➢

the number of semi-annual interest payments that would have been payable on such converted notes from the last day through which interest was paid on the notes, or the issue date if no interest has been paid, to but excluding July 1, 2017.

The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%.

If the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the coupon make-whole payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted notes at the close of business on the corresponding record date.

We may pay any coupon make-whole payments either in cash or in our common stock, at our election. If we elect to pay a coupon make-whole payment in our common stock, then the stock will be valued at 90% of the simple average of the daily volume weighted average prices of our common stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date. The value of any shares issued in connection with a coupon make-whole payment may be less than the market price of our common stock on the date we issued the notes. The calculation of the simple average of the daily volume weighted average price is subject to appropriate adjustment as described under “—Conversion Rate Adjustments”.

CONVERSION RATE ADJUSTMENTS

The conversion rate will be adjusted as described below. Notwithstanding the below, we will not make any adjustment to the conversion rate if holders may participate in the transaction as a result of holding the notes, without having to convert their notes on a basis equivalent to a holder of a number of shares of our common stock equal to the principal amount of the notes held divided by the applicable conversion price. This exception will not apply to any adjustment described under “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes.” In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x OS1 OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

Description of notes

CR1 = the conversion rate in effect immediately after the open of business on such ex-date or immediately after the open of business on such effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date or immediately prior to the open of business on such effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective (x) immediately after the open of business on the ex-date for such dividend or distribution, or (y) the date on which such share split or share combination becomes effective. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors (or a committee thereof) determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan adopted by the Company) entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock at a price per share less than the current market price (as defined below) of our common stock, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x OS0+X OS0+Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the current market price.

Any adjustment made pursuant to this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. In the event that such rights, options or warrants described in this clause (2) are not so distributed, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the ex-date for such distribution had not occurred. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. For purposes of this clause (2), in determining the aggregate price payable for such shares of common stock, there shall be taken into

Description of notes

account any consideration received for such rights, options or warrants and the value of such consideration if other than cash to be determined by our board of directors (or a committee thereof).

(3) If we distribute shares of our capital stock, evidences of our indebtedness, or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

➢	any dividends or distributions referred to in clause (1) above or clause (5) below;

➢	any rights, options or warrants referred to in clause (2) above;

➢	except as otherwise described below, rights issued pursuant to a stockholder rights plan adopted by the Company, or the detachment of such rights under the terms of any such plan;

➢	any dividends or distributions paid referred to in clause (4) below;

➢

any dividends and distributions in connection with a reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in a change in the conversion consideration pursuant to the last paragraph in this “—Conversion Rate Adjustments” subsection; and

➢	any spin-off to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR1= CR0 x SP0 SP0-FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-date;

SP0 = the current market price; and

FMV = the fair market value (as determined by our board of directors (or a committee thereof)), on the ex-date for such distribution, of the shares of our capital stock, evidences of our indebtedness, or other assets or property of ours so distributed, expressed as an amount per share of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series of, or similar equity interest in, a subsidiary or other business unit of ours, which we refer to as a “spin-off,” that are, or when issued will be, quoted or listed on any securities exchange or other market, the conversion rate will instead be adjusted based on the following formula:

CR1= CR0 x FMV0+MP0 MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);

Description of notes

CR1 = the conversion rate in effect immediately after the close of business or the last trading day of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive trading-day period commencing on, and including, the ex-date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off; provided that in respect of any conversion during the valuation period, references within this clause (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x SP0 SP0-C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

SP0 = the current market price; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock subject to the tender offer rules, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day immediately succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x FMV+(SP1xOS1) OS0xSP1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the conversion rate in effect immediately after the expiration date;

Description of notes

FMV = the fair market value (as determined by our board of directors (or a committee thereof)), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;

OS0 = the number of shares of our common stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration time”);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase exchange in such tender offer or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day immediately following the expiration date.

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to the opening of business on the trading day immediately following the expiration date; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be adjusted to be the conversion rate which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of the formula in this clause (5) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (5).

If:

➢	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question, and

➢	the shares the holder will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise),

then promptly after such distribution or transaction has occurred, we will adjust the number of shares that we deliver to the holder as we determine is appropriate to reflect the relevant distribution or transaction. In addition, if a conversion rate adjustment becomes effective on any ex-date as described above, and a holder that has converted its notes would become the record holder of shares of our common stock as of the related conversion date as described under “—Conversion Procedures” above based on an adjusted conversion rate for such ex-date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-date will not be made for such converting holder. Instead, such holder will be deemed to be the record owner of shares of an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment or, if no holders of our common stock affirmatively make such election, the types and amounts of consideration actually received by such holders.

Description of notes

For purposes of clauses (2), (3) and (4) above, “current market price” means the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date of the distribution requiring such computation.

We do not currently have a stockholder rights plan. To the extent that we have a stockholder rights plan in effect upon conversion of the notes into our common stock, you will receive, in addition to our common stock, the rights under the stockholder rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of common stock, the right or warrants described therein with respect to such common stock (unless such rights or warrants have separated from the common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment of the conversion rate.

For purposes of clauses (3) and (4), except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, or the amount of the cash dividend or distribution applicable to one share of our common stock, distributed to all or substantially all stockholders:

➢

equals or exceeds the average of the last reported sale prices of our common stock over the relevant consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; or

➢	such average last reported sale price exceeds the fair market value of such assets, debt securities or rights, warrants or options or the amount of cash so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to the consideration that a holder is entitled to receive upon conversion, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that such holder would have received if such holder had held a number of shares of our common stock equal to the principal amount of the notes held divided by the conversion price in effect immediately prior to the ex-date for determining the stockholders entitled to receive the distribution; provided that if our board of directors determines “FMV” for purposes of any such adjustment by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing current market price.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock. In addition, the applicable conversion rate will not be adjusted:

➢

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

➢

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

➢

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

Description of notes

➢	for a change in the par value of our common stock; or

➢	for accrued and unpaid interest, if any.

As used in this section, “ex-date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question, and “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

We are permitted to the extent permitted by law and the rules of the NASDAQ Global Market or any other securities exchange on which our common stock is then listed to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors (or a committee thereof) determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried-forward adjustments on each conversion date for any notes.

In the event of:

➢	any reclassification of our common stock;

➢	any fundamental change described in clause (2) of the definition thereof;

➢	a share exchange, consolidation, or merger involving us; or

➢	a conveyance, transfer, sale, lease or other disposition to another person of all or substantially all of our assets,

in which holders of our common stock received cash, securities or other property (the “reference property”) in exchange for their shares of common stock, the notes will become convertible based on the type and amount of consideration that the holders of a number of shares of our common stock equal to the principal amount of the notes divided by the conversion price would have received in such reclassification, share exchange, consolidation, merger, conveyance, transfer, sale, lease or other disposition. For purposes of the foregoing, the type and amount of consideration that a holder of our common stock received in the case of reclassifications, share exchanges, consolidations, mergers, conveyances, transfers, sales, leases or other dispositions that cause our common stock to be exchanged for more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively made such an election.

Description of notes

ADJUSTMENT TO CONVERSION RATE UPON CONVERSION UPON MAKE-WHOLE FUNDAMENTAL CHANGES

If you elect to convert your notes in the event of a make-whole fundamental change prior to July 1, 2017, the conversion rate will be increased by an additional number of shares of our common stock (the “additional shares”) as described below.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to the first, second (disregarding the proviso in such bullet), third, fourth and fifth bullets under the definition of fundamental change as described under “—Repurchase at the Option of the Holder Upon a Fundamental Change” below pursuant to which 10% or more of the consideration for our common stock (other than cash payments for preferred shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on the trading day preceding the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”).

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate shall be increased based on the stock price and make-whole reference date for the make-whole fundamental change:

Make-Whole Reference Date	Stock Price
	$4.95	$5.50	$6.00	$7.00	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$18.00	$20.00
July 5, 2012	26.3505	26.3505	26.2426	18.9389	14.1113	10.7466	8.3001	6.4612	5.0435	3.9297	3.0430	2.3314	1.7576	0.9210	0.3793
July 1, 2013	26.3505	26.3505	23.1694	16.0302	11.5563	8.5935	6.5306	5.0302	3.8989	3.0216	2.3276	1.7715	1.3225	0.6641	0.2334
July 1, 2014	26.3505	24.9234	19.3539	12.0583	7.8906	5.4405	3.9337	2.9487	2.2594	1.7459	1.3443	1.0202	0.7536	0.3475	0.0680
July 1, 2015	26.3505	22.1860	15.8854	7.1088	1.7703	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 1, 2016	26.3505	19.0215	12.8142	5.2141	1.1997	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 1, 2017	26.3505	6.1485	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Description of notes

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case if the stock price is between two stock price amounts in the table or the effective date is between make-whole reference dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two make-whole reference dates, as applicable, based on a 365-day year. If the stock price is:

➢	greater than $20.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; or

➢	less than $4.95 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 202.0202 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Any conversion that entitles the converting holder to an increase in the conversion rate as described in this section shall be settled as described under “—Conversion Procedures” above.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of the reasonableness of economic remedies.

An increase in the conversion rate for notes as a result of a fundamental change may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States federal income tax considerations.”

REPURCHASE AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days after the date of our notice of the fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay the full interest amount payable on such interest payment date to the record holder as of such record date). Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

➢

if any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

Description of notes

➢

consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any conveyance, transfer, sale, lease or other disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction pursuant to which the holders of 50% or more of the total voting power of all classes of our common equity immediately prior to such transaction have the right to exercise 50% or more of the total voting power of all shares of common equity of the continuing or surviving corporation (or any parent thereof) entitled to vote generally in elections of directors of such corporation (or any parent thereof) immediately after such event shall not be a fundamental change;

➢	the following persons cease for any reason to constitute a majority of our board of directors:

➢	individuals who on the first issue date of the notes constituted our board of directors; and

➢

any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved;

➢	our stockholders approve any plan or proposal for our liquidation or dissolution; or

➢

our common stock (or other common stock into which the notes are then convertible) ceases to be listed on any of the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or the New York Stock Exchange or other national securities exchange.

A fundamental change as a result of the first and second bullets above will not be deemed to have occurred, however, if at least 90% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in the transaction or transactions constituting the fundamental change consists of shares of common stock listed on any of the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market or the New York Stock Exchange (or any of their respective successors) or that will be so listed immediately following such fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities on the basis set forth under the last paragraph under “—Conversion Rate Adjustments,” subject to the provisions set forth under “—Conversion Procedures” above.

On or before the 15th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

➢	the events causing a fundamental change;

➢	the date of the fundamental change;

➢	the last date on which a holder may exercise the repurchase right;

➢	the fundamental change repurchase price;

➢	the fundamental change repurchase date;

➢	the name and address of the paying agent and the conversion agent;

Description of notes

➢	that the notes are eligible to be converted, the applicable conversion rate and any adjustments to the applicable conversion rate;

➢

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture;

➢	that a holder must exercise its repurchase right by the close of business on the business day immediately preceding the fundamental change repurchase date;

➢	that a holder has the right to withdraw any notes tendered for repurchase prior to the close of business on the business day immediately preceding the fundamental change repurchase date; and

➢	the procedures that holders must follow to require us to repurchase their notes.

To exercise the repurchase right, you must deliver, by the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

➢

if certificated notes have been issued, the certificate numbers of your notes to be delivered for repurchase, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures;

➢	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

➢	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

➢	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures;

➢	the principal amount of the withdrawn notes; and

➢	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

➢

the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered or transferred to the paying agent); and

➢

all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

Description of notes

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the notes, or under the laws of Delaware, our state of incorporation. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk factors—Certain Risks Relating to the Notes and Our Common Stock—We may not have the ability to pay interest on the notes or to repurchase or redeem the notes” in this prospectus supplement. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture provides that we may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless:

➢

either (A) we are the surviving corporation or (B) the resulting, surviving or transferee person (if other than us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

➢	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

➢

we or the successor person have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if applicable) complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

In the event of any transaction described, and complying with the conditions listed, in the immediately preceding paragraph in which we are not the surviving corporation, the successor corporation formed or remaining shall be substituted for us and shall succeed to, and may exercise, every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture.

Description of notes

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above), permitting each holder to require us to repurchase the notes of such holder as described above.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

REPURCHASE OF NOTES BY THE COMPANY AT THE OPTION OF THE HOLDER

On July 1, 2017, a holder may require us to purchase all or a portion of the holder’s outstanding notes at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. However, if the purchase date falls after a record date for the payment of interest but on or prior to the immediately succeeding interest payment date, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On the purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the open of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Material United States federal income tax considerations.”

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

➢	the amount of the purchase price;

➢	that notes with respect to which the holder has delivered a purchase notice may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

➢	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

➢	the certificate numbers of the holder’s notes to be delivered for purchase, if they are in certificated form;

➢	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

➢	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

Description of notes

➢	the name of the holder;

➢	a statement that the holder is withdrawing its election to require us to purchase its notes;

➢	the certificate numbers of the notes being withdrawn, if they are in certificated form;

➢	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

➢	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase.

In connection with any purchase offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

➢	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

REDEMPTION OF NOTES AT THE COMPANY’S OPTION

Provisional Redemption by the Company

At any time and from time to time beginning July 1, 2015 but prior to July 1, 2017, we may redeem at our option, in whole or in part, any or all of the notes in cash at the redemption price, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 150% of the applicable conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Any notes redeemed by us will be paid for in cash.

Description of notes

The “last reported sale price” of our common stock on any date means:

➢

the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported by the NASDAQ Global Market; or

➢

if our common stock is not listed for trading on the NASDAQ Global Market, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded; or

➢

if our common stock is not listed for trading on a U.S. national or regional securities exchange, the closing price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) for our common stock on that date as reported by the OTC Bulletin Board; or

➢

if not so reported by the OTC Bulletin Board, the last quoted bid price for our common stock in the over-the-counter market on that date as reported by OTC Markets Group, Inc. or a similar organization; or

➢

if our common stock is not so quoted by OTC Markets Group, Inc. or a similar organization, the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

“Trading day” means a day during which:

➢

the NASDAQ Global Market is open for trading, or if our common stock is not listed for trading on the NASDAQ Global Market, the principal U.S. national or regional securities exchange on which our common stock is listed is open for trading, or if our common stock is not so quoted or listed, any business day; and

➢	there is no market disruption event.

If our common stock is listed for trading on the NASDAQ Global Market or listed on another U.S. national or regional securities exchange, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Optional Redemption by the Company

Except as set forth under “—Provisional Redemption by the Company” above, we cannot redeem the notes prior to July 1, 2017. We may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after July 1, 2017, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. The redemption date must be a business day.

Description of notes

PAYMENT AND SELECTION OF NOTES TO REDEEM

If we set a redemption date between a regular record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such a regular record date.

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

We will give written notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

➢	that you have a right to convert the notes called for redemption, and the conversion rate then in effect; and

➢	the date on which your right to convert the notes called for redemption will expire.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate in accordance with DTC procedures. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the opening of business 15 calendar days before any selection for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

We will not redeem any notes at our option if the principal amount of the notes has been accelerated and the acceleration has not been rescinded on or before the redemption date.

For a discussion of certain tax consequences to a holder upon a redemption of notes, see “Material United States federal income tax considerations.”

EVENTS OF DEFAULT; NOTICE AND WAIVER

Each of the following is an event of default with respect to the notes:

➢	default by us in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

Description of notes

➢	default by us in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon redemption, upon acceleration or otherwise;

➢	failure by us to satisfy our conversion obligation upon exercise of a holder’s conversion right and such failure continues for 5 days;

➢	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

➢	failure by us to comply with our notice obligations under “—Repurchase at the Option of the Holder Upon a Fundamental Change”;

➢

failure by us for 50 days after written notice from the trustee, at the direction of the holders, or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture relating to the notes;

➢

default under any agreements, indentures or instruments under which we or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, then has outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed having a principal amount in excess of $5,000,000 in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created, and such default results in such indebtedness being accelerated or otherwise becoming due and owing prior to its scheduled maturity or such default constitutes a failure to pay at least $5,000,000 of such indebtedness when due and payable (after the expiration of any applicable grace period) at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any such event of default shall be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration;

➢

one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against us or any of our significant subsidiaries and shall not be discharged, bonded, paid, stayed, waived, subject to a negotiated settlement or subject to insurance within 60 days after (A) the date on which the right to appeal thereof has expired if no such appeal has commenced or (B) the date on which all rights to appeal have been extinguished; or

➢	certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries.

The indenture provides that if an event of default occurs and is continuing, the trustee by notice to us, at the direction of the holders of the notes, or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us and the trustee may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, 100% of the principal of and accrued and unpaid interest, if any, on the notes automatically will become due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports,” will, for the 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 365th day thereafter (or such earlier date on which the event of default relating to the

Description of notes

reporting obligations shall have been cured or waived). On such 365th day (if such violation is not cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. If we do not elect to pay additional interest during the continuance of such an event of default, as applicable, in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest on the notes as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all record holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. If we fail to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in aggregate principal amount of the notes outstanding, by written notice to us and the trustee, may (i) waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, failure to deliver consideration due upon conversion, failure to repurchase any notes when required and failure to pay the redemption price on the date of redemption in connection with our exercising our redemption rights) and (ii) rescind and annul such declaration and its consequences if:

➢	rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

➢

such declaration is not the result of a failure to deliver consideration due upon conversion, a payment default arising from our failure to repurchase any notes when required or a payment default arising from our failure to pay the redemption price on the date of redemption in connection with our exercising our redemption rights.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including additional interest, if any, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

➢	such holder has previously given the trustee written notice that an event of default is continuing;

➢	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

➢	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

➢	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

➢

the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Description of notes

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for a remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture will provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is actually known to the trustee, the trustee must send to each holder notice of the default within 90 days after it occurs or, if later, promptly after the trustee obtains knowledge thereof. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also will be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

MODIFICATION AND AMENDMENT

Changes Requiring Majority Approval

Subject to certain exceptions described below under “—Changes Requiring Approval of Each Affected Holder,” the indenture (including the terms and conditions of the notes) may be amended with the written consent or affirmative vote of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), without prior notice to any other holder.

CHANGES REQUIRING APPROVAL OF EACH AFFECTED HOLDER

Without the consent of each holder of an outstanding note affected, we may not amend the indenture to:

➢	make any change in the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

➢	reduce any rate of interest or extend the time for payment of interest on the notes;

➢	reduce the principal amount of, or the repurchase price or redemption price with respect to, the notes, or change their final stated maturity;

➢	make payments on the notes payable in currency other than as originally stated in the notes;

➢	impair the holder’s right to institute suit for the enforcement of any payment on the notes;

➢	adversely affect the ranking of the notes as our senior unsecured indebtedness;

➢	waive a continuing default or event of default regarding any payment on the notes;

➢	adversely affect the repurchase provisions of the notes; or

Description of notes

➢	adversely affect the conversion provisions of the notes.

CHANGES REQUIRING NO APPROVAL

We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

➢	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

➢

to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture and to provide for conversion of the notes into reference property;

➢	to provide any security for or add guarantees with respect to the notes;

➢	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

➢	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

➢	to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

➢

to provide for the issuance of additional notes, to the extent that we deem such amendment necessary or advisable in connection with such issuance; provided that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

➢	to increase the conversion rate;

➢	to add events of default with respect to the notes;

➢	to add circumstances under which we will pay additional interest on the notes;

➢	to make any change that does not adversely affect the rights of any holder of outstanding notes; or

➢	to conform the provisions of the indenture to the “Description of notes” section in this prospectus supplement, which shall be evidenced by an Officer’s Certificate of the Company to that effect.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders of the notes a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of notes, the failure to give such notice to all the holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

NOTES NOT ENTITLED TO CONSENT

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Description of notes

DISCHARGE

We may satisfy and discharge our obligations under the indenture by delivering to the trustee all outstanding notes for cancellation or, when all outstanding notes have become due and payable, by depositing with the trustee or delivering to the holders, as applicable, cash and/or shares of common stock sufficient to pay all amounts due at maturity.

REPURCHASE AND CANCELLATION

We may, to the extent permitted by law, repurchase any notes in the open-market or by tender offer at any price or by private agreement. Neither we nor our affiliates may resell such securities unless such resale is registered under the Securities Act or such resale is pursuant to an exemption from the registration requirements of the Securities Act that results in such securities not being “restricted securities,” as such term is defined in Rule 144(a)(3) under the Securities Act. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

INFORMATION CONCERNING THE TRUSTEE

We have appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, bid solicitation agent, notes registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

NO STOCKHOLDER RIGHTS FOR HOLDERS OF NOTES

Holders of the notes, as such, will not have any rights as our stockholders (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

COMPLIANCE WITH NASDAQ STOCKHOLDER APPROVAL RULES

We will not take any voluntary action that would result in an adjustment pursuant to any of the provisions described in clauses (2) through (5) of “—Conversion Rate Adjustments,” “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes” and “—Redemption of Notes at the Company’s Option—Optional Redemption by the Company” without complying, if applicable, with the stockholder approval rules of the NASDAQ Global Stock Market (including NASDAQ Market Rule 5635, which requires stockholder approval of certain issuances of our common stock) or any similar rule of any other stock exchange on which our common stock is listed at the relevant time.

REPORTS

So long as any notes are outstanding, we will be required to deliver to the trustee, within 15 calendar days after we would have been required to file with the SEC (giving effect to any grace period provided

Description of notes

by Rule 12b-25 under the Exchange Act), copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Documents filed by us with the SEC via its EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are so filed. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act and will furnish to holders, beneficial owners and prospective purchasers of the notes or shares of common stock issuable upon conversion of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act; provided, however, that the trustee shall have no responsibility whatsoever to determine whether such filings or postings have been made.

GOVERNING LAW

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof.

CALCULATIONS IN RESPECT OF NOTES

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the conversion rate of the notes and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

FORM, DENOMINATION AND REGISTRATION

The notes will be issued:

➢	in fully registered form;

➢	without interest coupons; and

➢	in minimum denominations of $1,000 principal amount and whole multiples of $1,000.

GLOBAL NOTES, BOOK-ENTRY FORM

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Description of notes

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

➢	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

➢

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

➢	a limited purpose trust company organized under the laws of the State of New York;

➢	a “banking organization” within the meaning of the New York State Banking Law;

➢	a member of the Federal Reserve System;

➢	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

➢	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

➢	will not be entitled to have notes represented by the global note registered in their names;

➢	will not receive or be entitled to receive physical, certificated notes; and

➢

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Description of notes

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

➢	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 calendar days;

➢	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 calendar days;

➢	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

➢	certain other events provided in the indenture should occur.

Material United States federal income tax considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes and of the ownership and disposition of common stock received upon a conversion of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary does not address federal tax consequences other than income tax consequences or any state, local or foreign tax consequences. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. We have not sought, nor will we seek, any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

This discussion only applies to initial holders of notes who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each holder holds the notes and common stock received upon a conversion of the notes as a capital asset.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

➢	certain financial institutions;

➢	tax-exempt organizations;

➢	insurance companies;

➢	dealers in stock and securities or foreign currencies;

➢	traders in securities who elect the mark-to-market method of accounting for their securities;

➢	regulated investment companies;

➢	real estate investment trusts;

➢	persons holding notes or common stock as part of a hedge, straddle, conversion or other integrated or risk reduction transaction;

➢	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

Material United States federal income tax considerations

➢	persons subject to the alternative minimum tax; or

➢	certain former citizens or former long-term residents of the U.S.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

Prospective investors should consult their own independent tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and any applicable tax treaty.

U.S. HOLDERS

As used herein, “U.S. Holder” means a beneficial owner of a note or common stock who or that is for U.S. federal income tax purposes:

➢	an individual that is a citizen or resident of the U.S.;

➢	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

➢	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

➢

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions or (ii) if the trust was in existence on August 20, 1996, it has elected to continue to be treated as a U.S. person.

Interest

It is expected, and this discussion assumes, that the notes will be issued at an issue price equal to their principal amount and that accordingly the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

If contrary to our assumption, the notes are issued with original issue discount (“OID”) for U.S. federal income tax purposes, U.S. Holders will be subject to special rules. The notes will be deemed to be issued with OID if the stated principal amount of the notes exceeds the issue price of the notes by an amount equal to or greater than the product of 25 basis points and the number of years to complete maturity. A U.S. Holder generally will be required to include the OID in gross income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income using a “constant yield” method, in which case the U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. Holder’s adjusted tax basis in a note will be increased by any OID previously included in income with respect to that note. All holders are urged to consult their own tax advisors regarding the application of the OID rules to their particular circumstances.

Additional Amounts

In certain circumstances (see “Description of notes—Events of Default; Notice and Waiver” and “Description of notes—Redemption of Notes at the Company’s Option”), we may be obligated to pay

Material United States federal income tax considerations

amounts in excess of the stated interest and principal payable on the notes, which may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We believe there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and therefore intend to take the position that the notes should not be treated as contingent payment debt instruments. Assuming such position is respected, a U.S. Holder would be required to include the amount of any such payments in income as ordinary interest income at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments, U.S. Holders might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. Our determination that the notes are not contingent payment debt instruments is binding on each U.S. Holder unless such holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury regulations. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note (other than a conversion solely into common stock, as described in “—Conversion of the Notes” below), a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. The long-term capital gains rate for individuals is currently 15% for any proceeds received prior to January 1, 2013 (when rates are scheduled to increase to 20%). A U.S. Holder’s ability to deduct capital losses may be limited.

Conversion of the Notes

Upon conversion of a note, a U.S. Holder generally will not recognize any income, gain or loss upon the conversion of the note, including the receipt of any coupon make-whole payments, except with respect to any cash received in lieu of a fractional share of stock (which will be treated as if such fractional share had been received and then sold and the sale will be treated as described under “—Sale, Exchange, or Other Disposition of Common Stock” below) and with respect to any cash or common stock received attributable to accrued interest (which will be treated as described under “—Interest” above). A U.S. Holder’s tax basis in the stock received upon conversion generally will equal such holder’s tax basis in the note converted plus any income attributable to accrued interest, reduced by the portion of the tax basis that is allocable to any fractional share, and the U.S. Holder’s holding period for such common stock generally would include the period during which the U.S. Holder held the note.

Material United States federal income tax considerations

To the extent a U.S. Holder receives a cash payment in respect of the coupon make-whole provision, such U.S. Holder may be required to recognize additional taxable income as a result of the payment. The tax rules regarding the treatment of the coupon make-whole payment are unclear and it is unsettled whether these amounts will be taxed immediately and how a holder’s tax basis in their note will be impacted by the receipt of such a payment. Except to the extent attributable to accrued interest (as noted above), we do not intend to treat the balance of any cash portion of the make-whole payment as additional interest. As a result, we strongly encourage you to consult with your tax advisor concerning the potential tax treatment of such a payment.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances that increase a holder’s proportionate interest in our assets or earnings and profits, be deemed to have received constructive distributions where the conversion rate of such instrument is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based on the value of such holders’ increased interests in our equity resulting from such adjustments, even though they have not received any cash or property as a result of such adjustments, except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. An increase in the conversion rate for notes converted in connection with a make-whole fundamental change may also be treated as a taxable constructive distribution. In certain circumstances, the failure to make a conversion rate adjustment may result in a deemed distribution to the holders of the notes, if, as a result of such failure, the proportionate interest of the note holders in our assets or earnings is increased.

U.S. Holders should consult their own tax advisors concerning the potential for and tax consequences of receiving constructive distributions, including any potential consequences of such distributions for the tax basis and holding period of their common stock.

Distributions on Common Stock

Distributions, if any, other than certain pro rata distributions of common stock, paid or deemed paid on our common stock generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain eligibility requirements and limitations (including holding periods), (1) qualifying dividends paid to individual U.S. Holders before January 1, 2013 are taxed at the rates applicable to long-term capital gains (but after that date at the rates generally applicable to ordinary income) and (2) dividends paid to corporate U.S. Holders will qualify for the dividend-received deduction. Distributions on our common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the shares of common stock and, thereafter, as a capital gain from the sale or exchange of such stock.

Material United States federal income tax considerations

Sale, Exchange or Other Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the cash and the fair market value of any property received for the common stock (less accrued interest, which will be taxable as such) and (2) such U.S. Holder’s tax basis in the common stock. The holder’s tax basis and holding period in the common stock received upon conversion will be determined in the manner described above under “—Conversion of the Notes.” Any capital gain or loss recognized by a holder of common stock will be long-term capital gain or loss if the holding period attributable to such common stock is more than one year at the time of such sale or exchange. Long-term capital gain of an individual U.S. Holder is eligible for a reduced rate of tax. The long-term capital gains rate for individuals is currently 15% for any proceeds received prior to January 1, 2013 (when rates are scheduled to increase to 20%). The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be furnished to U.S. Holders and filed with the IRS in connection with payments on the notes, dividends on our common stock (including constructive distributions on the notes treated as dividends) and the proceeds from a sale or other disposition of the notes or our common stock, unless the U.S. Holder is an exempt recipient such as a corporation. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

New Legislation Regarding Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders who are individuals, estates or trusts may be subject to a 3.8% tax on all or a portion of their “net investment income.” For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) net investment income or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married filing jointly or $125,000 if married filing separately). Net investment income generally includes passive income, which may include all or a portion of the interest on notes and dividends on shares of our common stock and net gains from the disposition of notes and shares of our common stock. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of notes and shares of our common stock.

NON-U.S. HOLDERS

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note or common stock (other than a partnership) that is not a U.S. Holder as defined above.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

Material United States federal income tax considerations

Interest

Subject to the discussion of backup withholding below and the discussion of withholding on foreign accounts below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

➢

such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of the Code and applicable Treasury regulations;

➢	such holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

➢	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

➢	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S.; and

➢	we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a reduced treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale, Exchange or Other Disposition of the Notes or Shares of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax, unless:

➢	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S., subject to an applicable income tax treaty providing otherwise;

➢	such Non-U.S. Holder is an individual present in the U.S. for 183 days or more in the taxable year of disposition of the notes or common stock and certain other conditions are satisfied; or

➢

in the case of the common stock, we are or have been a U.S. real property holding corporation as defined below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

Material United States federal income tax considerations

A Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% tax on the gain derived from the disposition of the notes or common stock, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the U.S.

With respect to the third bullet point above, we believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly or indirectly, at all times during the applicable period, five percent or less of the common stock, provided that such common stock was regularly traded on an established securities market.

Conversion of the Notes

A Non-U.S. Holder’s conversion of a note solely for common stock will be treated in a manner similar to that described in “—U.S. Holders—Conversion of the Notes” except to the extent a holder receives cash or common stock attributable to accrued interest (which will be taxable as interest).

Dividends

Dividends (including deemed dividends on the notes described above under “—U.S. Holders—Constructive Distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of a deemed dividend, because such deemed dividends will not give rise to any cash from which any applicable withholding tax can be satisfied, a Non-U.S. Holder may be subject to withholding from subsequent cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced treaty rate).

Information Reporting and Backup Withholding

Information returns will be furnished to Non-U.S. Holders and filed with the IRS in connection with payments on the notes and the common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or common stock or on the proceeds from a sale or other

Material United States federal income tax considerations

disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Legislation Relating to Withholding on Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in this legislation) and certain other non-U.S. entities (including financial intermediaries). Under this legislation, failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of interest, dividends and sales proceeds of any property of a type which can produce U.S. source interest or dividends to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The IRS has issued proposed regulations under which debt instruments issued prior to January 1, 2013 will be exempt from these rules; if finalized in their current form, these regulations would therefore generally provide an exception to these rules for the notes (but not our common stock). Under certain transition rules, any obligation to withhold under the legislation with respect to payments of interest on the notes and payments of dividends on common stock will not begin until January 1, 2014, and with respect to the gross proceeds of a sale or other disposition of the notes or our common stock, will not begin until January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

We are offering $40,000,000 aggregate principal amount of our notes described in this prospectus supplement and the accompanying prospectus through the underwriters named below. UBS Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers of this offering and as the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Each of the underwriters has severally agreed to purchase notes in the principal amounts listed next to its name in the following table.

Underwriters	Principal Amount of Notes
UBS Securities LLC	$21,800,000
Piper Jaffray & Co.	$18,200,000

Total	$40,000,000

The underwriting agreement provides that the underwriters must buy all of the notes if they buy any of them. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

Our notes are offered subject to a number of conditions, including:

➢	receipt and acceptance of our notes by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, the underwriters or securities dealers may distribute prospectuses electronically.

Concurrently with this offering of notes, we are offering 12,500,000 shares of our common stock. The underwriters of this offering are also acting as the underwriters of the concurrent common stock offering. The closing of this notes offering and the closing of the concurrent common stock offering are not conditioned on each other.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an additional $5,000,000 aggregate principal amount of the notes. UBS Securities LLC may exercise this option on behalf of the several underwriters solely for the purpose of covering over-allotments, if any, made in connection with this offering. UBS Securities LLC has 30 days from the date of this prospectus supplement to exercise this option.

COMMISSIONS AND DISCOUNTS

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest from the original issue date of the notes, if any. Any notes sold by the underwriters to securities dealers may be sold at a discount of up to 3.6% of the principal amount of the notes. Sales of notes made outside the United States may be made by affiliates of the underwriters. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the notes at the prices and upon the terms stated therein.

Underwriting

The following table shows the per note and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	No exercise	Full exercise
Per Note	6%	6%
Total	2,400,000	2,700,000

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1,063,500. We have also agreed to reimburse the underwriters $150,000 for expenses incurred by them in connection with the concurrent common stock offering. In accordance with FINRA Rule 5110, this reimbursed amount is deemed underwriter compensation for this offering and the concurrent common stock offering.

NEW ISSUE OF NOTES

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Concurrently with this offering of notes, we are offering 12,500,000 shares of our common stock. The underwriters of this offering are also acting as the underwriters of the concurrent common stock offering, and we have granted the underwriters in the concurrent common stock offering an option to purchase up to an additional 1,875,000 shares of our common stock. The closing of this offering and the closing of the concurrent common stock offering are not conditioned on each other.

NO SALES OF SIMILAR SECURITIES

We, and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock, any debt securities of the Company or any other securities of the Company that are substantially similar to our common stock or the notes or securities convertible into or exchangeable or exercisable for our common stock, except in the circumstances described below. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement, which period is subject to extension in the circumstances described below. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the securities from these lock-up agreements. The restrictions set forth above are subject to customary exceptions and, in addition to such customary exceptions, shall not apply to:

➢	the public offering of up to 14,375,000 shares of our common stock pursuant to the underwriting agreement in connection with the concurrent common stock offering;

Underwriting

➢

our registration under the Securities Act or the issuance and sale by us of shares of our common stock in connection with any acquisitions or strategic investments as long as (i) the number of shares issued does not exceed 15% of the number of shares of our common stock outstanding immediately after this offering and (ii) each of the recipients of these shares executes a lock-up agreement for the remainder of the lock-up period;

➢

transfers by our executive officers and directors in connection with the receipt or vesting of securities issued by us pursuant to any equity incentive or other compensatory plans, including the withholding by us or the surrender of such securities and/or any sale or other disposition of such securities, solely in order to satisfy tax liabilities with respect to such issuance or vesting or any deemed disposition or deemed sale with respect to such securities; or

➢	transfers by our executive officers and directors pursuant to existing trading plans pursuant to Rule 10b5-1 under the Exchange Act.

In the event that either:

➢	during the last 15 calendar days plus three business days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

➢	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

the expiration of the 90-day restricted period will be extended until the expiration of the 15 calendar day plus three business day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless the underwriters waive such extension.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ STOCK MARKET LISTING

Our common stock is listed on the NASDAQ Global Market under the symbol “GEVO.”

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the market prices of the notes and our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These transactions may also

Underwriting

include making short sales of the notes, which involve the sale by the underwriters of a greater amount of our notes than they are required to purchase in this offering, and purchasing the notes on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing the notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which it may purchase notes through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchased in this offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

OTHER RELATIONSHIPS

The underwriters and certain of their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to the Company, for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

Notice to investors

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

➢	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

➢

by the underwriters or the manager to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive (as defined below), 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of UBS Securities LLC for any such offer; or

➢	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

This prospectus supplement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or its professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

Notice to investors

The securities are not being offered in Australia to “retail clients” as defined in Sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of Section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of Section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issuance of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

Our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than (1) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, (2) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in Sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this

Notice to investors

prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (2) to a relevant person as defined in Section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person, which is:

➢

by a corporation (which is not an accredited investor as defined in Section 4A of the SFA), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

➢	for a trust (where the trustee is not an accredited investor), whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

➢

to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

➢	where no consideration is given for the transfer; or

➢	where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (the “CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to investors

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “Relevant Persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

Legal matters

The validity of the securities being offered by this prospectus will be passed upon by our counsel, Paul Hastings LLP, San Diego, California. Covington & Burling LLP, New York, New York, is counsel for the underwriters in connection with this offering.

Experts

The financial statements as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, and for the period from June 9, 2005 (date of incorporation) to December 31, 2011, incorporated by reference in this prospectus and the effectiveness of Gevo, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports (which reports (i) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs referring to Gevo, Inc.’s status as a development stage enterprise and the change in the method of accounting for preferred stock warrants and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Information regarding liquidity

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the three months ended March 31, 2012, we incurred a consolidated net loss of $19.3 million and had an accumulated deficit of $153.9 million. We expect to incur future net losses as we continue to fund the development and commercialization of isobutanol and its product candidates. We have funded our activities since inception primarily through private placements of convertible preferred stock, the issuance of convertible and nonconvertible debt and proceeds raised through our initial public offering.

We anticipate that, through a combination of cash on hand and debt and equity financings, including this offering of notes and the concurrent common stock offering, we will require approximately $150 million to complete the retrofits to commercial isobutanol production of both the Agri-Energy and Redfield Facilities and to fund operations through December 31, 2013. As of March 31, 2012, we had a cash balance of $73.6 million. A portion of the net proceeds from this offering of notes and the concurrent common stock offering, or an alternative offering or financing event, are necessary to complete the retrofit of the Agri-Energy Facility to commercial isobutanol production and fund operations through December  31, 2012.

Where you can find additional information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Gevo, Inc. You may also access our reports and proxy statements free of charge at our website, http://www.gevo.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

Incorporation of certain documents by reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

➢	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 28, 2012;

➢	our Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 14, 2012;

➢	our Amendment No. 2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on April 10, 2012;

➢	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 filed with the SEC on May 2, 2012;

➢

our Current Reports on Form 8-K filed with the SEC on February 28, 2012, March 14, 2012, March 15, 2012, April 9, 2012, May 1, 2012, May 30, 2012, June 14, 2012, June 18, 2012, June 20, 2012 and June 28, 2012 (excluding any information furnished and not filed pursuant to any such Current Report); and

➢

the description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-168792), filed with the SEC on August 12, 2010, including any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits, which are specifically incorporated by reference into such documents. Requests should be directed to: Gevo, Inc., Attention: Investor Relations, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, telephone (303) 858-8358.

PROSPECTUS

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

From time to time, we may offer up to $150,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is traded on the NASDAQ Global Market under the symbol “GEVO”. On April 5, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $9.66. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2012.

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Conventions that apply to this prospectus

This prospectus contains estimates and other information concerning our target markets that are based on industry publications, surveys and forecasts, including those generated by SRI Consulting, a division of Access Intelligence, LLC, Chemical Market Associates, Inc., the US Energy Information Association (the “EIA”), the International Energy Agency (the “IEA”), the Renewable Fuels Association (the “RFA”), and Nexant, Inc. (“Nexant”). Certain target market sizes presented in this report have been calculated by us (as further described below) based on such information. This information involves a number of assumptions and limitations and you are cautioned not to give undue weight to this information. Please read the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements”. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These and other factors could cause actual results to differ materially from those expressed in these publications, surveys and forecasts.

With respect to calculation of product market volumes:

➢

product market volumes are provided solely to show the magnitude of the potential markets for isobutanol and the products derived from it. They are not intended to be projections of our actual isobutanol production or sales;

➢	product market volume calculations for fuels markets are based on data available for the year 2009 (the most current data available from the IEA);

➢	product market volume calculations for chemicals markets are based on data available for the year 2011 (the most current data available from Nexant); and

➢	volume data with respect to target market sizes is derived from data included in various industry publications, surveys and forecasts generated by the EIA, the IEA and Nexant.

We have converted these market sizes into volumes of isobutanol as follows:

➢	we calculated the size of the market for isobutanol as a gasoline blendstock and oxygenate by multiplying the world gasoline market volume by an estimated 12.5% by volume isobutanol blend ratio;

➢	we calculated the size of the specialty chemicals markets by substituting volumes of isobutanol equivalent to the volume of products currently used to serve these markets;

➢

we calculated the size of the petrochemicals and hydrocarbon fuels markets by calculating the amount of isobutanol that, if converted into the target products at theoretical yield, would be needed to fully serve these markets (in substitution for the volume of products currently used to serve these markets); and

➢	for consistency in measurement, where necessary we converted all market sizes into gallons.

Conversion into gallons for the fuels markets is based upon fuel densities identified by Air BP Ltd. and the American Petroleum Institute.

Gevo, Inc.

Gevo, Inc. is a renewable chemicals and next generation biofuels company. Our overall strategy is to commercialize biobased alternatives to petroleum-based products using a combination of synthetic biology and chemical technology. In order to implement this strategy, we are taking a building block approach. Initially, we intend to produce and sell isobutanol from renewable feedstocks. Isobutanol is a four carbon alcohol that can be sold directly for use as a specialty chemical in the production of solvents, paints, and coatings or as a value-added fuel blendstock. Isobutanol can also be converted into butenes using straightforward dehydration chemistry deployed in the refining and petrochemicals industries today. The convertibility of isobutanol into butenes is important because butenes are primary hydrocarbon building blocks used in the production of lubricants, rubber, plastics, fibers, other polymers and hydrocarbon fuels. We believe that the products derived from isobutanol have potential applications in approximately 40% of the global petrochemicals market, representing a potential market for isobutanol of approximately 70 billion gallons per year (“BGPY”), and substantially all of the global hydrocarbon fuels market, representing a potential market for isobutanol of approximately 900 BGPY. When combined with a potential specialty chemical market for isobutanol of approximately 1.1 BGPY, and a potential fuel blendstock market for isobutanol of approximately 40 BGPY, we believe that the potential global market for isobutanol is greater than 1,000 BGPY.

We believe that products derived from our isobutanol will be drop-in products, which means that our customers will be able to replace petroleum-based intermediate products with isobutanol-based intermediate products without modification to their equipment or production processes. The final products produced from our isobutanol-based intermediate products will be chemically and visually identical to those produced from petroleum-based intermediate products, except that they will contain carbon from renewable sources. Customer interest in our isobutanol is primarily driven by our cost-efficient production route and our isobutanol’s potential to serve as a cost-effective, environmentally sensitive alternative to the petroleum-based intermediate products that they currently use. We believe that at every step of the value chain, renewable products that are chemically identical to the incumbent petrochemical products will have lower market adoption hurdles because the infrastructure and applications for such products already exist. In addition, we believe that products made from biobased isobutanol will be subject to less cost volatility than the petroleum-based products in use today.

In order to produce and sell isobutanol made from renewable sources, we have developed the Gevo Integrated Fermentation Technology® (“GIFT®”), an integrated technology platform for the efficient production and separation of isobutanol. GIFT® consists of two components, proprietary biocatalysts which convert sugars derived from multiple renewable feedstocks into isobutanol through fermentation, and a proprietary separation unit which is designed to continuously separate isobutanol from water during the fermentation process. We developed our technology platform to be compatible with the existing approximately 23 BGPY of global operating ethanol production capacity, as estimated by the RFA. GIFT® is designed to allow relatively low capital expenditure retrofits of existing ethanol facilities, enabling a rapid and cost-efficient route to isobutanol production from the fermentation of renewable feedstocks. We believe that our cost-efficient production route will enable rapid deployment of our technology platform and allow our isobutanol and the products produced from it to be economically competitive with many of the petroleum-based products used in the chemicals and fuels markets today.

We expect that the combination of our efficient proprietary technology, our marketing focus on providing drop-in substitutes for incumbent petrochemical products and our relatively low capital investment retrofit approach will mitigate many of the historical issues associated with the commercialization of renewable chemicals and fuels.

Gevo, Inc.

We were incorporated in Delaware in June 2005 under the name Methanotech, Inc. and filed an amendment to our certificate of incorporation changing our name to Gevo, Inc. on March 29, 2006. Our principal executive offices are located at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, and our telephone number is (303) 858-8358. We maintain an Internet website at www.gevo.com. Information contained in or accessible through our website does not constitute part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” and “our” and “Gevo®” refer to Gevo, Inc., a Delaware corporation, and its wholly owned or indirect subsidiaries, and their predecessors.

Risk factors

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K incorporated herein by reference or filed by us after the date of this prospectus, that are incorporated by reference into this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to the achievement of advances in our technology platform, the success of our retrofit production model, the availability of suitable and cost-competitive feedstocks, our ability to gain market acceptance for our products, the expected cost-competitiveness and relative performance attributes of our isobutanol and the products derived from it, additional competition, the future price and volatility of petroleum and products derived from petroleum and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.

Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future results, performance or achievements are beyond our ability to control or predict. The following are important factors, among others, that could cause actual results, performance or achievements to differ materially from the results or achievements reflected in our forward-looking statements:

➢	our inability to successfully commercialize isobutanol and the products derived from it;

➢	our inability to produce commercial quantities of isobutanol in a timely and economic manner;

➢	unexpected delays, operational difficulties, cost-overruns or failures in the retrofit process;

➢	our failure to successfully identify and acquire access to additional facilities suitable for efficient retrofitting;

➢	our failure to market our isobutanol to potential customers;

➢	fluctuations in the market price of petroleum;

➢	fluctuations in the market price of corn and other feedstocks;

➢	our inability to obtain regulatory approval for the use of our isobutanol in our target markets;

➢	our failure to adequately protect our intellectual property, or the loss of some of our intellectual property rights through costly litigation or administrative proceedings;

➢	our failure to transition our preliminary commitments into definitive supply and distribution agreements or to negotiate sufficient long-term supply agreements for our production of isobutanol; and

➢	general economic conditions and inflation, interest rate movements and access to capital.

The forward-looking statements contained herein reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking

Cautionary statement regarding forward-looking statements

statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

The securities we may offer

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

➢	designation or classification;

➢	aggregate principal amount or aggregate offering price;

➢	maturity, if applicable;

➢	original issue discount, if any;

➢	rates and times of payment of interest or dividends, if any;

➢	redemption, conversion, exercise, exchange or sinking fund terms, if any;

➢	ranking;

➢	restrictive covenants, if any;

➢	voting or other rights, if any;

➢	conversion prices, if any; and

➢	important U.S. federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or update information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

The securities we may offer

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

➢	the names of those agents or underwriters;

➢	applicable fees, discounts and commissions to be paid to them;

➢	details regarding over-allotment options, if any; and

➢	the net proceeds to us.

Common Stock.    We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock.

If we sell any series of preferred stock under this prospectus, we will fix the designations, powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior secured, senior unsecured or subordinated debt or as senior secured, senior unsecured or subordinated convertible debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus

The securities we may offer

supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units.    We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

Ratio of earnings to fixed charges

The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for all periods (in thousands):

	Year Ended
	12/31/2011	12/31/2010	12/31/2009	12/31/2008	12/31/2007
Ratio of Earnings to Fixed Charges	—	—	—	—	—
Deficiency of Earnings Available to Cover Fixed Charges	$(48,511)	$(40,112)	$(19,885)	$(14,542)	$(7,226)

Use of proceeds

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby to acquire access to additional ethanol facilities through direct acquisition, tolling arrangements or joint ventures and to retrofit those facilities, as well as our existing facilities, to produce isobutanol. A portion of the net proceeds from this offering may also be used for general corporate purposes, including, among other things, working capital requirements and potential repayment of indebtedness that may be outstanding at the time of any offering under this prospectus. Pending these uses, we expect to invest the net proceeds in demand deposit accounts or short-term, investment-grade securities.

Description of capital stock

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors. As of April 5, 2012, there were 26,758,924 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “GEVO”.

PREFERRED STOCK

Our amended and restated certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, including the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. There are currently no shares of preferred stock outstanding.

ANTI-TAKEOVER PROVISIONS

The provisions of the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, and our amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of Gevo®, including an acquisition of Gevo® by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Description of capital stock

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

➢

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

➢

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

➢

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

➢	any merger or consolidation involving the corporation and the interested stockholder;

➢	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

➢	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

➢

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

➢	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Gevo® has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Gevo®.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual

Description of capital stock

meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and our amended and restated bylaws, only the board of directors, acting pursuant to a resolution adopted by a majority of the directors then in office, may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the notice for such special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

In order for our stockholders to bring nominations or business before an annual meeting properly, they must comply with certain notice requirements as provided by our amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the preceding year’s annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

AMENDMENT OF CHARTER PROVISIONS

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the classification of our board of directors, the amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent, the designated parties entitled to call a special meeting of the stockholders and the indemnification of officers and directors.

Our amended and restated bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (800) 937-5449. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Description of debt securities

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

GENERAL

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

➢	the title;

➢	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

➢	any limit on the amount that may be issued;

➢	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

➢	the maturity date;

➢

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

➢

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

Description of debt securities

➢	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

➢	the terms of the subordination of any series of subordinated debt;

➢	the place where payments will be payable;

➢	restrictions on transfer, sale or other assignment, if any;

➢	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

➢

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

➢

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

➢	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

➢	incur additional indebtedness;

➢	issue additional securities;

➢	create liens;

➢	pay dividends and make distributions in respect of our capital stock and/or the capital stock of our subsidiaries;

➢	redeem capital stock;

➢	make investments or other restricted payments;

➢	sell, transfer or otherwise dispose of assets;

➢	enter into sale-leaseback transactions;

➢	engage in transactions with stockholders and affiliates;

➢	issue or sell stock of our subsidiaries; or

➢	effect a consolidation or merger;

➢	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

➢	information describing any book-entry features;

➢	provisions for a sinking fund purchase or other analogous fund, if any;

➢	the applicability of the provisions in the indenture on discharge;

➢

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

➢	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

➢	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

➢

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations; and

Description of debt securities

➢	any other terms which shall not be inconsistent with the indentures.

The notes may be issued as original issue discount securities. An original issue discount security is a note, including any zero-coupon note, which:

➢	is issued at a price lower than the amount payable upon its stated maturity; and

➢	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

United States federal income tax consequences applicable to notes sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other consequences applicable to any notes which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Under the indentures, we will have the ability, in addition to the ability to issue notes with terms different from those of notes previously issued, without the consent of the holders, to reopen a previous issue of a series of notes and issue additional notes of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

CONVERSION OR EXCHANGE RIGHTS

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

EVENTS OF DEFAULT UNDER THE INDENTURES

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

➢	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

➢	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

Description of debt securities

➢

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

➢	if specified events of bankruptcy, insolvency or reorganization occur; and

➢	any other event of default described in the applicable prospectus supplement.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the applicable indenture, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

➢	the direction so given by the holders is not in conflict with any law or the applicable indenture; and

➢

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under an indenture or to appoint a receiver or trustee, or to seek other remedies only if:

➢	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

➢

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

➢

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

Description of debt securities

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or accrued interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

➢	to fix any ambiguity, defect or inconsistency in the indenture;

➢	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

➢	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

➢

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in such indenture;

➢

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

➢	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

➢	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

➢

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

➢	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

➢	extending the fixed maturity of the series of debt securities;

➢	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities;

➢

reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver of the applicable indenture or notes or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults;.

Description of debt securities

➢	changing any of our obligations to pay additional amounts;

➢	reducing the amount of principal of an original issue discount security or any other note payable upon acceleration of the maturity thereof;

➢	changing currency in which any note or any premium or interest is payable;

➢	impairing the right to enforce any payment on or with respect to any note;

➢	adversely changing the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such note, if applicable;

➢	in the case of the subordinated indenture, modifying the subordination provisions in a manner adverse to the holders of the subordinated notes;

➢	if the notes are secured, changing the terms and conditions pursuant to which the notes are secured in a manner adverse to the holders of the secured notes;

➢	reducing the requirements contained in the applicable indenture for quorum or voting;

➢	changing any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures; or

➢	modifying any of the above provisions set forth in this paragraph.

DISCHARGE

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

➢	register the transfer or exchange of debt securities of the series;

➢	replace stolen, lost or mutilated debt securities of the series;

➢	maintain paying agencies;

➢	hold monies for payment in trust;

➢	recover excess money held by the debenture trustee;

➢	compensate and indemnify the debenture trustee; and

➢	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

Description of debt securities

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

➢

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

➢	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement,

Description of debt securities

we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of, or any premium or interest on, any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

GOVERNING LAW

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

Description of warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

GENERAL

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

➢	the offering price and aggregate number of warrants offered;

➢	the currency for which the warrants may be purchased;

➢	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

➢	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

➢

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

➢

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

➢	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

➢	the terms of any rights to redeem or call the warrants;

➢	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

➢	the dates on which the right to exercise the warrants will commence and expire;

➢	the manner in which the warrant agreements and warrants may be modified;

➢	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

Description of warrants

➢	the terms of the securities issuable upon exercise of the warrants; and

➢	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

➢

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

➢

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the specified time on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

GOVERNING LAW

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise and receive the securities purchasable upon exercise of, its warrants.

Description of units

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

GENERAL

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

➢	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

➢	any provisions of the governing unit agreement that differ from those described below; and

➢	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

ISSUANCE IN SERIES

We may issue units in such amounts and in such numerous distinct series as we determine.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF UNITS

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in

Description of units

case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as a holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

Legal ownership of securities

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal ownership of securities

LEGAL HOLDERS

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

➢	how it handles securities payments and notices;

➢	whether it imposes fees or charges;

➢	how it would handle a request for the holders’ consent, if ever required;

➢	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

➢	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

➢	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

GLOBAL SECURITIES

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker,

Legal ownership of securities

bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

➢

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

➢

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

➢	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

➢

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

➢	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

➢

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

➢

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

➢

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of

Legal ownership of securities

whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

➢

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

➢	if we notify any applicable trustee that we wish to terminate that global security; or

➢	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Plan of distribution

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to such prevailing market prices; or

➢	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

➢	the name or names of the underwriters, if any;

➢	the purchase price of the securities and the proceeds we will receive from the sale;

➢	any over-allotment options under which underwriters may purchase additional securities from us;

➢	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

➢	any public offering price;

➢	any discounts or concessions allowed or reallowed or paid to dealers; and

➢	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to

Plan of distribution

delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Legal matters

The validity of the securities being offered by this prospectus will be passed upon by Paul Hastings LLP, San Diego, California.

Experts

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Gevo, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to Gevo, Inc.’s status as a development stage enterprise and the change in the method of accounting for preferred stock warrants and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Material changes

None.

Where you can find additional information

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Gevo, Inc. You may also access our reports and proxy statements free of charge at our Internet website, http://www.gevo.com.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We hereby incorporate by reference the following information or documents into this prospectus:

➢	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 28, 2012;

➢	our Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 14, 2012;

➢	our Amendment No. 2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on April 10, 2012;

➢	our Current Reports on Form 8-K filed with the SEC on February 28, 2012, March 14, 2012, March 15, 2012 and April 9, 2012; and

➢

the description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-168792), filed with the SEC on August 12, 2010, including any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Gevo, Inc., Attention: Investor Relations, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado, 80112, telephone (303) 858-8358.